Exhibit 10.1

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED.  ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES ACT OF 1934, AS AMENDED

LICENSE AND COLLABORATION AGREEMENT

by and between

Blueprint Medicines Corporation

and

CStone Pharmaceuticals

Dated as of June 1, 2018

-i-

5.9	Development of Co-Formulated Products	56
5.10	Responsibility for Development Costs	56
5.11	Clinical Trial Audit Rights	57
5.12	Development Records	58
5.13	Development Reports	58
5.14	Data Exchange and Use	58
5.15	Development of Companion Diagnostics	59
Article 6 REGULATORY		59
6.1	Regulatory Strategy; Combination Regimens Including BLU-554	59
6.2	CStone’s Responsibilities	60
6.3	Blueprint’s Responsibilities	62
6.4	Right of Reference	62
6.5	Adverse Events Reporting	63
6.6	Regulatory Audits	64
6.7	No Harmful Actions	64
6.8	Notice of Regulatory Action	65
6.9	Notice of Other Actions	65
Article 7 MANUFACTURING		65
7.1	Supply by Blueprint	65
7.2	Supply by CStone	66
7.3	Product Tracking in the Territory	68
Article 8		68
8.1	Medical Affairs Plans	68
8.2	Medical Affairs Reports	68
8.3	Coordination of Medical Affairs Activities	68
Article 9 COMMERCIALIZATION		68
9.1	Commercialization Diligence Obligations	68
9.2	Commercialization Plans	69
9.3	Commercialization Reports	69
9.4	Coordination of Commercialization Activities; Blueprint Support	69
9.5	Pricing; Reimbursement Approvals	70
9.6	Diversion	70
Article 10 PAYMENTS		70
10.1	Upfront Payment	70
10.2	Milestone Payments	70
10.3	Royalty Payments to Blueprint	75

-ii-

10.4	Payments to Third Parties	77
10.5	Other Amounts Payable	77
10.6	No Refunds	77
10.7	Accounting Standards	77
10.8	Currency; Exchange Rate	77
10.9	Blocked Payments	77
10.10	Late Payments	77
10.11	Financial Records and Audits	78
10.12	Taxes	78
10.13	VAT Credits	79
Article 11 CONFIDENTIALITY; PUBLICATION		79
11.1	Duty of Confidence	79
11.2	Confidential Information	80
11.3	Exemptions	80
11.4	Authorized Disclosures	81
11.5	[***]	82
11.6	Tax Treatment	82
11.7	Publications	82
11.8	Publication and Listing of Clinical Trials	83
11.9	Publicity; Use of Names	83
11.10	Attorney-Client Privilege	84
Article 12 REPRESENTATIONS, WARRANTIES, AND COVENANTS		85
12.1	Representations and Warranties of Each Party	85
12.2	Representations and Warranties of Blueprint	85
12.3	Representations and Warranties of CStone	86
12.4	Covenants of the Parties	88
12.5	Covenant of CStone	89
12.6	NO OTHER WARRANTIES	89
12.7	Time for Claims	89
Article 13 INDEMNIFICATION		90
13.1	By CStone	90
13.2	By Blueprint	90
13.3	Indemnification Procedure	90
13.4	Insurance	91
Article 14 INTELLECTUAL PROPERTY		91
14.1	Inventions	91

-iii-

14.2	CREATE Act	94
14.3	Patent Prosecution	94
14.4	Patent Enforcement	97
14.5	Infringement of Third Party Rights	99
14.6	Patents Licensed from Third Parties	100
14.7	Patent Listings	100
14.8	Patent Term Extensions	100
14.9	Product Trademarks	100
14.10	Patent Marking	101
Article 15 TERM AND TERMINATION		101
15.1	Term	101
15.2	Termination	102
15.3	Effect of Termination	104
15.4	Termination Press Releases	109
15.5	Survival	109
15.6	Termination Not Sole Remedy	109
Article 16 DISPUTE RESOLUTION		109
16.1	General	109
16.2	Negotiation; Escalation	110
16.3	Arbitration	110
Article 17 MISCELLANEOUS		111
17.1	Assignment	111
17.2	Limitation of Liability	112
17.3	Severability	112
17.4	Notices	112
17.5	Governing Law	113
17.6	Force Majeure	113
17.7	Entire Agreement; Amendments	113
17.8	Headings	114
17.9	Independent Contractors	114
17.10	Performance by Affiliates	114
17.11	Waiver	114
17.12	Waiver of Rule of Construction	114
17.13	Cumulative Remedies	114
17.14	Business Day Requirements	114
17.15	Further Actions	114

-iv-

17.16	Non-Solicitation of Employees	114
17.17	Construction	115
17.18	Language; Translations	115
17.19	Counterparts	115

Schedules

Schedule 1.52 – Blueprint Patent Rights

Schedule 11.9.1 – Press Release

Schedule 12.3.2 – CStone In-Licenses

-v-

LICENSE AND COLLABORATION AGREEMENT

This LICENSE AND COLLABORATION AGREEMENT (this “Agreement”) is made as of June 1, 2018 (the “Effective Date”) by and between Blueprint Medicines Corporation, a Delaware corporation (“Blueprint”), having a place of business at 45 Sidney Street, Cambridge MA 02139, USA, and CStone Pharmaceuticals, a corporation organized under the laws of the Cayman Islands (“CStone”), having a place of business at Vistra (Cayman) Limited, Floor 4, Willow House, Cricket Square, PO Box 2804, Grand Cayman KY1-1112, Cayman Islands.  Blueprint and CStone are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Blueprint is a biopharmaceutical company that is developing (a) a highly selective KIT and PDGFRα inhibitor known as avapritnib, or BLU-285, (b) a highly selective FGFR4 inhibitor known as BLU-554, and (c) a highly selective RET inhibitor known as BLU-667, each for the treatment of certain cancers or rare diseases;

WHEREAS, Blueprint Controls certain Know-How and Patent Rights relating to BLU-285, BLU-554, and BLU-667;

WHEREAS, CStone is a biopharmaceutical company engaged in the research, development, and commercialization of pharmaceutical and biologic products in the greater China region, including the development of an anti-PD-L1 monoclonal antibody known as CS1001 for the treatment of certain cancers;

WHEREAS, CStone Controls certain Know-How and Patent Rights relating to CS1001 and other CStone Products; and

WHEREAS, CStone wishes to obtain from Blueprint an exclusive license to develop, manufacture, and commercialize the BLU-285 Product, the BLU-554 Product, and the BLU-667 Product, in each case, in the Territory, as a monotherapy or potentially as part of a Combination Regimen with certain CStone Products, and Blueprint is willing to grant such a license to CStone, all in accordance with the terms and conditions set forth herein.

AGREEMENT

NOW,  THEREFORE, the Parties hereby agree as follows:

Article 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms will have the respective meanings set forth below, whether used in the singular or plural:

1.1        “Accounting Standards” means GAAP for both Parties, unless a Party elects to change its general accounting principles to IFRS (or any change thereafter between IFRS and GAAP) and provides notice to the other Party of such change in accordance with Section 10.7 (Accounting Standards).

1.2        “Acquired Party” has the meaning set forth in Section 2.6.3 (Acquisitions by Third Parties).

1.3        “Acquiring Party” has the meaning set forth in Section 2.6.4(a) (Options).

1.4        “Active Ingredient” means those clinically active materials that provide pharmacological activity in a pharmaceutical or biologic product (excluding [***]).

1.5        “Affiliate” means, with respect to a Person, any other Person that controls, is controlled by, or is under common control with such Person.  For the purpose of this definition only, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of any Person, whether by the ownership of more than 50% of the voting security of such Person, by contract or otherwise.

1.6        “Agreement” has the meaning set forth in the Preamble.

1.7        “Alliance Manager” has the meaning set forth in Section 3.1 (Alliance Managers).

1.8        “Amalgamated Product” means a Collaboration Product that (a) includes a Blueprint Product that is sold for a single price together with any (i) delivery device or component therefor, (ii) Companion Diagnostic, or (iii) pharmaceutical or biologic product (including any CStone Product, if applicable), process, service, or therapy, in each case, other than a pharmaceutical or biologic product containing a Blueprint Compound (the products, devices, processes, services, and therapies described in the foregoing clauses (i) – (iii), each, an “Other Component”); or (b) defined as a “combination product” by the FDA pursuant to 21 C.F.R. §3.2(e) or its foreign equivalent.  For clarity, a Blueprint/CStone Combination or a Blueprint Combination Product that is sold for a single price is an Amalgamated Product.

1.9        “Anti-Corruption Laws” has the meaning set forth in Section 12.4.2(a) (Covenants of the Parties).

1.10      “Applicable Law” means collectively all laws, rules, regulations, ordinances, decrees, judicial and administrative orders (and any license, franchise, permit, or similar right granted under any of the foregoing), and any policies and other requirements of any applicable Governmental Authority that govern or otherwise apply to a Party, including all Anti-Corruption Laws.

1.11      “Approved Labeling” means, with respect to a Collaboration Product: (a) the Regulatory Authority-approved full prescribing information for such Collaboration Product; and (b) the Regulatory Authority-approved labels and other written, printed, or graphic materials on any container, wrapper, or any package insert that is used with or for such Collaboration Product.

1.12      “Arbitration Notice” has the meaning set forth in Section 16.3.1 (Rules).

1.13      “Arbitrators” has the meaning set forth in Section 16.3.2 (Selection of Arbitrator).

1.14      “Assigned Collaboration Know-How” means any Collaboration Know-How that (a) [***] relates to a Blueprint Compound, a Blueprint Product, or a Blueprint Combination Product (including any composition of matter, method of use, or method of Manufacturing, in each case, that is [***]), or any Companion Diagnostic [***] for use with a Blueprint Product or a Blueprint Combination Product, and (b) is developed or invented during the Term by CStone’s or its Affiliates’, licensees’, Sublicensees’, or Subcontractors’ employees, agents, or independent contractors, or any Person contractually required to assign or license such Know-How (or Patent Rights Covering such Know-How) to CStone or any Affiliate of CStone, whether solely or jointly with others, in the course of performance of activities undertaken pursuant to this Agreement.  For clarity, Assigned Collaboration Know-How does not include any Blueprint/CStone Combination Know-How or any Know-How that does not [***] and excludes Know-How that relates in whole or in part to any composition of matter, method of use, or method of Manufacturing of any Blueprint/CStone Combination or CStone Product.

1.15      “Assigned Collaboration Patent Rights” means all Collaboration Patent Rights that Cover Assigned Collaboration Know-How.  For clarity, Assigned Collaboration Patent Rights do not include Patent Rights that Cover any Blueprint/CStone Combination or CStone Product.

1.16      “Assigned Collaboration Technology” means the Assigned Collaboration Know-How and the Assigned Collaboration Patent Rights.

1.17      “BLU-285” or “avapritnib” means (a) Blueprint’s proprietary KIT and PDGFRα inhibitor known as avapritnib or BLU-285, (b) its named back-up form [***] and any other backup form that Blueprint identifies and designates after the Effective Date as a back-up form for BLU-285 in accordance with Blueprint’s then-current business practices, and (c) any amorphous forms, crystalline forms, co-crystals, isomers, isotopic substitutions, pro-drug esters, metabolites, salts, hydrates, solvates, and polymorphs of any compound described in clause (a) or clause (b).

1.18      “BLU-285 Product” means any pharmaceutical or biologic product containing BLU-285 as an Active Ingredient, in any form, presentation, formulation, or dosage form.  For clarity, BLU-285 Product does not include any Blueprint/CStone Combination or any Blueprint Combination Product.

1.19      “BLU-554” means (a) Blueprint’s proprietary FGFR4 inhibitor known as BLU-554, (b) its named back-up form [***] and any other backup form that Blueprint identifies and designates after the Effective Date as a back-up form for BLU-554 in accordance with Blueprint’s then-current business practices, and (c) any amorphous forms, crystalline forms, co-crystals, isomers, isotopic substitutions, pro-drug esters, metabolites, salts, hydrates, solvates, and polymorphs of any compound described in clause (a) or clause (b).

1.20      “BLU-554 Combination Pivotal Trials” means the BLU-554/CStone Checkpoint Combination Pivotal Trial and the BLU-554/Other Checkpoint Combination Pivotal Trial.

1.21      “BLU-554 Combination POC Trials” means the BLU-554/CStone Checkpoint Combination POC Trial and the BLU-554/Other Checkpoint Combination POC Trial.

1.22      “BLU-554 Monotherapy Pivotal Trial” means Blueprint’s Pivotal Trial that is a Global Clinical Trial for BLU-554 as a monotherapy for the HCC Indication conducted under a Global Development Plan.

1.23      “BLU-554 Monotherapy POC Trial” means Blueprint’s on-going POC Trial that is a Global Clinical Trial for BLU-554 as a monotherapy for the HCC Indication conducted under a Global Development Plan.

1.24      “BLU-554 Product” means any pharmaceutical or biologic product containing BLU-554 as an Active Ingredient, in any form, presentation, formulation, or dosage form.  For clarity, BLU-554 Product does not include any Blueprint/CStone Combination or any Blueprint Combination Product.

1.25      “BLU-554 Scenario 1” has the meaning set forth in Section 5.4.2 (Pivotal Trials for the HCC Indication).

1.26      “BLU-554 Scenario 2” has the meaning set forth in Section 5.4.2 (Pivotal Trials for the HCC Indication).

1.27      “BLU-554 Scenario 3” has the meaning set forth in Section 5.4.2 (Pivotal Trials for the HCC Indication).

1.28      “BLU-554/Checkpoint Combination POC Share” means the greater of (a) the aggregate amount that Blueprint pays to CStone as reimbursement for [***] of the costs and expenses incurred by or on behalf of CStone in connection with the BLU-554/CStone Checkpoint Combination POC Trial in accordance with the terms of Section 5.10.1 (Development Costs for Combination Regimens Including BLU-554), or (b) if the BLU-554/CStone Checkpoint Combination POC Trial is not completed, then [***] of the BLU-554/CStone Checkpoint Combination POC Budget.

1.29      “BLU-554/CStone Checkpoint Combination” has the meaning set forth in Section 5.4.1 (POC Trials for the HCC Indication).

1.30      “BLU-554/CStone Checkpoint Combination Pivotal Trial” has the meaning set forth in Section 5.4.2 (Pivotal Trials for the HCC Indication).

1.31      “BLU-554/CStone Checkpoint Combination POC Budget” has the meaning set forth in Section 5.4.1 (POC Trials for the HCC Indications).

1.32      “BLU-554/CStone Checkpoint Combination POC Trial” has the meaning set forth in Section 5.4.1 (POC Trials for the HCC Indication).

1.33      “BLU-554/Other Checkpoint Combination” has the meaning set forth in Section 5.4.1 (POC Trials for the HCC Indication).

1.34      “BLU-554/Other Checkpoint Combination Pivotal Trial” has the meaning forth in Section 5.4.2 (Pivotal Trials for the HCC Indication).

1.35      “BLU-554/Other Checkpoint Combination POC Trial” has the meaning set forth in Section 5.4.1 (POC Trials for the HCC Indication).

1.36      “BLU-667” means (a) Blueprint’s proprietary RET inhibitor known as BLU-667, (b) its named back-up form [***] and any other backup form that Blueprint identifies and designates after the Effective Date as a back-up form for BLU-667 in accordance with Blueprint’s then-current business practices, and (c) any amorphous forms, crystalline forms, co-crystals, isomers, isotopic substitutions, pro-drug esters, metabolites, salts, hydrates, solvates, and polymorphs of any compound described in clause (a) or clause (b).

1.37      “BLU-667 Product” means any pharmaceutical or biologic product containing BLU-667 as an Active Ingredient, in any form, presentation, formulation, or dosage form.  For clarity, BLU-667 Product does not include any Blueprint/CStone Combination or any Blueprint Combination Product.

1.38      “Blueprint” has the meaning set forth in the Preamble.

1.39      “Blueprint Collaboration Know-How” means Collaboration Know-How, other than Blueprint/CStone Combination Know-How, developed or invented solely by Blueprint’s or its Affiliates’, licensees’, Sublicensees’, or Subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Collaboration Know-How to Blueprint or any Affiliate of Blueprint, in each case, in the performance of activities under this Agreement during the Term.

1.40      “Blueprint Collaboration Patent Rights” means all Collaboration Patent Rights that Cover Blueprint Collaboration Know-How.

1.41      “Blueprint Combination Product” means any Combination Regimen that includes a Blueprint Product together with any Third Party pharmaceutical or biologic product.

1.42      “Blueprint Compound” means BLU-285, BLU-554, or BLU-667.

1.43      “Blueprint/CStone Combination” means (a) the BLU-554/CStone Checkpoint Combination, and (b) any other Combination Regimen that includes a Blueprint Product together with any CStone Product.

1.44      “Blueprint/CStone Combination Know-How” means any Collaboration Know-How that (a) [***] relates to any Blueprint/CStone Combination (and not any CStone Product itself or any other Collaboration Product that is not a Blueprint/CStone Combination) including any method of use or method of Manufacturing, in each case, that is specific to a Blueprint/CStone Combination (including any method of use or method of Manufacturing that is [***]), or any Companion Diagnostic [***] for use with a Blueprint/CStone Combination, and (b) is developed or invented during the Term by a Party’s or its Affiliates’, licensees’, Sublicensees’, or Sublicensees’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Know-How to a Party or any Affiliate of a Party, either alone or jointly with the other Party’s or its Affiliates’, licensees’, Sublicensees’, Subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Know-How to the other Party or any Affiliate of the other Party, in each case, in the course of performance of activities undertaken pursuant to this Agreement.

1.45      “Blueprint/CStone Combination Patent Rights” means all Collaboration Patent Rights that Cover Blueprint/CStone Combination Know-How, including all Collaboration Patent Rights that Cover any method of use or method of Manufacturing of a Blueprint/CStone Combination or any Companion Diagnostic [***] for use with a Blueprint/CStone Combination.  For clarity, Blueprint/CStone Combination Patent Rights do not include any Patent Rights that Cover (a) a CStone Product itself or (b) any other Collaboration Product that is not a Blueprint/CStone Combination or a Companion Diagnostic that is for use with a CStone Product itself or any other Collaboration Product that is not a Blueprint/CStone Combination.

1.46      “Blueprint/CStone Combination Technology” means the Blueprint/CStone Combination Know-How and the Blueprint/CStone Combination Patent Rights.

1.47      “Blueprint Identified Rights” has the meaning set forth in Section 2.5.1 (Blueprint Identified Rights).

1.48      “Blueprint Indemnitee(s)” has the meaning set forth in Section 13.1 (By CStone).

1.49      “Blueprint In-Licensed Rights” has the meaning set forth in Section 2.5.3 (Third Party IP Agreements).

1.50      “Blueprint Know-How” means, subject to Section 2.5.5 (Right to Decline Blueprint Identified Rights), all Know-How (excluding Blueprint’s interest in the Blueprint/CStone Combination Know-How and other Joint Collaboration Know-How) that is (a) Controlled by Blueprint or any of its Affiliates as of the Effective Date or during the Term, and (b) necessary or useful to Exploit a Blueprint Compound or a Collaboration Product, including all Assigned Collaboration Know-How, Blueprint Manufacturing Know-How, and Blueprint Collaboration Know-How.

1.51      “Blueprint Manufacturing Know-How” means all Blueprint Know-How that is necessary or useful for the Manufacturing of each Blueprint Product, excluding any Blueprint Know-How related to the Manufacture of any Active Ingredient included in any Blueprint Product.

1.52      “Blueprint Patent Rights” means, subject to Section 2.5.5 (Right to Decline Blueprint Identified Rights), all Patent Rights (excluding Blueprint’s interest in the Joint Collaboration Patent Rights) that are (a) Controlled by Blueprint or any of its Affiliates as of the Effective Date or during the Term, and (b) necessary or useful (or, with respect to patent applications, would be necessary or useful if such patent applications were to issue as patents) to Exploit a Blueprint Compound or a Collaboration Product, including all Assigned Collaboration Patent Rights and Blueprint Collaboration Patent Rights. Schedule 1.52 (Blueprint Patent Rights) includes the Blueprint Patent Rights that are owned or exclusively licensed by Blueprint in the Territory and that exist as of the Effective Date.

1.53      “Blueprint Product” means any of the BLU-285 Product, the BLU-554 Product, or the BLU-667 Product.  Blueprint Product does not mean or include any Blueprint Combination Product, any Blueprint/CStone Combination, or any CStone Product that is a part of any Blueprint/CStone Combination.

1.54      “Blueprint Specifications” has the meaning set forth in Section 7.2.3 (Specifications).

1.55      “Blueprint Technology” means Blueprint Know-How, Blueprint Patent Rights, and Blueprint’s interest in the Joint Collaboration Technology.

1.56      “Breach Notification” has the meaning set forth in Section 15.2.2(a) (Notice and Cure Period).

1.57      “Business Day” means a day other than a Saturday, Sunday, or a day on which banking institutions in Cambridge, Massachusetts or Shanghai, China are required by Applicable Law to remain closed.

1.58      “Buyers” has the meaning set forth in Section 1.176 (Net Sales).

1.59      “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30, and December 31.

1.60      “Calendar Year” means each 12-month period commencing on January 1.

1.61      “cGMP” means all applicable current Good Manufacturing Practices, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the International Conference on Harmonization’s Q7 guidelines, and (d) the equivalent Applicable Law in any relevant country or region, each as may be amended and applicable from time to time.

1.62      “Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing at least 50% of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated which would result in shareholders or equity holders of such Party immediately prior to such transaction, owning at least 50% of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) there is a sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole, through one or more related transactions.

1.63      “Chief Scientific Officer” has the meaning set forth in Section 2.6.2 (Competitive Product Disputes).

1.64      “Clinical Supply Agreement” has the meaning set forth in Section 7.1.1 (Development Supply).

1.65      “Clinical Trial” means any clinical trial in humans that is conducted in accordance with GCP and is designed to generate data in support or maintenance of an IND or MAA, or other similar marketing application, including any Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, or any post-approval clinical trial in humans.

1.66      “CMO” means a contract manufacturing organization.

1.67      “CNDA” means the China National Drug Administration, and local counterparts thereto, and any successor agency or authority thereto having substantially the same function.

1.68      “Collaboration Know-How” means any Know-How developed or invented during the Term by a Party’s or its Affiliates’, licensees’, Sublicensees’, or Subcontractors’ employees, agents, or independent contractors, or any persons contractually required to assign or license such Know-How to a Party or any Affiliate of a Party, either alone or jointly with the other Party’s or its Affiliates’, licensees’, Sublicensees’, or Subcontractors’ employees, agents, or independent contractors, or any persons contractually required to assign or license such Know-How to the other Party or any Affiliate of the other Party, in each case, in the performance of activities under this Agreement, including Assigned Collaboration Know-How and Blueprint/CStone Combination Know-How.

1.69      “Collaboration Patent Rights” means any Patent Rights that (a) claim any Invention included in the Collaboration Know-How or (b) disclose any Collaboration Know-How.

1.70      “Collaboration Product” means a Blueprint Product, Blueprint Combination Product, or a Blueprint/CStone Combination.

1.71      “Collaboration Technology” means Collaboration Know-How and Collaboration Patent Rights.

1.72      “Combination Regimen” means any product or treatment regimen that comprises, or is a combination of (a) a BLU-285 Product, BLU-554 Product, or BLU-667 Product, and (b) any other product containing an Active Ingredient other than BLU-285, BLU-554, or BLU-667, where (a) and (b) are labeled for use together either simultaneously or in a separate or sequential administration, whether or not sold for a single price.  For clarity, any Amalgamated Product that satisfies the requirement set forth in both clauses (a) and (b) is a Combination Regimen.

1.73      “Commercial Supply Agreement” has the meaning set forth in Section 7.1.2 (Commercial Supply).

1.74      “Commercialization” means any and all activities directed to the marketing, promotion, distribution, pricing, reimbursement, offering for sale, and sale of a pharmaceutical or biologic product and interacting with Regulatory Authorities following receipt of Regulatory Approval in the applicable country or region for such pharmaceutical or biologic product regarding the foregoing, including seeking any required Reimbursement Approval, but excluding activities directed to Manufacturing, Development, or Medical Affairs. “Commercialize,” “Commercializing,” and “Commercialized” will be construed accordingly.

1.75      “Commercialization Plan” means, with respect to a Collaboration Product, the written high-level strategic and tactical plans for the Commercialization activities for such Collaboration Product to be conducted in the Territory that will be prepared and updated by CStone as provided in Section 9.2 (Commercialization Plans).

1.76      “Commercially Reasonable Efforts” means, with respect to the Exploitation of a Blueprint Compound or a Collaboration Product by a Party, those efforts and resources, including reasonably necessary personnel, equivalent to the efforts that a reasonable international biopharmaceutical company or a pharmaceutical company, in each case, that is of comparable size and resources to such Party would typically devote to a product of similar market potential, profit potential, and strategic value and at a comparable stage in development or product life to such Blueprint Compound or Collaboration Product, based on conditions then prevailing and taking into account all relevant factors, including issues of safety and efficacy, anticipated or actual product labeling, the competitiveness of alternative Third Party therapies in the marketplace, [***] the expected likelihood of Regulatory Approval, [***] and other relevant scientific, technical, regulatory, and commercial factors.  Commercially Reasonable Efforts requires, with respect to an obligation, that the Party: (a) promptly assign responsibility for such obligation to specific employees who are held accountable for progress and monitor such progress on an on-going basis, (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligation, and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.  Notwithstanding the foregoing, in a determination of an expenditure of Commercially Reasonable Efforts, a Party may not take into account [***].

1.77      “Companion Diagnostics” has the meaning set forth in Section 5.15 (Development of Companion Diagnostics).

1.78      “Competitive Activities” has the meaning set forth in Section 2.6.1 (Exclusivity Covenant).

1.79      “Competitive Product” means any pharmaceutical or biologic product, other than a Collaboration Product, that is a [***] inhibitor of (a) [***], (b) [***], or (c) [***], in each case ((a) through (c)), either as a monotherapy or combination therapy.  For purposes of this Agreement, a “[***] inhibitor” excludes [***]. Notwithstanding the foregoing, if this Agreement is terminated with respect to a Collaboration Product that contains (i) BLU-554, then a Competitive Product will not include a [***] inhibitor of [***]; (ii) BLU-285, then a Competitive Product will not include a [***] inhibitor of [***]; and (iii) BLU-667, then a Competitive Product will not include a [***] inhibitor of [***].

1.80      “Confidential Information” means, subject to Section 11.3 (Exemptions), (a) Know-How and any technical, scientific, trade, research, manufacturing, business, financial, marketing, product, supplier, intellectual property, and other non-public or proprietary data or information (including unpublished patent applications) that may be disclosed by one Party or its Affiliates to the other Party or its Affiliates pursuant to this Agreement (including information disclosed prior to the Effective Date pursuant to the Confidentiality Agreement), regardless of whether such information is specifically marked or designated as confidential and regardless of whether such information is in written, oral, electronic, or other form, and (b) the terms of this Agreement.

1.81      “Confidentiality Agreement” means the Confidentiality Agreement dated January 16, 2018 by and between the Parties.

1.82      “Continuing Know-How Transfer” has the meaning set forth in Section 4.3 (Continuing Know-How Transfer).

1.83      “Control” or “Controlled” means the possession by a Party (whether by ownership, license, or otherwise other than pursuant to this Agreement) of, (a) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein, or (b) with respect to Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other intellectual property rights, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Rights, Regulatory Approvals, Regulatory Submissions, intangible Know-How, or other intellectual property rights on the terms set forth herein, in each case ((a) and (b)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, licenses, or sublicense.  Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any Patent Right or Know-How that, prior to the consummation of a Change of Control of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party after the Effective Date as a result of such Change of Control unless (i) prior to the consummation of such Change of Control, such acquired Party or any of its Affiliates also Controlled such Patent Right or Know-How, or (ii) the Know-How or Patent Rights owned or in-licensed by the applicable Third Party were not used in the performance of activities under this Agreement prior to the consummation of such Change of Control, but after the consummation of such Change of Control, such acquired Party or any of its Affiliates determines to use or uses any such Patent Rights or Know-How in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases ((i) and (ii)), such Patent Rights or Know-How will be “Controlled” by such Party for purposes of this Agreement.

1.84      “Controlling Party” has the meaning set forth in Section 14.4.2(ii) (Enforcement Rights; CStone First Right).

1.85      “Cover” means, with respect to a particular subject matter at issue and a relevant Patent Right, that the manufacture, use, sale, offer for sale, or importation of such subject matter would fall within the scope of a claim in such Patent Right.

1.86      “CPI” means (a) with respect to Blueprint, the Consumer Price Index-Urban Wage Earners and Clerical Workers, U.S. City Average, All Items 1982-84=100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index), in the United States and (b) with respect to CStone, the consumer price index for Shanghai as published by The National Bureau of Statistics of China.

1.87      “CREATE Act” has the meaning set forth in Section 14.2 (CREATE Act).

1.88      “CRO” means a contract research organization.

1.89      “CS1001” means CStone’s proprietary anti-PD-L1 monoclonal antibody designated as CS1001, the sequence of which has been disclosed in writing by CStone to Blueprint in the electronic data room prior to the Effective Date.

1.90      “CStone” has the meaning set forth in the Preamble.

1.91      “CStone Checkpoint Antibody” means (a), CS1001 [***] with respect to which CStone or its Affiliates exclusively Controls Know-How or Patent Rights, (b) any monoclonal antibody that binds to, targets, or otherwise recognizes [***] PD-L1[***] with respect to which CStone or any of its Affiliates exclusively Controls any Know-How or Patent Rights, (c) any back-up form of either of the foregoing that CStone or any of its Affiliates identifies and designates after the Effective Date as a back-up form of either of the foregoing in accordance with CStone’s then-current business practices, and (d) any modification, variant, fragment, or derivative of any antibody described in clause (a), clause (b), or clause (c).

1.92      “CStone Checkpoint Product Agreement”  means  [***] any other agreement pursuant to which CStone or any of its Affiliates Control any Know-How related to or Patent Rights that Cover CS1001 or any product that contains CS1001.

1.93      “CStone General Collaboration Know-How” means Collaboration Know-How, other than Blueprint/CStone Combination Know-How, Assigned Collaboration Know-How, or CStone Product Collaboration Know-How, developed or invented solely by CStone’s or its Affiliates’, licensees’, Sublicensees’, or Subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Collaboration Know-How to CStone or any Affiliate of CStone, in each case, in the performance of activities under this Agreement during the Term.

1.94      “CStone General Collaboration Patent Rights” means all Collaboration Patent Rights that Cover CStone General Collaboration Know-How.

1.95      “CStone General Collaboration Technology” means CStone General Collaboration Know-How and CStone General Collaboration Patent Rights.

1.96      “CStone Identified Rights” has the meaning set forth in Section 2.5.2 (CStone Identified Rights).

1.97      “CStone Indemnitee(s)” has the meaning set forth in Section 13.2 (By Blueprint).

1.98      “CStone New Indication Share” has the meaning set forth in Section 5.8.3 (CStone New Indication Share).

1.99      “CStone Product” means any pharmaceutical or biologic product (a) that contains a CStone Checkpoint Antibody, or (b) with respect to which CStone or any of its Affiliates exclusively Controls any Know-How or Patent Rights and that the Executive Officers of each Party agree in writing to include in a Blueprint/CStone Combination under this Agreement pursuant to Section 5.5.2 (Executive Officer Decision Regarding Proposed Additional Blueprint/CStone Combinations) and, with respect to any Active Ingredient in any (i) pharmaceutical product described in the foregoing clause (b), amorphous forms, crystalline forms, co-crystals, isomers, isotopic substitutions, pro-drug esters, metabolites, salts, hydrates, solvates, and polymorphs of such Active Ingredient, and (ii) biologic product described in the foregoing clause (b), any modifications, variants, fragments, or derivatives of such Active Ingredient, in each case (a) and (b), in any form, presentation, formulation, or dosage form.

1.100    “CStone Product Collaboration Know-How” means any Collaboration Know-How, other than Blueprint/CStone Combination Know-How, that (a) [***] relates to any CStone Product or any Active Ingredient therein (including any composition of matter, method of use, or method of Manufacturing, in each case, that is [***]), or any Companion Diagnostic [***] for use with a CStone Product, and (b) is developed or invented solely by CStone’s or its Affiliates’, licensees’, Sublicensees’, or Subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such CStone Product Collaboration Know-How to CStone or any of its Affiliates, in each case, in the performance of activities under this Agreement during the Term.  For clarity, CStone Product Collaboration Know-How does not include any Assigned Collaboration Know-How, or any other Know-How that does not [***] and excludes Know-How that relates in whole or in part to any composition of matter, method of use, or method of Manufacturing of any other Collaboration Product (other than a CStone Product itself).

1.101    “CStone Product Collaboration Patent Rights” means all Collaboration Patent Rights that Cover CStone Product Collaboration Know-How.  For clarity, CStone Product Collaboration Patent Rights do not include Patent Rights that Cover any Blueprint/CStone Combination, Blueprint Product, or Blueprint Combination Product.

1.102    “CStone Product Collaboration Technology” means CStone Product Collaboration Know-How and CStone Product Collaboration Patent Rights.

1.103    “CStone Product Know-How” means all Know-How (excluding CStone General Collaboration Know-How and CStone’s interest in Joint Collaboration Know-How) that is (a) Controlled by CStone or any of its Affiliates as of the Effective Date or during the Term, and (b) necessary or useful for the Exploitation of a Blueprint Compound or a Collaboration Product, including CStone Product Collaboration Know-How.  CStone Product Know-How does not include any Assigned Collaboration Know-How.

1.104    “CStone Product Patent Rights” means all Patent Rights (excluding CStone General Collaboration Patent Rights and CStone’s interest in Joint Collaboration Patent Rights) that are (a) Controlled by CStone or any of its Affiliates as of the Effective Date or during the Term; and (b) necessary or useful (or, with respect to patent applications, would be necessary or useful if such patent applications were to issue as patents) for the Exploitation of a Blueprint Compound or a Collaboration Product, including all CStone Product Collaboration Patent Rights.  CStone Product Patent Rights do not include any Assigned Collaboration Patent Rights.

1.105    “CStone Product Technology” means CStone Product Know-How, CStone Product Patent Rights, and CStone’s interest in the Joint Collaboration Technology.

1.106    “CStone Specifications” has the meaning set forth in Section 7.2.3 (Specifications).

1.107    “CStone Technology” means CStone General Collaboration Technology and CStone Product Technology.

1.108    “Debarred/Excluded” means any Person becoming debarred or suspended under 21 U.S.C. §335(a) or (b), the subject of a conviction described in Section 306 of the FD&C Act, excluded, or having previously been excluded, from a federal or governmental health care program, debarred from federal contracting, convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud, the subject to OFAC sanctions or on the OFAC list of specially designated nationals, or the subject of any similar sanction of any Governmental Authority in the Territory.

1.109    “Deficient Site” has the meaning set forth in Section 5.11.2 (Deficient Sublicensees or Sites and Replacement).

1.110    “Development” means all internal and external research, development, and regulatory activities related to pharmaceutical or biologic products, including (a) research, non-clinical testing, toxicology, testing and studies, non-clinical and preclinical activities, and Clinical Trials, and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Approval of a pharmaceutical or biologic product, but excluding activities directed to Manufacturing, Medical Affairs, or Commercialization.  Development will include development and regulatory activities for additional forms, formulations, or indications for a pharmaceutical or biologic product after receipt of Regulatory Approval of such product (including label expansion), including Clinical Trials initiated following receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved formulation or Indication (such as post-marketing studies, observational studies, implementation and management of registries and analysis thereof, in each case, if required by any Regulatory Authority in any region in the Territory to support or maintain Regulatory Approval for a pharmaceutical or biologic product in such region). “Develop,” “Developing,” and “Developed” will be construed accordingly.

1.111    “Development Milestone Events” has the meaning set forth in Section 10.2.1 (Development Milestone Events and Payments).

1.112    “Development Milestone Payments” has the meaning set forth in Section 10.2.1 (Development Milestone Events and Payments).

1.113    “Disclosing Party” has the meaning set forth in Section 11.1.1 (Duty of Confidence).

1.114    “Dispute” has the meaning set forth in Section 16.1 (General).

1.115    “Dollar” means the U.S. dollar, and “$” will be interpreted accordingly.

1.116    “Effective Date” has the meaning set forth in the Preamble.

1.117    “Examined Party” has the meaning set forth in Section 10.11 (Financial Records and Audits).

1.118    “Executive Officers” has the meaning set forth in Section 3.6.3 (Decisions of the JSC).

1.119    “Exploit” means to make, have made, use, offer to sell, sell, Develop, Manufacture, perform Medical Affairs activities, Commercialize, or otherwise exploit. “Exploitation” will be construed accordingly.

1.120    “Ex-Territory Infringement” has the meaning set forth in Section 14.4.1 (Patent Enforcement; Notice).

1.121    “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.122    “FDA” means the United States Food and Drug Administration or any successor entity thereto having essentially the same function.

1.123    “FGFR4” means the fibroblast growth factor receptor target commonly known as FGFR4, including any isoforms of the foregoing.

1.124    “Field” means the treatment, cure, prevention, control, palliation, monitoring, prediction, or diagnosis of any diseases or conditions in humans.

1.125    “First Commercial Sale” means, with respect to any Collaboration Product [***] in any country or region, the first sale of such Collaboration Product [***] to a Third Party for distribution, use, or consumption in such country or region after receipt of Regulatory Approvals for such Collaboration Product in such country or region.  First Commercial Sale excludes [***].

1.126    “FTE” means the equivalent of the work of one duly qualified employee of a Party full time for one year (consisting of a total of [***] hours per year) carrying out Development, Manufacturing, Medical Affairs activities, or other scientific or technical work under this Agreement.  Overtime and work on weekends, holidays, and the like, in each case, will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution.  The portion of an FTE billable by a Party for one individual during a given accounting period will be determined by dividing the number of hours worked directly by such individual on the work to be conducted under this Agreement during such accounting period and the number of FTE hours applicable for such accounting period based on [***] working hours per Calendar Year.

1.127    “FTE Rate” means the amount for an FTE per Calendar Year, which for the Calendar Year ending on December 31, 2018 will be (a) with respect to Blueprint, [***] per FTE; and (b) with respect to CStone, [***] per FTE, in each case, pro-rated for the period beginning on the Effective Date and ending on December 31, 2018. Beginning on January 1, 2019 and on January 1 of each subsequent Calendar Year during the Term, each FTE Rate is subject to annual adjustment by the percentage increase or decrease in the applicable CPI comparing the levels of the applicable CPI as of December 31 [***].

1.128    “Fully Burdened Manufacturing Cost” means, with respect to any Blueprint Compound, Blueprint Combination Product, or any CStone Product (or component thereof), in each case, supplied by or on behalf of the applicable Party to the other Party or its Affiliates hereunder:

(a)         if and to the extent such Blueprint Product, Blueprint Combination Product, or CStone Product (or any precursor or intermediate thereof), as applicable, is Manufactured by a Third Party manufacturer, (i) the actual Third Party costs of such Manufacturing incurred by the supplying Party, including the costs of [***] internal costs (at the applicable FTE Rate) incurred by such supplying Party in connection with and attributable to such Manufacturing, including for process development, project management, Manufacturing oversight (including at the applicable FTE Rate for any [***]), and quality control and assurance; or

(b)        if and to the extent such Blueprint Product, Blueprint Combination Product, or CStone Product (or any precursor or intermediate thereof), as applicable, is Manufactured by a

Party or its Affiliate, the actual, fully burdened costs [***], including the cost of [***].  Such fully burdened costs will be calculated in accordance with applicable Accounting Standards, consistently applied.  Notwithstanding the foregoing, Fully Burdened Manufacturing Cost will be computed on a theoretical full-capacity basis, and [***]. In addition, Fully Burdened Manufacturing Cost will not include any (i) margin or mark-up (including any margin or mark-up for [***]), (ii) manufacturing variances [***], or (iii) intellectual property acquisition or licensing costs [***] paid by a supplying Party with respect to the Manufacture of a Blueprint Product, Blueprint Combination Product, or CStone Product (as applicable).

1.129    “GAAP” means United States generally accepted accounting principles, consistently applied.

1.130    “GCP” means all applicable good clinical practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) (the “ICH Guidelines”) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards), and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Law in the region in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.131    [***] means, with respect to a [***] in a region in the Territory, the [***] in which the [***] in such region occurred [***] in such region to [***] such [***] as a pharmaceutical product for [***] for such Collaboration Product in such region.

1.132    [***] means, with respect to [***] in a particular region in the Territory, a [***] that (a) [***] in such region in the Territory and that [***] in such region [***] in such region, and (b) [***] in such region [***] as a Sublicensee, Subcontractor, or Third Party Distributor of CStone or any of its Affiliates, Sublicensees, or Subcontractors with respect to such Collaboration Product.

1.133    “GIST” means gastrointestinal stromal tumors.

1.134    “Global Brand Elements” has the meaning set forth in Section 14.9.1 (Global Brand Elements).

1.135    “Global Brand Strategy” has the meaning set forth in Section 9.2 (Commercialization Plan).

1.136    “Global Clinical Trial” means a Clinical Trial for a Collaboration Product the data from which, at the time of commencement, is intended to be used to obtain Regulatory Approval both inside the Territory and in any of the following: [***].

1.137    “Global Development Plan” has the meaning set forth in Section 5.3 (Global Development Plan).

1.138    “GLP” means all applicable good laboratory practice standards, including, as applicable, as set forth in the then-current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration, as defined in 21 C.F.R. Part 58, and the equivalent Applicable Law in the region in the Territory, each as may be amended and applicable from time to time.

1.139    “Governmental Authority” means any federal, national, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency, regulatory body, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division of any of the foregoing, or any governmental arbitrator or arbitral body).  Governmental Authorities include all Regulatory Authorities.

1.140    “HCC” means hepatocellular carcinoma.

1.141    [***] has the meaning set forth in Section Error! Reference source not found. [***].

1.142    “ICC” has the meaning set forth in Section 16.3.1 (Rules).

1.143    “ICH Guidelines” has the meaning set forth in Section 1.130 (GCP).

1.144    “IDL” has the meaning set forth in Section 1.170 (Marketing Authorization Application or MAA).

1.145    “IFRS” means International Financial Reporting Standards, consistently applied.

1.146    “IND” means an Investigational New Drug application required pursuant to 21 C.F.R. Part 312 or any comparable filings outside of the U.S. required to commence human clinical trials in such country or region (such as an application for a Clinical Trial Authorization in the Territory), and all supplements or amendments that may be filed with respect to the foregoing.

1.147    “Indemnified Party” has the meaning set forth in Section 13.3 (Indemnification Procedure).

1.148    “Indemnifying Party” has the meaning set forth in Section 13.3 (Indemnification Procedure).

1.149    “Indication” means a [***] that a Collaboration Product is [***] in the indication section of the Approved Labeling for such Collaboration Product, or that is the subject of a Clinical Trial and where it is [***].

1.150    “Initial Know-How Transfer” has the meaning set forth in Section 4.1 (Initial Know-How Transfer).

1.151    “Invention” means any process, method, composition of matter, article of manufacture, discovery, or finding that is conceived or reduced to practice (whether or not patentable).

1.152    “Joint Collaboration Know-How” means (a) Blueprint/CStone Combination Know-How, and (b) other Collaboration Know-How developed or invented jointly by a Party’s or its Affiliates’, licensees’, Sublicensees’, or Subcontractors’ employees, agents, or independent contractors, or any persons contractually required to assign or license such Collaboration Know-How to such Party or any Affiliate of such Party, on the one hand, and the other Party’s or its Affiliates’, licensees’, Sublicensees’, or Subcontractors’ employees, agents, or independent contractors, or any Persons contractually required to assign or license such Collaboration Know-How to such Party or any Affiliate of such Party, on the other hand, in the performance of activities under this Agreement during the Term, but excluding any Assigned Collaboration Know-How.

1.153    “Joint Collaboration Patent Rights” means all Collaboration Patent Rights that Cover Joint Collaboration Know-How, including Blueprint/CStone Combination Patent Rights.

1.154    “Joint Collaboration Technology” means the Joint Collaboration Know-How and the Joint Collaboration Patent Rights.

1.155    “JPT” has the meaning set forth in Section 3.3 (Joint Project Teams).

1.156    “JPT Chairperson” has the meaning set forth in Section 3.3.1 (Formation; Composition; Meetings).

1.157    “JSC” has the meaning set forth in Section 3.2.1 (Formation).

1.158    “JSC Chairperson” has the meaning set forth in Section 3.2.1 (Formation).

1.159    “KIT” means the stem cell growth factor receptor tyrosine kinase protein targets commonly known as KIT, including any isoforms of the foregoing.

1.160    “Know-How” means any proprietary information and materials, including records, discoveries, improvements, modifications, processes, techniques, methods, assays, chemical or biological materials, designs, protocols, formulas, data (including physical data, chemical data, toxicology data, animal data, raw data, clinical data, and analytical and quality control data), dosage regimens, control assays, product specifications, marketing, pricing and distribution costs, Inventions, algorithms, technology, forecasts, profiles, strategies, plans, results in any form whatsoever, know-how and trade secrets (in each case, patentable, copyrightable or otherwise).

1.161    “Knowledge” means the [***], of (a) with respect to Blueprint, [***], and (b) with respect to CStone, [***].

1.162    [***] has the meaning set forth in Section Error! Reference source not found. [***].

1.163    [***] has the meaning set forth in Section Error! Reference source not found. [***].

1.164    “Local Manufacturing Approval” has the meaning set forth in 6.2.1 (Obtaining and Maintaining Regulatory Approvals).

1.165    [***] means a condition where, with respect to [***] in a particular region in the Territory: (a) [***] in such region by a Third Party; and (b) [***] in that region [***] are [***] in such region during the [***]; provided,  however, if [***] in a region during any [***] in such region [***], then the condition of [***] in such region [***].

1.166    “Losses” means damages, debts, obligations, and other liabilities, losses, claims, taxes, interest obligations, deficiencies, judgments, assessments, fines, fees, penalties, or expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors, consultants, and other experts, and other expenses of litigation).

1.167    “Manufacture” means activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, shipping, storage, or freight of any pharmaceutical or biologic product (or any components or process steps involving any product or any companion diagnostic), placebo, or comparator agent, as the case may be, including quality assurance and stability testing, characterization testing, quality control release testing of drug substance and drug product, quality assurance batch record review and release of product, process development, qualification, and validation, scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, and product characterization, but excluding activities directed to Development, Commercialization, or Medical Affairs. “Manufacturing” and “Manufactured” will be construed accordingly.

1.168    “Manufacturing Technology Transfer” means the transfer of the Blueprint Manufacturing Know-How related to a Blueprint Product in accordance with the Manufacturing Technology Transfer Plan for such Blueprint Product, which includes the provision of any technical assistance to enable the Manufacture of such Blueprint Product (but not the Manufacture of the Active Ingredient included in such Blueprint Product [***].

1.169    “Manufacturing Technology Transfer Plan” means the plan for the transfer to CStone and its designees of Blueprint Manufacturing Know-How for a particular Blueprint Product, which plan, among other things, will set forth the JSC-approved scope of Manufacturing activities that will be transferred to CStone or its designees, the scope of the Blueprint Manufacturing Know-How that will be necessary or useful for the conduct of such activities, and the work plan and timeline for such transfer.

1.170    “Marketing Authorization Application” or “MAA” means any new drug application, biologics license application, or other marketing authorization application, in each case, filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required to commercially market or sell a pharmaceutical or biologic product in such country or jurisdiction (and any amendments thereto).  In the context of imported drugs, MAA is also known as the Import Drug License (“IDL”) application.

1.171    “Medical Affairs” means activities conducted by a Party’s medical affairs departments (or, if a Party does not have a medical affairs department, the equivalent function thereof), including communications with key opinion leaders, medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), activities performed in connection with patient registries, and other medical programs and communications, including educational grants, research grants (including conducting investigator-initiated studies), and charitable donations to the extent related to medical affairs and not to other activities that do not involve the promotion, marketing, sale, or other Commercialization of the Collaboration Products and are not conducted by a Party’s medical affairs (or equivalent) departments.

1.172    “Medical Affairs Plan” means, with respect to a Collaboration Product, [***] for the Medical Affairs activities for such Collaboration Product to be conducted in the Territory that will be prepared and updated by CStone as provided in Section 8.1 (Medical Affairs Plans).

1.173    “Milestone Events” has the meaning set forth in Section 10.2.3(a) (Notification of Milestone Events).

1.174    “Milestone Payments” has the meaning set forth in Section 10.2.3(a) (Notification of Milestone Events).

1.175    “MTC” means medullary thyroid carcinoma.

1.176    “Net Sales” means with respect to a Collaboration Product, the gross amount [***] CStone and its Affiliates and Sublicensees (each of the foregoing, a “Seller”) to independent, unrelated persons (including Third Party Distributors) (“Buyers”) in bona fide arm’s length transactions with respect to such Collaboration Product, less the following deductions, in each case, to the extent [***] in connection with such Collaboration Product:

(a)        actual transportation and insurance costs incurred in transporting Collaboration Product to customers, to the extent actually incurred and itemized;

(b)         sales, excise taxes, tariffs, and duties paid by the Seller and any other governmental charges or taxes imposed with respect to the sale, transportation, delivery, use, exportation, or importation of such Collaboration Product and actually paid;

(c)         usual and customary discounts actually allowed and taken (including trade, cash, and quantity discounts) and chargebacks actually granted, allowed, or incurred in connection with the sale of such Collaboration Product to the extent not otherwise attributable to other products of CStone or its Affiliates;

(d)         allowances or credits to such Buyer actually given or amounts actually repaid by Seller and not in excess of the selling price of such Collaboration Product on account of rejection, outdating, recalls, returns, price adjustments, or billing errors of such Collaboration Product;

(e)         amounts written off by reason of uncollectible debt if and when actually written off or allowed in accordance with Seller’s accounting policies, as consistently applied, after commercially reasonable debt collection efforts have been exhausted [***]; provided that such amounts will be added back to Net Sales if and when collected;

(f)          discounts actually paid under government-legislated or Seller-sponsored discount prescription drug programs or other similar coupon or voucher programs; and

(g)         rebates, reimbursements, fees, clawbacks, discounts, charge-backs, or similar payments paid or credited to Third Party Distributors, wholesalers, pharmacies and other retailers, buying groups (including group purchasing organizations), health care insurance carriers, Third Party payor, administrator, or contractee, pharmacy benefit management companies, health maintenance organizations, Governmental Authorities, hospitals, or other institutions or health care organizations[***].

If Seller receives non-cash consideration for a Collaboration Product sold to a Buyer during the Term, then the Net Sales amount for such Collaboration Product will be calculated based on [***].

No deduction will be made for any item of cost incurred by any Seller in Developing or Commercializing Collaboration Products except as permitted pursuant to clauses (a) to (g) of the foregoing sentence; provided that Collaboration Products transferred to Buyers in reasonable quantities in connection with Clinical Trials, compassionate use or expanded access programs, indigent programs, promotional sampling or technology transfer activities, in each case, will give rise to Net Sales only to the extent [***].  If a single item falls into more than one of the categories set forth in clauses (a)-(g) above, then such item may not be deducted more than once.

All deductions in clauses (a) through (g) above will be fairly and equitably allocated between such Collaboration Product and other products of CStone and its Affiliates and Sublicensees such that such Collaboration Product does not bear a disproportionate portion of such deductions.  Calculations of Net Sales will be consistently applied across all products of Seller and will be consistent between periods.

Such amounts will be determined from the books and records of Seller, and will be calculated in accordance with applicable Accounting Standards.

Transfers or sales between CStone and its Affiliates and Sublicensees will be disregarded for purposes of calculating Net Sales, except if such purchaser is an end user.

In the event of any sale of a Blueprint/CStone Combination that is not an Amalgamated Product (i.e., both the Blueprint Product and the CStone Product that comprise the Blueprint/CStone Combination are available for sale separately, each as a monotherapy), the Net Sales from such Blueprint/CStone Combination for the purposes of determining payments hereunder based on Net Sales of such Blueprint/CStone Combination will be the sales of the applicable Blueprint Product during the applicable reporting period.

If a Collaboration Product is sold as part of an Amalgamated Product (including any Blueprint/CStone Combination or Blueprint Combination Product), then the Net Sales of the Collaboration Product will be calculated for each applicable reporting period by multiplying the Net Sales (as determined without reference to this paragraph) of the Amalgamated Product by the fraction, A/(A+B), where A is the average gross selling price in the applicable region of the Blueprint Product when sold separately in finished form, and B is the average gross selling price in the applicable region of the Other Components included in the Amalgamated Product when sold separately in finished form, in each case for the most recent period in which sales of both occurred.

If the Collaboration Product is sold as part of an Amalgamated Product and is sold separately in finished form, but the Other Components included in the Amalgamated Product are not sold separately in finished form, then the Net Sales of the Collaboration Product will be determined by multiplying the Net Sales of the Amalgamated Product by the fraction A/C where: A is the average gross selling price in the applicable region of the Collaboration Product contained in such Amalgamated Product when sold separately, and C is the average gross selling price in the applicable region of the Amalgamated Product.  If the Collaboration Product is sold as part of an Amalgamated Product and is not sold separately in finished form, but the Other Components included in the Amalgamated Product are sold separately in finished form, then the Net Sales of the Collaboration Product will be determined by multiplying the Net Sales of the Amalgamated Product by the fraction C-B/C where: B is the average gross selling price of the Other Component included in such Amalgamated Product when sold separately, and C is the average gross selling price of the Amalgamated Product.

If Net Sales of the Collaboration Product when included in an Amalgamated Product cannot be determined using the methods above (as neither the Collaboration Product nor the Other Components are sold separately), then the average gross selling prices in the above described equation in the applicable region in the Territory will be replaced with the Parties’ agreed estimate of the fair market value of the products for which no such sales exist in such region.  At least [***] prior to the First Commercial Sale of any Amalgamated Product in a region in the Territory, CStone will propose such good faith estimate to Blueprint, and Blueprint will [***] consider such proposal, and the Parties will seek to reach agreement on such allocation.  If the Parties are unable to reach such agreement within [***] after CStone provides such proposal, then the issue will be resolved in accordance with Section Article 16 (Dispute Resolution).

1.177    “New Development Activities” has the meaning set forth in Section 5.6 (New Development by CStone).

1.178    “New Development Proposal” has the meaning set forth in Section 5.6 (New Development by CStone).

1.179    “New Indication” has the meaning set forth in Section 5.6 (New Development by CStone).

1.180    “New Territory-Specific Development Activities” has the meaning set forth in Section 5.6.1(a) (JSC Approval).

1.181    “NSCLC” means non-small cell lung cancer.

1.182    “OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury or any successor agency thereto.

1.183    “Other Component” has the meaning set forth in Section 1.8 (Amalgamated Product).

1.184    “Party” or “Parties” has the meaning set forth in the Preamble.

1.185    “Patent Challenge” has the meaning set forth in Section 15.2.3 (Termination for Patent Challenge).

1.186    “Patent Prosecution” means activities directed to (a) preparing, filing, and prosecuting applications (of all types) for any Patent Right, (b) maintaining any Patent Right, and (c) deciding whether to abandon or maintain any Patent Right.

1.187    “Patent Rights” means (a) all patents and patent applications in any country or region, (b) all patent applications filed either from such patents or patent applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications, and (d) any and all substitutions, renewals, registrations, confirmations, extensions, or restorations, including revalidations, reissues, and re-examinations (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.

1.188    “Paying Party” has the meaning set forth in Section 10.12.2 (Tax Cooperation).

1.189    “PDGFRα” means the platelet-derived growth factor receptor targets commonly known as PDGFRα, including any isoforms of the foregoing.

1.190    “Person” means any corporation, limited or general partnership, limited liability company, joint venture, joint stock company, trust, unincorporated association, governmental body, authority, bureau, or agency, or any other entity or body, or an individual.

1.191    “Phase I Clinical Trial” means a clinical trial in humans that generally provides for the first introduction into humans of a pharmaceutical or biologic product (including any Combination Regimen) with the primary purpose of determining safety, metabolism, and pharmacokinetic properties and clinical pharmacology of such product, in a manner that is generally consistent with 21 C.F.R. § 312.21(a), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region.

1.192    “Phase II Clinical Trial” means a clinical trial in humans that is intended to explore the feasibility, safety, dose ranging, or efficacy of a pharmaceutical or biologic product (including any Combination Regimen) that is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Trial for such product, in a manner that is generally consistent with 21 C.F.R. § 312.21(b), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region.

1.193    “Phase III Clinical Trial” means a clinical trial in humans of a pharmaceutical or biologic product (including any Combination Regimen) performed to gain evidence with statistical significance of the efficacy of such product in a target population, and to obtain expanded evidence of safety for such product that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for approval of an MAA by a Regulatory Authority and to provide an adequate basis for physician labeling, in a manner that is generally consistent with 21 C.F.R. § 312.21(c), as amended (or its successor regulation), or, with respect to any other country or region, the equivalent of such a clinical trial in such other country or region.

1.194    “Pivotal Trial” means any (a) [***], or (b) [***] in humans of a pharmaceutical or biologic product (including any Combination Regimen), the results of which, together with prior data and information concerning such product, are [***] in any particular jurisdiction and that is intended to support, or otherwise supports, the filing of an MAA in such jurisdiction (including any bridging study).

1.195    “POC Trial” means a clinical trial [***] in humans of a pharmaceutical or biologic product (including any Combination Regimen) performed to [***] of such product and that [***].

1.196    “Preapproved Subcontractor” means any Subcontractor that the JSC has approved as a Subcontractor that CStone may engage to perform its obligations or exercise its rights under this Agreement as further described in Section 2.2.3 (Right to Subcontract).

1.197    “PRC” means the People’s Republic of China, which, for purposes of this Agreement, does not include Hong Kong Special Administrative Region, Macau Special Administrative Region, or Taiwan.

1.198    “PRC Submission Estimated Timeline” means, for each Collaboration Product, a written timeline setting forth the estimated dates of achievement of key regulatory milestones and submission to applicable Regulatory Authorities in the PRC of key Regulatory Submissions (including each MAA) for such Collaboration Product.

1.199    “Product Infringement” has the meaning set forth in Section 14.4.1 (Patent Enforcement; Notice).

1.200    “Product Marks” has the meaning set forth in Section 14.9.2 (Product Marks in the Territory).

1.201    “Proposed Additional Blueprint/CStone Combination” has the meaning set forth in Section 5.5.1 (Proposed Additional Blueprint/CStone Combinations).

1.202    “Prosecuting Party” has the meaning set forth under Section 14.3.3(a) (Blueprint/CStone Combination Technology).

1.203    “Public Official” means (a) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division; (b) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary, laboratory or medical facility; (c) any officer, employee or representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank; and (d) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above.

1.204    “Publication” has the meaning set forth in Section 11.7 (Publications).

1.205    “Receiving Party” has the meaning set forth in Section 11.1.1 (Duty of Confidence).

1.206    “Recipient” has the meaning set forth in Section 10.12.2 (Tax Cooperation).

1.207    “Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, any approval of an MAA or other approval, product, or establishment license, registration, or authorization of any Regulatory Authority necessary for the commercial marketing or sale of a pharmaceutical or biologic product in such country or other regulatory jurisdiction, excluding, in each case, Reimbursement Approval.

1.208    “Regulatory Authority” means any applicable Governmental Authority with jurisdiction or authority over the Development, Manufacture, Commercialization, or other Exploitation (including Regulatory Approval or Reimbursement Approval) of pharmaceutical or biologic products in a particular country or other regulatory jurisdiction, including the CNDA, and any corresponding national or regional regulatory authorities.

1.209    [***] has the meaning set forth in Section 6.2.1 (Obtaining and Maintaining Regulatory Approvals).

1.210    “Regulatory Submissions” means any filing, application, or submission with any Regulatory Authority in support of Developing, Manufacturing, or Commercializing a pharmaceutical or biologic product (including to obtain, support, or maintain Regulatory Approval from that Regulatory Authority), and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences, or discussions with the relevant Regulatory Authority.  Regulatory Submissions include all INDs, MAAs, and other applications for Regulatory Approval and their equivalents.

1.211    “Reimbursement Approval” means an approval, agreement, determination, or other decision by the applicable Governmental Authority that establishes prices charged to end-users for pharmaceutical or biologic products at which a particular pharmaceutical or biologic product will be reimbursed by the Regulatory Authorities or other applicable Governmental Authorities in the Territory.

1.212    “Replacement Site” has the meaning set forth in Section 5.11.2 (Deficient Sublicensees or Sites and Replacement).

1.213    “RET” means a receptor tyrosine kinase commonly known as REarranged during Transfection, including any isoforms of the foregoing.

1.214    “RET Basket Trial” means any clinical trial of a pharmaceutical or biologic product in humans intended to test the effect of such product on any RET alteration in more than one malignancy type.

1.215    “Review Period” has the meaning set forth in Section 11.7 (Publications).

1.216    “Royalty Patent Rights” means the Blueprint Patent Rights and the Joint Collaboration Patent Rights excluding Blueprint/CStone Combination Patent Rights.

1.217    “Royalty Payments” has the meaning set forth in Section 10.3.1 (Royalty Rates).

1.218    “Royalty Reduction Trigger” has the meaning set forth in Section 1.165 ([***]).

1.219    “Royalty Report” has the meaning set forth in Section 10.3.4 (Royalty Reports and Payments).

1.220    “Royalty Term” has the meaning set forth in Section 10.3.2 (Royalty Term).

1.221    “Rules” has the meaning set forth in Section 16.3.1 (Arbitration; Rules).

1.222    “Safety Agreement” has the meaning set forth in Section 6.5.1 (Adverse Events Reporting; Safety Agreements).

1.223    “Sales Milestone Events” has the meaning set forth in Section 10.2.2 (Sales Milestone Events and Payments).

1.224    “Sales Milestone Payments” has the meaning set forth in Section 10.2.2 (Sales Milestone Events and Payments).

1.225    “Seller” has the meaning set forth in Section 1.1764 (Net Sales).

1.226    “SM” means systemic mastocytosis.

1.227    “Subcontractor” means a Third Party contractor engaged by a Party to perform certain obligations or exercise certain rights of such Party under this Agreement on a fee-for-service basis (including CROs and CMOs), excluding all Sublicensees and Third Party Distributors.

1.228    “Sublicensee” means any Person, excluding any Subcontractor or Third Party Distributor, (a) with respect to CStone, to whom CStone grants a sublicense of, or other authorization or permission granted under, the rights granted to CStone in Section 2.1 (License Grants to CStone), and (b) with respect to Blueprint, to whom Blueprint grants a sublicense of, or other authorization or permission granted under, the rights granted to Blueprint in Section 2.3 (License Grants to Blueprint).

1.229    “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon), including value add taxes (“VAT”).

1.230    “Technology Transfer” has the meaning set forth in Section 4.3 (Continuing Know-How Transfer).

1.231    “Term” has the meaning set forth in Section 15.1 (Term).

1.232    “Terminated Product” means any Blueprint Product, any Collaboration Product that is a Combination Regimen of which such Blueprint Product is a part, and the corresponding Blueprint Compound, in each case, with respect to which this Agreement is terminated.

1.233    “Territory” means the PRC, Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan, each of which will be deemed a separate region for purposes of this Agreement.

1.234    “Territory Sponsor” means, with respect to a Territory-Specific Clinical Trial or a Global Clinical Trial for a Collaboration Product to be conducted at sites in the Territory, the Party that holds the IND from the applicable Regulatory Authority in the Territory for such Clinical Trial in its name.

1.235    “Territory-Specific Clinical Trial” means a Clinical Trial for a Collaboration Product, the data from which at the time of commencement is intended to be used to obtain Regulatory Approval in the Territory but not to obtain Regulatory Approval in any of the following: [***].

1.236    “Territory-Specific Development Plans” has the meaning set forth in Section 5.2 (Territory-Specific Development Plans).

1.237    “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.238    “Third Party Claims” means collectively, any and all Third Party demands, claims, actions, suits, and proceedings (whether criminal or civil, in contract, tort, or otherwise).

1.239    “Third Party Distributor” means any Third Party that purchases Collaboration Product from CStone or its Affiliates, or Sublicensees takes title to such Collaboration Product, and distributes such Collaboration Product directly to customers, but does not Develop or Manufacture any Blueprint Compound or Collaboration Product and does not make any royalty, profit-share, or other payment to CStone or its Affiliates or Sublicensees, other than payment for the purchase of Collaboration Products for resale.

1.240    “Third Party IP Agreement” has the meaning set forth in Section 2.5.1 (Blueprint Identified Rights).

1.241    “United States” or “U.S.” means the United States of America and its territories and possessions.

1.242    “Upfront Payment” has the meaning set forth in Section 10.1 (Upfront Payment).

1.243    “Valid Claim” means: (a) a claim in an issued Patent Right that has not: (i) expired, lapsed, or been canceled or revoked; (ii) been declared invalid or unenforceable by an unreversed and unappealable or unappealed decision of a court or other appropriate body of competent jurisdiction; (iii) been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (iv) been abandoned or dedicated to the public; or (b) a claim in a patent application for which there is a good faith argument for patentability and that has been pending for [***], and that has not lapsed, in the case of a provisional patent application, or been cancelled, withdrawn, abandoned (without the possibility of refiling) or finally rejected by the applicable Governmental Authority or court (and from which no appeal is or can be taken), in which case it will cease to be considered a Valid Claim until the patent issues and recites such claim (at which point it will be considered a Valid Claim).

1.244    “VAT” has the meaning set forth in Section 1.229 (Tax).

1.245    “VAT Credit” has the meaning set forth in Section 10.13 (VAT Credits).

1.246    “Working Group” has the meaning set forth in Section 3.4 (Working Groups).

Article 2

LICENSES

2.1        License Grants to CStone.

2.1.1     In the Territory.  Subject to the terms of this Agreement, Blueprint hereby grants to CStone an exclusive [***], royalty-bearing license, with the right to grant sublicenses solely in accordance with Section 2.2 (Sublicensing and Subcontractors), under the Blueprint Technology to Manufacture solely in accordance with Section 7.2.1 (Restriction on Manufacturing by CStone) and otherwise to Exploit the Blueprint Compounds and the Collaboration Products in the Field in the Territory.

2.1.2     Outside of the Territory.

(a)        Subject to the terms of this Agreement, Blueprint hereby grants to CStone a non-exclusive, royalty-free license, with the right to grant sublicenses solely in accordance with Section 2.2 (Sublicensing and Subcontractors), under the Blueprint Technology to perform [***].

(b)        Subject to the terms of this Agreement, Blueprint hereby grants to CStone a non-exclusive, perpetual, irrevocable, royalty-free license, with the right to grant sublicenses through multiple tiers, under the Assigned Collaboration Technology and Blueprint’s interests in the Joint Collaboration Technology to Exploit all CStone Products [***].

2.1.3     Restrictions.  The licenses granted by Blueprint to CStone under this Section 2.1 (License Grants to CStone) are subject to the terms of this Agreement, including the following: Section 5.4.4 (Scenario 1 Election), Section 5.4.5 (Scenario 2 Election), Section 5.4.7 (Restrictions on Exploitation of the BLU-554/Other Checkpoint Combination), Section 5.5.2 (Executive Officer Decision Regarding Proposed Additional Blueprint/CStone Combination), Section 5.5.3 (Further Exploitation of Proposed Additional Blueprint/CStone Combinations that are Blueprint/CStone Combinations), and Section 5.8 (New Development by Blueprint).

2.2        Sublicensing and Subcontractors.

2.2.1     Right to Sublicense.  Subject to the terms of this Agreement, CStone will have the right to grant sublicenses of the rights granted under Section 2.1 (License Grants to CStone) (a) to its Affiliates, provided that any such sublicense will automatically terminate if such Person ceases to be an Affiliate of CStone, and (b) to Third Parties subject to Blueprint’s prior written approval, not to be unreasonably withheld, conditioned, or delayed.  Notwithstanding the foregoing, CStone will not grant a sublicense to a Third Party of all or substantially all of CStone’s rights or obligations under this Agreement with respect to one or more regions within the Territory without Blueprint’s prior written consent.  Each Sublicensee will hold its rights contingent on the rights licensed to CStone under the terms of this Agreement.  Any termination of the licenses granted to CStone under Section 2.1 (License Grants to CStone) as a result of a termination of this Agreement with respect to one or more Collaboration Products or in its entirety will cause the Sublicensees to automatically lose the same rights under any sublicense.

2.2.2     Terms of Sublicenses to Third Parties.  CStone will provide prior written notice to Blueprint identifying its intention to grant a sublicense to any Third Party under Section 2.2.1 (Right to Sublicense), the purpose of such sublicense, and the identity of the Third Party to whom CStone intends to grant such sublicense.  Each sublicense to a Third Party will be granted under a written agreement that is consistent with the terms of this Agreement and that (a) requires each such Third Party Sublicensee to which CStone grants a sublicense of the rights granted to CStone under Section 2.1 (License Grants to CStone) to comply with the terms of this Agreement that are applicable to such sublicense (including obligations of confidentiality and non-use at least as stringent as those set forth Article 11 (Confidentiality; Publication), as applicable, the Milestone Event and Royalty Payment reporting obligations set forth under Section 10.2 (Milestone Payments) and Section 10.3 (Royalty Payments to Blueprint), the record keeping and audit requirements set forth under Section 5.11 (Clinical Trial Audit Rights), Section 10.11 (Financial

Records and Audits), and the intellectual property provisions set forth in Article 14 (Intellectual Property)), (b) includes Blueprint as an intended third party beneficiary under the sublicense with the right to enforce the applicable terms of such sublicense, and (c) precludes the granting of further sublicenses in contravention with the terms of this Agreement.  Without limiting the generality of the foregoing, each sublicense agreement with such a Third Party entered into after the Effective Date must include (i) [***], (ii) [***], and (iii) [***].

2.2.3     Right to Subcontract.  CStone will not propose the engagement of any Subcontractor that is Debarred/Excluded.  Prior to CStone’s engagement of the first Subcontractor, CStone will provide to the JSC to review, discuss, and determine whether to approve as Preapproved Subcontractors a list of Subcontractors that CStone may engage to perform its obligations and exercise its rights under this Agreement. In addition, during the term, CStone may propose additional Subcontractors to be approved by the JSC as Preapproved Subcontractors and following the approval by the JSC of any such additional Subcontractors, such Subcontractors will be Preapproved Subcontractors. CStone may engage any such Preapproved Subcontractor to perform CStone’s obligations and exercise of CStone’s rights under this Agreement. In addition, if CStone wishes to engage a Subcontractor that is not a Preapproved Subcontractor to perform its obligations or exercise its rights under this Agreement related to the (a) Development or Manufacture of a Collaboration Product, or (b) prior to [***] for a Blueprint Product in a region in the Territory, the Commercialization of such Blueprint Product (or the Combination Regimen of which such Blueprint Product is a part) in such region, then in each case ((a) and (b)), CStone will provide written notice to Blueprint at least [***] before engaging any such Subcontractor identifying CStone’s intention to engage such Subcontractor, the purpose of engaging such Subcontractor, and the identity of such Subcontractor.  Within [***] after the receipt of such written notice, Blueprint may provide written notice of its veto of CStone’s engagement of such proposed Subcontractor and in such case, CStone will not engage such Subcontractor to perform its obligations or exercise its rights under this Agreement.  If Blueprint does not provide written notice to CStone of Blueprint’s veto of CStone’s engagement of a particular proposed Subcontractor within [***] after Blueprint’s receipt of such notice, then CStone may engage such proposed Subcontractor to perform its obligations or exercise its rights under this Agreement (subject to the terms set forth herein). In any event, any agreement pursuant to which CStone engages any Subcontractor must be consistent with the terms of this Agreement, including containing obligations of confidentiality and non-use at least as stringent as those set forth Article 11 (Confidentiality; Publication), and terms that are consistent with the intellectual property provisions set forth in Article 14 (Intellectual Property).  Without limiting the generality of the foregoing, each agreement pursuant to which CStone engages a Subcontractor to Exploit Collaboration Products hereunder must include [***].

2.2.4     Notice of Sublicenses and Subcontracts.  CStone will provide Blueprint with a true and complete copy of each sublicense or subcontracting agreement with any Third Party within [***], subject to CStone’s right to redact any confidential or proprietary information contained therein that is not necessary for Blueprint to determine the scope of the rights granted under such sublicense or subcontract or compliance with the terms of this Agreement.  Any sublicense granted under this Agreement must either be in English or [***].

2.2.5     CStone Audits of Sublicensees and Subcontractors.  CStone will provide Blueprint with copies of any quality oversight or audit reports from audits that CStone (or its agent)

has conducted on any Sublicensees or Subcontractors that CStone engages to perform its obligations or exercise its rights under this Agreement to the extent such reports are relevant to such Sublicensees or Subcontractors’ performance of such obligations or exercise of such rights no later than [***].

2.2.6     Responsibility for Sublicensees and Subcontractors.  CStone will require that all Sublicensees and Subcontractors perform the activities that they are sublicensed or engaged to perform (as applicable) in accordance with GLP, cGMP, and GCP, as applicable, and otherwise in compliance with Applicable Law. Notwithstanding any sublicense or subcontracting, CStone will remain primarily liable to Blueprint for the performance of all of its obligations under, and CStone’s compliance with all provisions of, this Agreement.  CStone will be fully responsible and liable for any breach of the terms of this Agreement by any of its Sublicensees or Subcontractors to the same extent as if CStone itself has committed any such breach and will terminate promptly the agreement with any Sublicensee or Subcontractor if such Sublicensee or Subcontractor is in material breach of this Agreement and does not cure such breach in a timely manner.

2.3        License Grants to Blueprint.

2.3.1     Development Activities.  Subject to the terms of this Agreement, CStone hereby grants to Blueprint a non-exclusive, royalty-free license, with the right to grant sublicenses solely in accordance with Section 2.3.3 (Restrictions), under the CStone Product Technology and CStone General Collaboration Technology to perform the Development activities for the Blueprint Compounds and the Collaboration Products in the Field solely to the extent necessary for Blueprint to perform Development activities for which it is responsible under a Global Development Plan, including any Global Clinical Trial for a Collaboration Product (including a POC Trial or other Development of any Blueprint/CStone Combination).

2.3.2     Outside of the Territory.  Subject to the terms of this Agreement (including CStone’s retained right to perform the Development activities for the Blueprint Compounds and the Collaboration Products in the Field outside of the Territory in accordance with the applicable Global Development Plan), CStone hereby grants to Blueprint a non-exclusive, perpetual, irrevocable, royalty-free license, with the right to grant sublicenses through multiple tiers, under the CStone General Collaboration Technology, CStone Product Collaboration Technology, and CStone’s interests in the Joint Collaboration Technology solely to Exploit Blueprint Compounds, Blueprint Products, and Blueprint Combination Products in the Field outside of the Territory.

2.3.3     Restrictions.  The licenses granted by CStone to Blueprint under this Section 2.3 (License Grants to Blueprint) are subject to the terms of this Agreement, including the following: Section 5.4.4 (Scenario 1 Election), Section 5.4.5 (Scenario 2 Selection), Section 5.4.7 (Restrictions on Exploitation of the BLU-554/Other Checkpoint Combination ), Section 5.5.2 (Executive Officer Decision Regarding Proposed Additional Blueprint/CStone Combination), Section 5.5.3 (Further Exploitation of Proposed Additional Blueprint/CStone Combinations that are Blueprint/CStone Combinations), and Section 5.8 (New Development by Blueprint).  In addition, each agreement pursuant to which Blueprint engages a Sublicensee or Subcontractor to perform any of its obligations or exercise any of its rights under this Agreement must include [***].

2.4        Retained Rights.  Nothing in this Agreement will be interpreted to grant a Party any rights under any intellectual property rights owned or Controlled by the other Party, including Blueprint Technology, CStone Product Technology, or CStone General Collaboration Technology, in each case, that are not expressly granted herein, whether by implication, estoppel, or otherwise.  Any rights not expressly granted to Blueprint by CStone under this Agreement are hereby retained by CStone. Any rights not expressly granted to CStone by Blueprint under this Agreement are hereby retained by Blueprint, including the right (on behalf of itself and its licensees, other than CStone, and Sublicensees) to (a) perform Development activities for the Blueprint Compounds and the Collaboration Products in accordance with this Agreement, including to conduct Development activities under a Global Development Plan as provided hereunder, (b) perform Blueprint’s other obligations under this Agreement, and (c) Exploit the Blueprint Compounds, Blueprint Products, and Blueprint Combination Products outside of the Territory, subject to the restrictions under this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, Blueprint may (i) perform (or have performed by its Subcontractors) in the Territory Development activities (other than Clinical Trials related to Blueprint Compounds or Collaboration Products or regulatory activities performed in furtherance of obtaining or maintaining Regulatory Approval of any Collaboration Product in the Territory), and (ii) Manufacture (itself or through any Subcontractor) in the Territory Blueprint Compounds, Blueprint Products, and Blueprint Combination Products, in each case ((i) and (ii)), regardless of whether such activities are expressly contemplated in any Global Development Plan.  CStone will not practice the Blueprint Technology and Blueprint will not practice the CStone Technology, in each case, other than as expressly licensed and permitted under this Agreement or otherwise agreed by the Parties in writing.

2.5        Third Party In-Licenses.

2.5.1     Blueprint Identified Rights.  Blueprint will remain solely responsible for the payment of all royalties, license fees, milestone payments, and other payment obligations under all agreements entered into by Blueprint prior to the Effective Date.  If, after the Effective Date during the Term, Blueprint intends to obtain Control of any Know-How or Patent Rights from a Third Party (whether by acquisition or license) that may be necessary or useful to Exploit the Blueprint Compounds or the Collaboration Products (other than Blueprint/CStone Combinations) in the Field anywhere in the world (other than a Change of Control of Blueprint or as a result of the acquisition by Blueprint of a Third Party by merger, acquisition, or similar transaction or series of related transactions) (such Know-How and Patent Rights, “Blueprint Identified Rights”), then Blueprint will notify CStone in writing of such Blueprint Identified Rights and Section 2.5.3 (Third Party IP Agreements) will apply.

2.5.2     CStone Identified Rights.  If CStone determines that a license under any Know-How or Patent Rights controlled by a Third Party is [***] (“CStone Identified Rights”), then CStone will [***]. Blueprint will have the first right to acquire rights to any such CStone Identified Rights from such Third Party (whether by acquisition or license) and if [***], then Blueprint will notify CStone of such intention within [***] and the terms of Section 2.5.3 (Third Party IP Agreements) will apply. If Blueprint [***] within such [***] period or otherwise [***], then CStone will have the right to acquire rights under such CStone Identified Rights from such Third Party solely for the Territory or any region therein.  If thereafter CStone so acquires such rights, then such Know-How or Patent Rights will be included in the CStone Product Know-How or CStone Product Patent Rights, as applicable and CStone will [***].

2.5.3     Third Party IP Agreements.  Prior to executing an agreement with a Third Party to acquire or license any Blueprint Identified Rights or CStone Identified Rights (together, “Blueprint In-Licensed Rights” and any such agreement, a “Third Party IP Agreement”), Blueprint will (a) provide CStone an opportunity to review and comment on [***], including any [***], (b) take CStone’s comments into consideration [***] and incorporate such comments [***] into the Third Party IP Agreement prior to finalizing such agreement, and (c) ensure that such Third Party IP Agreement includes [***]. Upon execution of such Third Party IP Agreement, Blueprint will notify CStone in writing and will provide [***].

2.5.4     Responsibility for Costs. Subject to CStone’s right to decline a license or sublicense of Blueprint In-Licensed Rights within [***] in accordance with the terms of Section 2.5.5 (Right to Decline Blueprint In-Licensed Rights), following Blueprint’s execution of the applicable Third Party IP Agreement (a) such Blueprint In-Licensed Rights will be included in the Blueprint Know-How or the Blueprint Patent Rights (as applicable) and licensed or sublicensed (as applicable) to CStone under the licenses granted in Section 2.1 (License Grants to CStone), subject to the terms of this Agreement and the Third Party IP Agreement, and (b) CStone will reimburse Blueprint (i) [***] of any such payments under the applicable Third Party IP Agreement that [***] pertain to, or arise [***] as a result of, the Exploitation of the Blueprint Compounds or the Collaboration Products in the Territory (for example, [***]), and (ii) with respect to any [***] payments payable in consideration for any Blueprint In-Licensed Rights that pertain to, or arise as a result of, the Exploitation of the Blueprint Compounds or the Collaboration Products both inside and outside of the Territory or are non‑Territory specific (for example, [***]), (A) [***] of any such payment if such payments relate to [***], and (B) [***] of any such payment if such payments relate to any Collaboration Product other than [***]. Blueprint will bear [***] of amounts payable in consideration for any Blueprint In-Licensed Rights that pertain to any Blueprint Product other than a Blueprint Compound or Collaboration Product or that [***] pertain to, or arise [***] as a result of, the Exploitation of the Blueprint Compounds or the Collaboration Products outside of the Territory (for example, [***]).

2.5.5     Right to Decline Blueprint In-Licensed Rights.  CStone will have the right to decline a license or sublicense (as applicable) from Blueprint under Blueprint In-Licensed Rights under a Third Party IP Agreement by providing written notice to Blueprint [***].  Upon Blueprint’s [***] receipt of such notice declining such a license or sublicense (as applicable) under any Blueprint In-Licensed Rights, Blueprint will not be deemed to Control such Blueprint In-Licensed Rights, the definitions of Blueprint Patent Rights and Blueprint Know-How will exclude such Blueprint In-Licensed Rights, as applicable, and such Blueprint In-Licensed Rights will not be included in the scope of the rights granted to CStone under Section 2.1 (License Grants to CStone).

2.6        Exclusivity.

2.6.1     Exclusivity Covenant.  Subject to Section 2.6.3 (Acquisition by Third Parties) and Section 2.6.4 (Acquisitions of Third Parties), during the Term neither Party will, and will ensure that its Affiliates do not, independently or for or with any Third Party, [***] unless agreed in writing by the Parties (the “Competitive Activities”).

2.6.2     Competitive Product Disputes.  If a Party disputes whether a pharmaceutical or biologic product is a Competitive Product or a [***], then the Parties will refer the matter to the chief scientific officer of CStone and Blueprint (or, if a Party does not have a chief scientific officer, its most senior employee having the equivalent responsibilities) or their designees (the “Chief Scientific Officer”). The Chief Scientific Officers will meet [***] to discuss and resolve the matter within [***] after referral of such matter to such Chief Scientific Officers.  If the Chief Scientific Officers cannot agree on a resolution to the matter within such [***] period, then the Parties will refer such matter for resolution to an independent Third Party expert agreed upon by the Parties within [***] after the Chief Scientific Officers failed to resolve such matter.  Such independent Third Party expert will be [***], and unless otherwise agreed in writing by the Parties, must not [***].  Such expert will make its determination as to whether the applicable pharmaceutical or biologic product is a Competitive Product or [***], in each case, either as a monotherapy or as part of a combination therapy). The Party bringing a dispute pursuant to this Section 2.6.2 (Competitive Product Disputes) will [***] engage such expert and the Parties will share the out-of-pocket costs incurred in connection with the engagement of such expert [***]. Within [***] of the engagement of such expert by the disputing Party, such expert will deliver a written decision to the Parties on the matter as to whether such product is a Competitive Product or a [***] (including a detailed report as to such expert’s rationale for such decision), and such decision will be binding on the Parties.

2.6.3     Acquisitions by Third Parties.  Neither Blueprint nor CStone will be in breach of the restrictions set forth in Section 2.6.1 (Exclusivity Covenant) if such Party undergoes a Change of Control with a Third Party (together with such Third Party and its Affiliates following the closing of the applicable Change of Control transaction, the “Acquired Party”) that is (either directly or through an Affiliate, or in collaboration with the Third Party) performing Competitive Activities with respect to one or more Competitive Products at the closing of the Change of Control transaction, and such Acquired Party may continue to perform the applicable Competitive Activities with respect to such Competitive Products after such Change of Control transaction; as long as (a) no Blueprint Technology or CStone Technology is used by or on behalf of such Acquired Party or its Affiliates [***] in connection with any subsequent Exploitation of such Competitive Products, and (b) such Acquired Party institutes commercially reasonable [***] safeguards to ensure the requirements set forth in the foregoing clause (a) are met, including by creating “firewalls” between the personnel working on such Competitive Products and the personnel teams charged with working on any Blueprint Compound or Collaboration Product or having access to data from activities performed under this Agreement or Confidential Information of the Parties.

2.6.4     Acquisitions of Third Parties.

(a)        Options.  If a Party or any of its Affiliates merges or consolidates with, or otherwise acquires a Third Party (whether such transaction occurs by way of a sale of assets, merger, consolidation, or similar transaction) (the “Acquiring Party”) and at such time such Third Party is performing Competitive Activities with respect to one or more Competitive Products or is engaged in activities that would otherwise constitute a breach of Section 2.6.1 (Exclusivity Covenant), then, unless the Parties agree otherwise in writing, the Acquiring Party will notify the other Party in writing no later than [***] following the date of consummation of the relevant sale, merger, consolidation, or acquisition, of its determination to do one of the following:

(i)          divest, or cause its relevant Affiliates to divest, whether by license or otherwise, its interest in such Competitive Products;

(ii)         terminate any further Competitive Activities with respect to such Competitive Products; or

(iii)        if the Acquiring Party is CStone and the closing of such transaction occurs on or after the first anniversary of the Effective Date, terminate this Agreement pursuant to Section 15.2.1 (Termination by CStone for Convenience).

(b)        Time Periods.  If the Acquiring Party notifies the other Party in writing that it intends to divest the applicable Competitive Products or terminate this Agreement or the further performance of further Competitive Activities with respect to such Competitive Products as provided in Section 2.6.4(a) (Options), then the Acquiring Party or its relevant Affiliate will effect the consummation of such divestiture within [***] or such other period as may be required to comply with Applicable Law, effect such termination of the applicable Competitive Activities with respect to the Competitive Product within [***], or effect the termination of this Agreement by providing notice thereof within [***] (as applicable), in each case, after the closing of the relevant transaction and will confirm to the other Party in writing when it completes such divestiture pursuant to clause (i) or termination pursuant to clause (ii).  The Acquiring Party will keep the other Party reasonably informed of its efforts and progress in effecting such divesture or termination until the Acquiring Party completes the same.

(c)        Protective Provisions.  In the event of a required divestiture or termination pursuant to Section 2.6.4 (Acquisitions by Third Parties), prior to such divestiture or termination, the Acquiring Party and its relevant Affiliates will institute commercially reasonable [***] safeguards to limit data access and sharing, including by creating “firewalls” between the personnel working on such Competitive Product and the personnel teams charged with working on any Blueprint Compound or Collaboration Product or having access to data from activities performed under this Agreement or Confidential Information of the Parties.

Article 3

GOVERNANCE

3.1        Alliance Managers.  Each Party will appoint an individual to act as its alliance manager under this Agreement as soon as practicable after the Effective Date (each an “Alliance Manager”).  The Alliance Managers will: (a) serve as the primary points of contact between the Parties for the purpose of providing the other Party with information on the progress of a Party’s activities under this Agreement; (b) be responsible for facilitating the flow of information and otherwise promoting communication, coordination, and collaboration between the Parties, all of which communications between the Parties will be in English; (c) facilitate the prompt resolution of any disputes; and (d) attend JSC, JPT, and Working Group meetings, in each case, as a non-voting member.  An Alliance Manager may also bring any matter to the attention of the JSC, a JPT, or applicable Working Group if such Alliance Manager reasonably believes that such matter warrants such attention.  Each Party will use reasonable efforts to keep an appropriate level of continuity but may replace its Alliance Manager at any time upon written notice to the other Party.

3.2        Joint Steering Committee.

3.2.1     Formation.  No later than [***] after the Effective Date, the Parties will establish a joint steering committee (the “JSC”) to monitor and coordinate the Exploitation of the Blueprint Compounds and the Collaboration Products in the Territory.  The JSC will be composed of an equal number of representatives from each Party and a minimum of 3 representatives of each Party who are fluent in English and who have the appropriate and direct knowledge and expertise and requisite decision-making authority.  Each Party may replace any of its representatives on the JSC and appoint a person to fill the vacancy arising from each such replacement.  A Party that replaces a representative will notify the other Party at least [***] prior to the next scheduled meeting of the JSC.  Both Parties will use reasonable efforts to keep an appropriate level of continuity in representation.  Representatives may be represented at any meeting by another person designated by the absent representative. The JSC will be chaired by one of the representatives (“JSC Chairperson”) and will rotate between the Parties every 12 months during the Term.  The initial Chairperson of the JSC will be a representative of CStone for the period ending on [***], and a Blueprint representative will become the Chairperson of the JSC for the next [***] period during the Term.  Each Party’s representatives on the JSC will inform and coordinate within their respective organization to enable each Party to fulfill its obligations as agreed upon between the Parties under this Agreement, including within the time frames set forth hereunder.

3.2.2     Meeting Agendas.  Each Party will disclose to the other Party the proposed agenda items along with appropriate information [***] in advance of each meeting of the JSC; provided that under exigent circumstances requiring JSC input, a Party may provide its agenda items to the other Party within a shorter period of time in advance of a meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such JSC meeting.

3.2.3     Meetings.  The JSC will hold meetings at such times as it elects to do so, but will meet no less frequently than quarterly, unless otherwise agreed by the Parties.  All meetings will be conducted in English.  The JSC may meet in person or by means of teleconference, Internet conference, videoconference, or other similar communication method; provided that [***] meeting each Calendar Year will be conducted in person at a location selected alternatively by Blueprint and CStone or such other location as the Parties may agree.  Each Party will be responsible for all of its own costs and expenses of participating in any JSC meeting.  The Alliance Managers will jointly prepare and circulate minutes for each JSC meeting within [***] after each such meeting and will ensure that such minutes are reviewed and approved by their respective companies within [***] thereafter.

3.2.4     JSC Roles and Responsibilities.  The responsibilities of the JSC will be to:

(a)         provide a forum for the discussion of the Parties’ activities under this Agreement;

(b)         review, discuss, and determine whether to approve the initial list of Preapproved Subcontractors and any updates thereto, as described in Section 2.2.3 (Right to Subcontract);

(c)         oversee the JPTs and establish and oversee Working Groups as necessary or advisable to further the purpose of this Agreement and settle any disputes that arise within any JPT or Working Groups, as described in Section 3.6.2 (Resolution of JPT and Working Group Disputes);

(d)         oversee the implementation of, and the coordination between the Parties of activities to be performed under, the Clinical Supply Agreement, the Commercial Supply Agreement, the Safety Agreements, and any other written agreement between the Parties with respect to the subject matter hereof;

(e)          review, discuss, and determine whether to approve each Manufacturing Technology Transfer Plan, as described in Section 4.2 (Manufacturing Technology Transfer);

(f)          review, discuss, and determine whether to approve any change in the scope of Manufacturing activities to be transferred to CStone in connection with the Manufacturing Technology Transfer for any Blueprint Product, as described in Section 4.2 (Manufacturing Technology Transfer);

(g)         review, discuss, and determine whether to approve the [***] PRC Submission Estimated Timeline for each Collaboration Product [***] and each update thereto for each Collaboration Product, in each case, as described in Section 5.1.3(c) (Amendments and Obligations);

(h)        review, discuss, and determine whether to approve the conduct of the BLU-554/Other Checkpoint Combination POC Trial, and if so approved, determine which Party will be responsible for conducting such trial pursuant to the applicable Global Development Plan, as described in Section 5.1.4(b) (BLU-554 Combination Pivotal Trials);

(i)         review, discuss, and determine whether to approve the initial Territory-Specific Development Plan for each Collaboration Product and each update thereto, in each case, as described in Section 5.2 (Territory-Specific Development Plans);

(j)         review and discuss the initial Global Development Plan for each Collaboration Product (other than the BLU-554 Product as a monotherapy), and each update thereto for any Collaboration Product, in each case, as described in Section 5.3 (Global Development Plan);

(k)        review, discuss, and determine if CStone will be the Territory Sponsor for any Collaboration Product, as described in Section 5.3 (Global Development Plan);

(l)         review, discuss, and determine whether to allocate to CStone any activities under a Global Development Plan, as described in Section 5.3 (Global Development Plan);

(m)       review, discuss, and determine whether to approve the BLU-554/CStone Checkpoint Combination POC Budget, as described in Section 5.4.1 (POC Trials for the HCC Indication);

(n)        review, discuss, and determine whether to approve the budget for the BLU-554/Other Checkpoint Combination POC Trial, as described in Section 5.4.1 (POC Trials for the HCC Indication);

(o)        review, discuss, and determine whether to approve further Development of the BLU-554/CStone Checkpoint Combination or a BLU-554/Other Checkpoint Combination, as applicable, as a first line therapy for the HCC Indication, pursuant to BLU-554 Scenario 1, BLU-554 Scenario 2, or BLU-554 Scenario 3, each as described in Section 5.4.2 (Pivotal Trials for the HCC Indication);

(p)        review, discuss, and determine whether to approve for Development under this Agreement any Proposed Additional Blueprint/CStone Combination and the Territory-Specific Development Plan for any such Proposed Additional Blueprint/CStone Combination (and if, Development for such Proposed Additional Blueprint/CStone Combination is proposed to be conducted for purposes of seeking Regulatory Approval outside of the Territory, a Global Development Plan) and, if so approved by the JSC, submit the same to the Executive Officers for confirmation of such approval as described in Section 5.5.1 (Proposed Additional Blueprint/CStone Combinations);

(q)        review, discuss, and determine whether to approve any New Development Proposal, and review, discuss, and determine whether to approve any New Territory-Specific Development Activities, in each case, as described in Section 5.6 (New Development by CStone);

(r)          review, discuss, and determine whether to approve the CStone New Indication Share for any Development of a Collaboration Product for a New Indication conducted by or on behalf of Blueprint, as further described in Section 5.8.3 (CStone New Indication Share).

(s)          review, discuss, and determine whether to approve the regulatory strategy for receipt of approval from the CNDA with respect to the conduct of each of the BLU-554 Combination POC Trials (and each update thereto and to the regulatory strategy for any other Blueprint/CStone Combination), as described in Section 6.1 (Regulatory Strategy; Combination Regimens Including BLU-554);

(t)          review and discuss CStone’s plan for undertaking additional regulatory activities for any Collaboration Product delegated by Blueprint or the JSC to CStone, as described in Section 6.2.1 (Obtaining and Maintaining Regulatory Approvals);

(u)         review, discuss, and determine matters that may have a material adverse impact upon the regulatory status of the Collaboration Products pursuant to Section 6.7 (No Harmful Actions);

(v)         discuss and determine whether to extend the period during which Blueprint will supply CStone with any [***] Blueprint Product beyond [***] for such Blueprint Products, as described in Section 7.1.2 (Commercial Supply);

(w)        review, discuss, and determine whether to approve the use of any Product Mark for a Collaboration Product in the Territory that deviates from Blueprint’s Global Brand Elements, as described in Section 14.9.2(Product Marks);

(x)         review, discuss, and determine whether to approve any brand strategy for a Collaboration Product that is specific to the Territory (or any region therein) and that is inconsistent with the Global Brand Strategy for such Collaboration Product, as described in Section 9.2 (Commercialization Plans);

(y)         review, discuss, and determine whether to approve [***] that are proposed by either Party [***]; and

(z)         perform such other functions as expressly set forth in this Agreement or allocated to the JSC by the Parties’ written agreement.

3.3         Joint Project Teams.

3.3.1      Formation; Composition; Meetings.  No later than [***], the Parties will form joint project teams to coordinate and oversee the day-to-day performance of the activities and obligations of the Parties under this Agreement related to the Exploitation of each Blueprint Compound and the corresponding Collaboration Products (each, a “JPT”).  Each JPT will be composed of representatives from each Party who have direct knowledge and expertise in each of the following functional areas (as applicable depending on the stage of the applicable Collaboration Products): clinical, clinical operations, pharmaceutical and biologic product development (including Companion Diagnostics, to the extent applicable), regulatory, safety, manufacturing, intellectual property, marketing, and commercial, in each case, as such functional areas relate to products similar to the applicable Collaboration Product.  Initially, the same representatives of each Party will serve on the JPT for each Collaboration Product, but may during the Term elect to form separate JPTs for one or more Collaboration Products.  Each Party may replace any of its representatives on a JPT and appoint a person to fill the vacancy arising from each such replacement.  A Party that replaces a representative will notify the other Party at least [***] prior to the next scheduled meeting of the applicable JPT.  An individual may serve on more than one JPT and each Party will use reasonable efforts to keep an appropriate level of continuity in representation.  Representatives may be represented at any meeting by another person designated by the absent representative.  Each Party’s representatives on the JPT will inform and coordinate within their respective organization to enable each Party to fulfill its obligations within the time frames as agreed upon between the Parties under this Agreement.  Each JPT will be chaired by one of the representatives (“JPT Chairperson”) and will rotate between the Parties every 12 months during the Term.  The initial Chairperson of each JPT will be a representative of Blueprint for the period ending on [***] and a CStone representative will become the Chairperson of each JPT for the next [***] period during the Term.  Each JPT will meet as frequently as, and will operate as, the JSC may determine [***].  The JPTs may meet in person or by means of teleconference, Internet conference, videoconference, or other similar communications method, and the JPT for each Blueprint Compound and corresponding Collaboration Products may hold meetings at the same time as one or more other JPTs if agreed by the Parties.  All meetings of each JPT will be held in English.  Each JPT and its activities will be subject to the oversight of, and will report to, the JSC.  In no event will the authority of any JPT exceed the authority of the JSC.  Each Party will be responsible for all of its own costs and expenses of participating in the JPTs.  The Alliance Managers will jointly prepare and circulate minutes for each JPT meeting within [***] after each such meeting and will ensure that such minutes are reviewed and approved by their respective companies within [***] thereafter.

3.3.2      JPT Roles and Responsibilities.  The responsibilities of the JPT will be to:

(a)         oversee the day-to-day performance of the activities and obligations of each Party under this Agreement related to the Exploitation of each Blueprint Compound and Collaboration Product;

(b)         discuss and develop the Manufacturing Technology Transfer Plan for each Blueprint Product, as described in Section 4.2 (Manufacturing Technology Transfer);

(c)         review and discuss updates of any Blueprint Know-How related to any Blueprint Product or Collaboration Product developed by Blueprint or its Affiliates or licensees since the previous meeting, as described in Section 4.3 (Continuing Know-How Transfer);

(d)         review, discuss, and submit to the JSC the [***] PRC Submission Estimated Timeline for each Collaboration Product [***], and each update thereto for each Collaboration Product, as described in Section 5.1.3(c) (Amendments and Obligations);

(e)         review, discuss, provide comments on, and submit to the JSC the Territory-Specific Development Plan for each Collaboration Product, and each update thereto, as described in Section 5.2 (Territory-Specific Development Plans);

(f)         review and discuss the Global Development Plan for each Collaboration Product, and each update thereto, as described in Section 5.3 (Global Development Plans);

(g)         review, discuss, and submit to the JSC the BLU-554/CStone Checkpoint Combination POC Budget in connection with the development of the initial Territory-Specific Development Plan for the BLU-554/CStone Checkpoint Combination, as described in Section 5.4.1 (POC Trials for the HCC Indication);

(h)         review, discuss, and submit to the JSC the budget for the BLU-554/Other Checkpoint Combination POC Trial in connection with the development of the initial Global Development Plan for the BLU-554/Other Checkpoint Combination, as described in Section 5.4.1 (POC Trials for the HCC Indication);

(i)          discuss, develop, and submit to the JSC the Territory-Specific Development Plan for any Proposed Additional Blueprint/CStone Combination (and, if Development for such Proposed Additional Blueprint/CStone Combination is proposed to be conducted for purposes of seeking Regulatory Approval outside of the Territory, a Global Development Plan), as described in Section 5.5.1 (Proposed Additional Blueprint/CStone Combinations);

(j)          review, discuss, provide comments on, and submit to the JSC any update to the Territory-Specific Development Plan for any Collaboration Product that includes any New Territory-Specific Development Activities that have been approved by the JSC, as described in Section 5.6.1(a) (JSC Approval);

(k)         discuss, develop, and submit to the JSC the regulatory strategy for receipt of approval from the CNDA with respect to the conduct of each of the BLU-554 Combination POC Trials (and each update thereto and to the regulatory strategy for any other Blueprint/CStone Combination), as described in Section 6.1 (Regulatory Strategy; Combination Regimens Including BLU-554);

(l)          review and monitor the Parties’ compliance with the Safety Agreements, as described in Section 6.5.1 (Safety Agreements);

(m)        review and monitor the Parties’ compliance with and performance under the Clinical Supply Agreement, the Commercial Supply Agreement, and any other written agreement between the Parties with respect to the subject matter hereof, and review and discuss Manufacturing of the Collaboration Products by each Party for the Territory;

(n)         review and discuss the Medical Affairs Plan for each Collaboration Product and each update thereto, as described in Section 8.1 (Medical Affairs Plans);

(o)         review and discuss each report provided by CStone of the Medical Affairs activities performed by or on behalf of CStone in the Territory for each Collaboration Product, as described in Section 8.2 (Medical Affairs Reports);

(p)         review and discuss the Commercialization Plan for each Collaboration Product and each update thereto, as described in Section 9.2 (Commercialization Plans);

(q)         review and discuss each report provided by CStone of the Commercialization activities performed by or on behalf of CStone in the Territory for each Collaboration Product, as described in Section 9.3 (Commercialization Reports);

(r)         coordinate activities between the Parties with respect to certain Commercialization and Medical Affairs activities for the Collaboration Products inside and outside of the Territory, as described in Section 9.4 (Coordination of Commercialization Activities; Blueprint Support); and

(s)         perform such other functions as expressly set forth in this Agreement or allocated to JPT by the Parties’ written agreement or by the JSC.

3.4         Working Groups.  From time to time, the JSC may establish joint working groups (each, a “Working Group”) on an “as-needed” basis to oversee specific functional areas or activities and coordinate the day-to-day performance of such activities under this Agreement, which establishment of Working Groups will be reflected in the minutes of the meetings of the JSC.  Each such Working Group will have at least two representatives of each Party and will be otherwise constituted, will meet as frequently as, and will operate as the JSC may determine.  Working Groups may meet in person or by means of teleconference, Internet conference, videoconference, or other similar communications method.  Each Working Group and its activities will be subject to the oversight of, and will report to, the JSC.  In no event will the authority of any Working Group exceed the authority of the JSC.  Each Party will be responsible for all of its own costs and expenses of participating in any Working Group.  The Alliance Managers will jointly prepare and circulate minutes for each Working Group meeting [***] after each such meeting and will ensure that such minutes are reviewed and approved by their respective companies within [***] thereafter.

3.5         Non-Member Attendance.  Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend a meeting of the JSC (in a non-voting capacity), a JPT, or any Working Group if such participants have expertise that is relevant to the planned agenda for such JSC, JPT, or Working Group meeting; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, then such Party will provide prior written notice to the other Party reasonably in advance of such meeting and will ensure that such Third Party is bound by obligations of confidentiality and non-use at least as stringent as those set forth in Article 11 (Confidentiality; Publication).  Notwithstanding anything to the contrary set forth in this Agreement, if the other Party objects in good faith to the participation of such Third Party in such meeting due to a bona fide concern regarding competitively sensitive information that is reasonably likely to be discussed at such meeting (i.e., a consultant that also provides services to a Third Party with a Competitive Product), then such Third Party will not be permitted to participate in such meeting (or the portion thereof during which such competitively sensitive information is reasonably likely to be discussed).

3.6         Decision-Making.

3.6.1      General Process.  The JSC, the JPTs, and any Working Group will only have the powers expressly assigned to it in this Article 3 (Governance) and elsewhere in this Agreement and will not have the authority to: (a) modify or amend the terms of this Agreement; or (b) waive either Party’s compliance with the terms of this Agreement.  All decisions of the JSC, a JPT, and any Working Group will be made by unanimous vote, with each Party’s representatives having one vote (i.e., one vote per Party).  No action taken at any meeting of the JSC or any JPT or Working Group will be effective unless there is a quorum at such meeting, and at all such meetings, a quorum will be reached if two voting representatives of each Party are present or participating in such meeting.  Except as otherwise expressly set forth in this Agreement, the phrase “determine,” “designate,” “confirm,” “approve,” or “determine whether to approve” by the JSC, a JPT, or any Working Group and similar phrases used in this Agreement will mean approval in accordance with this Section 3.6 (Decision‑Making), including the escalation and tie‑breaking provisions herein.  For the avoidance of doubt, matters that are specified in Section 3.2.4 (JSC Roles and Responsibilities) and in Section 3.3.2 (JPT Roles and Responsibilities) to be reviewed and discussed (as opposed to reviewed, discussed, and approved) do not require any agreement or decision by either Party and are not subject to the voting and decision-making procedures set forth in this Section 3.6 (Decision-Making) or in Section 3.7 (Resolution of JSC Disputes).

3.6.2      Resolution of JPT and Working Group Disputes.  The JSC will [***] to resolve all disputes that arise within a JPT or any Working Group within [***] after any such matter is brought to the JSC for resolution.

3.6.3      Decisions of the JSC.  The JSC will [***] to promptly resolve any such matter for which it has authority.  If[***] the JSC is unable to resolve any such matter referred to it by the JPT or any Working Group or any matter that is within the scope of the JSC’s authority or any other disagreement between the Parties that may be referred to the JSC, in each case, within a period of [***], then a Party may refer such matter for resolution in accordance with 3.7.1 (Referral to Executive Officers) to the Chief Executive Officer of Blueprint (or an executive officer of Blueprint designated by the Chief Executive Officer of Blueprint who has the power and authority to resolve such matter) and the Chief Executive Officer of CStone (or an executive officer of CStone designated by the Chief Executive Officer of CStone who has the power and authority to resolve such matter) (collectively, the “Executive Officers”).

3.7         Resolution of JSC Disputes.

3.7.1      Referral to Executive Officers.  If a Party makes an election under Section 3.6.3 (Decisions of the JSC) to refer a matter on which the JSC cannot reach a consensus decision for resolution by the Executive Officers, then the JSC will submit in writing the respective positions of the Parties to their respective Executive Officers.  The Executive Officers will [***] resolve any such matter so referred to them [***], and any final decision that the Executive Officers agree to in writing will be conclusive and binding on the Parties.

3.7.2      Final Decision-Making Authority.  If the Executive Officers are unable to reach agreement on any such matter referred to them [***] after such matter is so referred (or such longer period as the Executive Officers may agree upon), then:

(a)         No Change; Status Quo.  Neither Party will have final decision-making authority (i) over the allocation to CStone of any Development activities set forth in the Global Development Plan to be conducted by CStone outside of the Territory, (ii) over the following Territory-specific Development activities that are to be conducted by CStone under a Global Development Plan in the Territory: selection of Clinical Trial sites, principal investigators, CROs in the Territory, and compliance with any requirements of a Regulatory Authority to the extent necessary to obtain Regulatory Approval in the Territory from such Regulatory Authority, (iii) to require CStone to serve as the Territory Sponsor or regulatory agent of any Global Clinical Trial for a Collaboration Product for a New Indication, (iv) as to whether to conduct further Development of the BLU-554/CStone Checkpoint Combination or the BLU-554/Other Checkpoint Combination as a first line therapy for the HCC Indication under BLU-554 Scenario 1 or BLU-554 Scenario 2, respectively, (v) as to whether to approve any Combination Regimen that includes a Proposed Additional Blueprint/CStone Combination (or any other Combination Regimen that includes the CStone Checkpoint Antibody other than the BLU-554/CStone Checkpoint Combination) as a Blueprint/CStone Combination under this Agreement, (vi) over the Manufacturing Technology Transfer Plan or the scope of Manufacturing activities that will be conducted by CStone, (vii) over the Development of Companion Diagnostics by CStone for use in connection with the Commercialization of any Collaboration Product in the Territory, (viii) over whether to extend the period during which Blueprint will supply to CStone any [***] Blueprint Products beyond [***] for such Blueprint Product, (ix) over any brand strategy for a Collaboration Product that is specific to the Territory (or any region therein) and that is inconsistent with the Global Brand Strategy for such Collaboration Product, (x) over any changes to then-current FTE Rates for a Party, (xii) as to whether to approve any Subcontractor as a Preapproved Subcontractor for purposes of this Agreement, or (xii) the CStone New Indication Share with respect to a New Indication for a Collaboration Product, and all such matters set forth in the foregoing clauses ((i) through (xii)) must be decided by unanimous agreement of the Parties in order to take any action or adopt any change from the then-current status quo.

(b)         CStone Decisions.  CStone will have final decision-making authority with respect to the Manufacture of a Blueprint Product in the Territory [***] for such Blueprint Product (but not with respect to determining the scope of the Manufacturing activities for any Blueprint Product that will be conducted by CStone, which changes in scope must be agreed unanimously).  In addition, if the JSC is unable to reach agreement as to whether to conduct further Development of the BLU-

554/CStone Checkpoint Combination or the BLU-554/Other Checkpoint Combination as a first line therapy for the HCC Indication under BLU-554 Scenario 1 or BLU-554 Scenario 2, respectively, then CStone will have final decision-making authority over whether to conduct, as a Territory-Specific Clinical Trial in the Territory, the Pivotal Trial for the BLU-554/CStone Checkpoint Combination as a first line therapy for the HCC Indication pursuant to BLU-554 Scenario 3, and if CStone elects to conduct such Pivotal Trial as a Territory-Specific Clinical Trial, then CStone will be solely responsible for the conduct of such trial at its cost and expense.  CStone will also have final decision-making authority to create a Product Mark for a Collaboration Product for use in the Territory that deviates from Blueprint’s Global Brand Elements if the JSC is unable to agree as to whether a Product Mark is appropriate for the Territory due to linguistic reasons or market research showing that such Product Mark is not appropriate for use in the Territory. Lastly, CStone will have the final decision-making authority with respect to any Territory-specific activities related to the Development (including regulatory strategy), performance of Medical Affairs, or Commercialization of the Blueprint Compounds and the Collaboration Products in the Territory, including any Territory-Specific Clinical Trials for a Collaboration Product or the initial Territory-Specific Development Plan and updates thereto (but not any Global Brand Strategy or Development activities in the Territory under any Global Development Plan); provided that:

(i)          CStone’s decision is, in each case, consistent with its obligations under this Agreement, including its obligations to use Commercially Reasonable Efforts to Develop and Commercialize the Blueprint Compounds and the Collaboration Products set forth under Section 5.1 (Development Diligence and Responsibilities) and Section 9.1 (Commercialization Diligence Obligations); and

(ii)         CStone will not be permitted to exercise its final decision-making authority to make any decision that would reasonably be expected to: (A) result in a material quality, safety, toxicity, or side effect concern with respect to a Blueprint Compound or Collaboration Product; (B) materially adversely affect the continued Development, performance of Medical Affairs, or Commercialization of the Blueprint Compounds or the Collaboration Products outside of the Territory; (C) be inconsistent with Blueprint’s Global Brand Strategy for any Collaboration Product; or (D) cause Blueprint to be in violation of Applicable Law as the Territory Sponsor or as the owner and holder of Regulatory Submissions, Regulatory Approvals, or any Reimbursement Approvals, as applicable, for the Collaboration Products in the Territory.

(c)         Blueprint Decisions.

(i)          Blueprint will have final decision-making authority with respect to Manufacturing of a Collaboration Product at all times prior to [***] for the applicable Blueprint Product (or the Blueprint Product included in any Combination Regimen, if applicable), and thereafter with respect to the Manufacture of the Active Ingredients in any Blueprint Product [***].

(ii)         If the JSC is unable to reach agreement as to whether to conduct further Development of the Blueprint/CStone Checkpoint Combination or a BLU-554/Other Checkpoint Combination as a first line therapy for the HCC Indication under either BLU-554 Scenario 1 or BLU-554 Scenario 2, respectively, then Blueprint will have final decision-making authority as to whether to conduct, as a Global Clinical Trial, the Pivotal Trial for a BLU-554/Other Checkpoint Combination as a first line therapy for the HCC Indication pursuant to BLU-554 Scenario 3, and if Blueprint elects to conduct such Pivotal Trial as a Global Clinical Trial, then the Parties will be responsible for the costs and expenses of such trial in accordance with Section 5.4.6 (Scenario 3 Election).

(iii)       If the JSC is unable to reach agreement as to whether to conduct the BLU-554/Other Checkpoint Combination POC Trial pursuant to the applicable Global Development Plan or as to which Party will be responsible for conducting such trial, then Blueprint will have the right to exercise final decision-making authority to determine whether to conduct such trial, and if Blueprint determines to conduct such trial, then Blueprint will be responsible for conducting the BLU-554/Other Checkpoint Combination POC Trial.

(iv)        Blueprint will have final decision-making authority with respect to any Development outside of the Territory and Medical Affairs activities outside of the Territory and Blueprint will have final decision-making authority with respect to any Development inside of the Territory that (A), subject to Section 3.7.2(a) (No Change; Status Quo), is included in a Global Development Plan for a Collaboration Product, (B) in Blueprint’s reasonable belief will materially adversely affect a global non-clinical or preclinical study, Clinical Trial, or other Development of a Blueprint Compound, Blueprint Product, or Blueprint Combination Product outside of the Territory, (C) is proposed in any New Development Proposal, or (D) in Blueprint’s reasonable belief may adversely affect Blueprint’s compliance with obligations under Applicable Law as the Territory Sponsor or as the owner and holder of Regulatory Submissions, Regulatory Approvals, Reimbursement Approvals, or other approvals or authorizations applicable to the Exploitation of Collaboration Products in the Territory, as applicable, for one or more Collaboration Products in the Territory.

3.7.3      Limitations on Decision-Making.  Notwithstanding anything to the contrary set forth in this Agreement, without the other Party’s prior written consent, no decision of the JSC or a Party’s Executive Officer (in the exercise of a Party’s final decision‑making authority on any such matters), in each case, may (a) result in a [***] in the other Party’s obligations, costs, or expenses under this Agreement, or any Global Development Plan or Territory-Specific Development Plan (including any budget set forth in a Global Development Plan or a Territory-Specific Development Plan), unless, in each case, such actions are necessary for Blueprint to comply with Applicable Law as the Territory Sponsor or as the owner and holder of any Regulatory Submission, Regulatory Approval, or Reimbursement Approval, as applicable, for a Collaboration Product in the Territory, (b) take or decline to take any action that would [***] result in a violation of any Applicable Law, the requirements of any Regulatory Authority, or any agreement with any Third Party (including any agreement pursuant to which Blueprint Controls any Blueprint Technology or CStone Controls any CStone Product Technology or CStone General Collaboration Technology) or would [***] result in the infringement or misappropriation of intellectual property rights of any Third Party, (c) impose any obligation on either Party that would be in violation of such Party’s written standard operating procedures, written business policies, or written compliance policies or procedures, or (d) conflict with this Agreement, any Clinical Supply Agreement, any Commercial Supply Agreement, any Safety Agreement, or any other agreement between the Parties related to the subject matter set forth herein.

3.8         Discontinuation of JSC.  The JSC will continue to exist until the first to occur of (a) the Parties agreeing to disband the JSC, or (b) Blueprint providing written notice to CStone of its intention to disband and no longer participate in the JSC.  Once the JSC is disbanded, the JSC will have no further obligations under this Agreement and, thereafter, the Alliance Managers will be the points of contact for the exchange of information between the Parties under this Agreement and any references in this Agreement to decisions of the JSC will automatically become references to decisions by and between the Parties in writing, subject to the other terms of this Agreement and consistent with the terms of Section 3.7.2 (Final Decision-Making Authority).

Article 4

TECHNOLOGY TRANSFERS

4.1         Initial Know-How Transfer.  [***], Blueprint will provide and transfer to CStone copies of Blueprint Know-How (other than Blueprint Manufacturing Know-How, the transfer of which will be performed pursuant to Section 4.2 (Manufacturing Technology Transfer)) that exists on the Effective Date to the extent not previously provided to CStone, including data and results required for CStone to file an IND for the Blueprint Products, and, if applicable, Blueprint Combination Products, in each case, in the Territory (the “Initial Know-How Transfer”).  Blueprint may make such Blueprint Know-How available in such reasonable form as Blueprint determines, including, if Blueprint so elects, in the form such Blueprint Know-How is maintained by Blueprint.

4.2         Manufacturing Technology Transfer.  In addition to the Blueprint Know-How provided to CStone pursuant to the Initial Know-How Transfer, on a Blueprint Product-by-Blueprint Product basis commencing [***], Blueprint will develop a draft Manufacturing Technology Transfer Plan for such Blueprint Product and will submit each such plan to the JPT to review and discuss, and thereafter to the JSC to review, discuss, and determine whether to approve [***] following Blueprint’s submission to the JPT of each such plan. Unless otherwise agreed by the JSC, each Manufacturing Technology Transfer Plan will contemplate the transfer to CStone of all activities necessary to Manufacture the applicable Blueprint Product starting from the applicable Active Ingredient [***]. Blueprint will supply to CStone each of such Active Ingredients [***]. Following approval by the JSC of the Manufacturing Technology Transfer Plan for each Blueprint Product, Blueprint will perform (or cause one or more applicable Third Parties (including any CMO engaged by Blueprint to Manufacture such Blueprint Product) to perform) a Manufacturing Technology Transfer for such Blueprint Product in accordance with such plan.  The Parties will [***] following the approval of the applicable Manufacturing Technology Transfer Plan pursuant to the applicable Manufacturing Technology Transfer Plan, [***]. Thereafter during the Term, Blueprint will provide Blueprint Manufacturing Know-How as part of the Continuing Know-How Transfer in accordance with Section 4.3 (Continuing Know-How Transfer).

4.3         Continuing Know-How Transfer.  Following the applicable Manufacturing Technology Transfer for each Blueprint Product and the Initial Know-How Transfer for each Collaboration Product, Blueprint will provide to the JPT in advance of its meeting each Calendar Quarter a summary of any additional Blueprint Manufacturing Know-How and other Blueprint Know-How, in each case, developed by Blueprint or its Affiliates or licensees since the previous meeting of the JPT. Upon CStone’s reasonable request during the Term, Blueprint will (a) make available to CStone all Blueprint Manufacturing Know-How and other Blueprint Know-How, in each case, in Blueprint’s possession and not previously provided to CStone hereunder and that is necessary or useful for CStone’s Exploitation of any Blueprint Product or Collaboration Product (as applicable) in accordance with this Agreement, (b) transfer any such Blueprint Know-How to CStone no later than [***] after CStone’s request therefor, and (c) [***] after the Initial Know-How Transfer or Manufacturing Technology Transfer for a Blueprint Product or Collaboration Product (as applicable), provide CStone with reasonable access to Blueprint personnel involved in the Development or Manufacture of such Blueprint Product or Collaboration Product (as applicable) (and the corresponding Blueprint Compound), either in-person at Blueprint’s facility or by teleconference (the “Continuing Know-How Transfer,” and together with the Initial Know-How Transfer and the Manufacturing Technology Transfer, the “Technology Transfer”). CStone may only use the Blueprint Know-How to perform its obligations or exercise its rights under this Agreement and in accordance with the terms hereof. Notwithstanding anything to the contrary set forth in this Agreement, the terms of this Section 4.3 (Continuing Know-How Transfer) will not apply to (a) the BLU-554/Other Checkpoint Combination if the Parties elect to pursue further Development of a Combination Regimen including BLU-554 as a first line therapy for the HCC Indication pursuant to BLU-554 Scenario 3, unless [***] or (b) a New Indication for a Collaboration Product unless [***].

4.4         Conduct of Technology Transfer.  At CStone’s reasonable request with respect to each Blueprint Product, those qualified Blueprint personnel, as reasonably determined by Blueprint, will travel to CStone’s facilities [***] to assist with the performance of activities under the Manufacturing Technology Transfer Plan for such Blueprint Product.  Other than as set forth in the previous sentence, Blueprint personnel will not be obligated to travel to CStone’s facilities in connection with the performance of any Technology Transfer.  Any materials provided by Blueprint to CStone in connection with the transfer of Blueprint Know-How (including pursuant to any Technology Transfer) will remain the sole property of Blueprint.

4.5         Technology Transfer Costs.  Blueprint will provide consultation and assistance with qualified personnel in connection with the Technology Transfer for each Blueprint Product as reasonably requested by CStone, subject to personnel availability. Blueprint will be responsible for the internal costs of up to [***] of such consultation and assistance for each Blueprint Product.  CStone will reimburse Blueprint for (a) internal costs (at the FTE Rate) in excess of [***] of such consultation and assistance for each Blueprint Product and (b) all out-of-pocket costs [***] in accordance with Blueprint’s travel policy), in each case ((a) and (b)), reasonably incurred by or on behalf of Blueprint in connection with such assistance within [***] after receiving Blueprint’s invoice therefor.  Time spent by Blueprint personnel at CStone’s facilities providing such consultation and assistance (but not any travel time to reach such CStone facilities) will be included in the [***] of consultation and assistance the internal costs of which Blueprint is responsible in connection with the Technology Transfer for the applicable Blueprint Product.

Article 5

DEVELOPMENT PROGRAM

5.1         Development Diligence and Responsibilities.

5.1.1      Development Diligence Obligations.  Subject to the terms of this Agreement, including Section 5.4.2 (Pivotal Trial for the HCC Indication), CStone will be responsible and will use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for (which will be on Blueprint’s behalf until [***]) each Collaboration Product with respect to which the JSC has approved a Territory-Specific Development Plan or, to the extent CStone is allocated Development responsibilities thereunder, Global Development Plan in the Field in the Territory.  Without limiting the generality of the foregoing, CStone will use Commercially Reasonable Efforts to (a) perform the activities set forth in, and Develop each Collaboration Product in accordance with, the Territory-Specific Development Plan for such Collaboration Product and achieve the objectives set forth therein, and (b) subject to Section 3.7.2 (Final Decision-Making Authority), conduct the tasks assigned to CStone in each Global Development Plan for such Collaboration Product (including as set forth in such Global Development Plan), implement Global Clinical Trials for such Collaboration Product in the Territory (including engagement of principal investigators and support of the initiation of sites for Global Clinical Trials in the Territory that are specified in such Global Development Plan), and achieve the objectives set forth therein to support the global Development and registration of each applicable Collaboration Product.

5.1.2      Performance Standards.  CStone will perform all obligations under this Agreement, including under each Territory-Specific Development Plan and each Global Development Plan, in a timely, professional manner and in compliance with such Territory-Specific Development Plan or Global Development Plan, as applicable, and all Applicable Law, including as applicable GLP, GCP, and cGMP.

5.1.3      PRC Submission Estimated Timeline.

(a)         BLU-554 as a Monotherapy. [***] the Parties have agreed in writing to a PRC Submission Estimated Timeline for the BLU-554 Product as a monotherapy.

(b)         Other Collaboration Products. [***], unless the Parties otherwise agree in writing to extend such timeline for any given Collaboration Product, the Parties will cooperate through the JPT to finalize the PRC Submission Estimated Timeline for the BLU-285 Product, the BLU-667 Product, and the BLU-554/CStone Checkpoint Combination. In addition, the JPT will develop a PRC Submission Estimated Timeline for additional Collaboration Products as contemplated under this Agreement or otherwise at the appropriate time. The JPT will submit each such PRC Submission Estimated Timeline to the JSC to review, discuss, and determine whether to approve.

(c)         Amendments and Obligations. The JPT will update, and will provide to the JSC to review, discuss, and determine whether to approve, the PRC Submission Estimated Timeline for each Collaboration Product annually to include in detail the anticipated key regulatory activities for such Collaboration Product in [***] in the Territory and the dates on which such activities are estimated to occur. Without limiting the foregoing obligations set forth in this Section 5.1 (Development Diligence and Responsibilities), CStone will use Commercially Reasonable Efforts to: (i) make all Regulatory Submissions to the CNDA pursuant to and in accordance with Section 6.2.1 (Obtaining and Maintaining Regulatory Approvals) for each Collaboration Product and in accordance with the applicable PRC Submission Estimated Timeline (as may be amended by the JSC from time to time); provided that CStone will obtain Blueprint’s prior written consent if CStone desires to submit the MAA to the CNDA earlier than the timeline for such submission set forth in the applicable PRC Submission Estimated Timeline, and (ii) promptly obtain all approvals from the applicable Regulatory Authorities required to dose the first patient with each Collaboration Product in Clinical Trials in the Territory, including to obtain those approvals required for the initiation of the BLU-554 Monotherapy POC Trial in the Territory.

5.1.4      Enrollment in Clinical Trials.

(a)         BLU-554 Monotherapy Clinical Trials.  [***], CStone will submit in writing to the CNDA a written request, together with any Regulatory Submission required to be submitted in connection with such request, for the pre-IND meeting required in connection with the approval of the IND for the BLU-554 Product from the CNDA in the PRC no later than [***] following the transfer from Blueprint to CStone of those portions of the translated IND that are required for submission of such written request for such pre-IND meeting.  From and after the date on which CStone receives all approvals from the applicable Regulatory Authorities required to dose the first patient in the BLU-554 Monotherapy POC Trial in the PRC, CStone will, in accordance with the applicable Global Development Plan for the BLU-554 Product as a monotherapy, use Commercially Reasonable Efforts to enroll and treat [***] (i) the number of patients [***], and (ii) [***], in each case (i) and (ii), from the Territory within the applicable timeframes for each such trial set forth in the Global Development Plan for such BLU-554 Product.

(b)         BLU-554 Combination Pivotal Trials. With respect to either the BLU-554/CStone Checkpoint Combination Pivotal Trial or BLU-554/Other Checkpoint Combination Pivotal Trial (as applicable, depending on whether the JSC approves the further Development of a Combination Regimen including BLU-554 as a first line therapy for the HCC Indication pursuant to BLU-554 Scenario 1 or BLU-554 Scenario 2, respectively), CStone will, in accordance with the applicable Global Development Plan for the BLU-554/CStone Checkpoint Combination or BLU-554/Other Checkpoint Combination, as applicable, use Commercially Reasonable Efforts to enroll and treat [***].

(c)         CStone Coordination with CROs.  If Blueprint engages a contract research organization to conduct one or more Global Clinical Trials for a Collaboration Product pursuant to a Global Development Plan, then CStone will [***] such contract research organization to perform the tasks assigned to CStone under such Global Development Plan.

5.1.5      Non-Clinical and Preclinical Studies.  Blueprint will be responsible for all non-clinical and preclinical studies for all Collaboration Products, which studies will be conducted under the Global Development Plan for each Collaboration Product, other than specific additional non-clinical or preclinical studies for any Collaboration Product that are required specifically in support of an IND filing for such Collaboration Product in the Territory, which additional studies will be included under the Territory-Specific Development Plan for such Collaboration Product and for which CStone will be responsible.  Blueprint will provide support and cooperation as reasonably requested by CStone in connection with any such additional non-clinical or preclinical studies.  In addition, CStone will provide support and cooperation as reasonably requested by Blueprint in connection with any non-clinical or preclinical studies for the BLU-554/CStone Checkpoint Combination or any other Blueprint/CStone Combination that are required to support an IND filing for such product outside of the Territory.  The Party generating data and results (or on whose behalf such data and results are generated) in the course of conducting such non-clinical or preclinical studies for any Collaboration Product will provide such data and results to the other Party in accordance with Section 5.14 (Data Exchange and Use).

5.2         Territory-Specific Development Plans.  Except for the activities allocated to CStone under a Global Development Plan for a Collaboration Product pursuant to Section 5.3 (Global Development Plan), all Development of each Collaboration Product in the Territory under this Agreement (including the BLU-554/CStone Checkpoint Combination) will be conducted pursuant to a written development plan for each such Collaboration Product (each, as updated from time to time in accordance with this Section 5.2 (Territory-Specific Development Plans) and Section 3.2 (Joint Steering Committee), a “Territory-Specific Development Plan”).  At least [***] prior to CStone’s planned initiation of any Development activities for a Collaboration Product in the Territory, CStone will provide the applicable JPT with an initial draft of the Territory-Specific Development Plan for such Collaboration Product (other than any Blueprint/CStone Combination that is approved by the Executive Officers in accordance with Section 5.5.1 (Proposed Additional Blueprint/CStone Combinations) for which combination the initial Territory-Specific Development Plan will be the plan as approved by the JSC) for the JPT’s review and comment.  Each such Territory-Specific Development Plan will contain [***] (a) all major Development activities for such Collaboration Product (including all non-clinical and preclinical studies and Territory-Specific Clinical Trials and the trial design thereof) to be conducted solely in furtherance of obtaining Regulatory Approval of such Collaboration Product in the Territory (and not outside of the Territory), including, in the applicable plan, the BLU-554/CStone Checkpoint Combination POC Trial, (b) the estimated timelines for achieving such activities, and (c) an outline of the key elements involved in obtaining Regulatory Approval of such Collaboration Product from all applicable Regulatory Authorities throughout the Territory. In addition, the Territory-Specific Development Plan for the BLU-554/CStone Checkpoint Combination will include the BLU-554/CStone Checkpoint Combination POC Budget.  [***]  From time to time thereafter[***] to include any New Territory-Specific Development Activities, CStone will propose updates to each Territory-Specific Development Plan in consultation with Blueprint through the applicable JPT and submit such proposed updated Territory-Specific Development Plan to the JSC.  The JSC will review, discuss, and determine whether to approve the Territory-Specific Development Plan for each Collaboration Product and each update thereto.  Once approved by the JSC, each update to a Territory-Specific Development Plan for a Collaboration Product will become effective and supersede the then-current Territory-Specific Development Plan for such Collaboration Product.

5.3         Global Development Plans.  Blueprint’s global Development of each Collaboration Product inside and outside of the Territory will be conducted pursuant to a written plan (as updated from time to time in accordance with this Section 5.3 (Global Development Plans), the “Global Development Plans”).  The Global Development Plan for the BLU-554 Product as a monotherapy has been agreed by the Parties in writing [***].  No later than [***], Blueprint will provide to the JSC for its review and discussion the initial Global Development Plan for the BLU-285 Product and the BLU-667 Product. In addition, prior to the Parties’ planned initiation of the BLU-554/Other Checkpoint Combination POC Trial or, if applicable and not otherwise set forth in this Agreement, the first Global Clinical Trial for any other Collaboration Product, Blueprint will provide to the JSC for its review and discussion the initial Global Development Plan for the BLU-554/Other Checkpoint Combination or such other Collaboration Product. Each Global Development Plans for the applicable Collaboration Product will be consistent with the overall global development synopsis for each such Collaboration Product provided by Blueprint to CStone [***], and will include, as applicable to each Collaboration Product, the BLU-554 Monotherapy POC Trial, the BLU-554 Monotherapy Pivotal Trial, the BLU-554/Other Checkpoint Combination POC Trial, and

other Global Clinical Trials and global Development activities for each applicable Collaboration Product.  In addition to CStone’s Development activities for the Collaboration Products included in the Territory-Specific Development Plans, if agreed by the JSC (subject to Section 3.7.2 (Final Decision-Making Authority)), CStone will support the global Development of one or more Collaboration Products by using Commercially Reasonable Efforts to conduct certain Development activities in the Territory as set forth in, and in accordance with, the applicable Global Development Plans for such Collaboration Products.  The Global Development Plan for each Collaboration Product will include (a) an outline of all major Development activities (including all non-clinical and preclinical studies and Global Clinical Trials and the trial design thereof) for such Collaboration Product to be conducted throughout the Territory by Blueprint, (b) details and estimated timelines of the Development activities in the Territory assigned to CStone to support Global Clinical Trials for such Collaboration Product, including the BLU-554 Monotherapy POC Trial, the BLU-554 Monotherapy Pivotal Trial, and the BLU-554/Other Checkpoint Combination POC Trial, (c) details and estimated timelines of any other Development activities (including non-clinical and preclinical studies and Global Clinical Trials) for such Collaboration Product inside or outside of the Territory assigned to CStone to support global Development of such Collaboration Product (subject to Section 3.7.2 (Final Decision-Making Authority)), and (d) unless otherwise agreed to by CStone and subject to Section 3.7.2 (Final Decision-Making Authority), the allocation to CStone of responsibility for any Development activities included within such Global Development Plan for such Collaboration Product that are to be conducted solely in the Territory. In addition, the Global Development Plan for the BLU-554/Other Checkpoint Combination will include the budget for the BLU-554/Other Checkpoint Combination POC Trial. From time to time, Blueprint (or the JPT, with respect to the BLU-554/CStone Checkpoint Combination Pivotal Trial or any other Blueprint/CStone Combination) may make and implement updates to the then-current Global Development Plan for any Collaboration Product, including to contemplate the conduct of the Development of any Collaboration Product for a New Indication, the BLU-554/Other Checkpoint Combination Pivotal Trial or the BLU-554/CStone Checkpoint Combination Pivotal Trial (if and as applicable).  To the extent such amendments (i) are material, and (ii) include activities conducted in the Territory, Blueprint will submit such proposed updates to the JSC for review and discussion before adopting such updates. Notwithstanding that each Global Development Plan and update thereto will be provided to the JSC for review and discussion, all matters pertaining to a Global Development Plan (or any update thereto) that are contemplated in Section 3.7.2(a) (No Change; Status Quo), including the allocation to CStone of Development activities outside of the Territory or requiring CStone to serve as Territory Sponsor or regulatory agent for any New Indication will be subject to approval of the JSC.

5.4         Combination Regimens for BLU-554.

5.4.1      POC Trials for the HCC Indication. The Parties agree to conduct a POC Trial for a Combination Regimen that will be comprised of BLU-554 and the CStone Checkpoint Antibody (the “BLU-554/CStone Checkpoint Combination”) as a first line therapy for the HCC Indication (the “BLU-554/CStone Checkpoint Combination POC Trial”) following agreement by the Parties on (a) the PRC Submission Estimated Timeline for the BLU-554/CStone Checkpoint Combination pursuant to Section 5.1.3 (PRC Submission Estimated Timeline), (b) the regulatory strategy for receipt of approval from the CNDA with respect to the conduct of such BLU-554/CStone Checkpoint Combination POC Trial, and (c) the Territory-Specific Development Plan for the BLU-554/CStone Checkpoint Combination, which will include the trial design of such BLU-554/CStone Checkpoint Combination POC Trial and the BLU-554/CStone Checkpoint Combination POC Budget.  CStone will be solely responsible for conducting the BLU-554/CStone Checkpoint Combination POC Trial pursuant to the applicable Territory-Specific

Development Plan (including using Commercially Reasonable Efforts in accordance with the timelines set forth therein) and in accordance with the budget for such BLU-554/CStone Checkpoint Combination POC Trial to be developed by the JPT in connection with the development of the initial Territory-Specific Development Plan for the BLU-554/CStone Checkpoint Combination and submitted to the JSC to review, discuss, and determine whether to approve no later than [***] (the “BLU-554/CStone Checkpoint Combination POC Budget”). In addition, the JSC may agree to conduct a second POC Trial for a Combination Regimen that will be comprised of BLU-554 and a Third Party biologic product that includes an antibody that binds to, targets, or otherwise recognizes [***] PD-L1 (such agreed Combination Regimen, the “BLU-554/Other Checkpoint Combination”) as a first line therapy for the HCC Indication (the “BLU-554/Other Checkpoint Combination POC Trial”) following approval by the JSC of (i) the PRC Submission Estimated Timeline for the BLU-554/Other Checkpoint Combination, (ii) the regulatory strategy for receipt of approval from the CNDA with respect to the conduct of such BLU-554/Other Checkpoint Combination POC Trial pursuant to Section 6.1 (Regulatory Strategy; Combination Regimens Including BLU-554), and (iii) the Global Development Plan for the BLU-554/Other Checkpoint Combination, which will include the trial design of such BLU-554/Other Checkpoint Combination POC Trial and the budget for such trial.  If so agreed by the JSC, then Blueprint will be responsible for conducting the BLU-554/Other Checkpoint Combination POC Trial pursuant to the applicable Global Development Plan (including in accordance with the timelines set forth therein); provided that CStone may perform certain Development activities in furtherance of the BLU-554/Other Checkpoint Combination POC Trial inside or outside of the Territory if allocated to CStone in the applicable Global Development Plan (subject to Section 3.7.2(a) (No Change; Status Quo)).

5.4.2      Pivotal Trials for the HCC Indication.  With respect to the BLU-554/CStone Checkpoint Combination POC Trial, and, if the JSC agrees to the conduct thereof as set forth in Section 5.4.1 (POC Trials for the HCC Indication), the BLU-554/Other Checkpoint Combination POC Trial, following the first acceptance of the data and results from each such POC Trial for publication or presentation by a conference, meeting, or publication (or on such other date as the JSC may otherwise determine), the JSC will review, discuss, and determine whether to approve (subject to Section 3.7.2(a) (No Change; Status Quo) and Section 3.7.2(b) (CStone Decisions)) one of the following three scenarios for the further Development of a Combination Regimen including BLU-554 as a first line therapy for the HCC Indication:

(a)         the Parties will conduct the Pivotal Trial for the BLU-554/CStone Checkpoint Combination as a first line therapy for the HCC Indication (the “BLU-554/CStone Checkpoint Combination Pivotal Trial”) as a Global Clinical Trial (“BLU-554 Scenario 1”);

(b)         the Parties will conduct the Pivotal Trial for the BLU-554/Other Checkpoint Combination as a first line therapy for the HCC Indication (the “BLU-554/Other Checkpoint Combination Pivotal Trial”) as a Global Clinical Trial (and, unless otherwise agreed by the Parties in writing, will not conduct any Pivotal Trial for the BLU-554/CStone Checkpoint Combination) (“BLU-554 Scenario 2”); or

(c)         Blueprint will conduct the BLU-554/Other Checkpoint Combination Pivotal Trial as a Global Clinical Trial and CStone will conduct the BLU-554/CStone

Checkpoint Combination Pivotal Trial as a Territory-Specific Clinical Trial (“BLU-554 Scenario 3”).

For clarity, if the JSC does not approve the further Development of the BLU-554/CStone Checkpoint Combination or the BLU-554/Other Checkpoint Combination pursuant to BLU-554 Scenario 1 or BLU-554 Scenario 2, respectively, then (i) if Blueprint elects in accordance with its final decision-making authority pursuant to Section 3.7.2(c) (Blueprint Decisions) not to conduct the BLU-554/Other Checkpoint Combination as a Global Clinical Trial, Blueprint will not have any obligation to conduct a Pivotal Trial for the BLU-554/Other Checkpoint Combination as a Global Clinical Trial and (ii) if CStone elects in accordance with its final decision-making authority pursuant to Section 3.7.2(b) (CStone Decisions) not to conduct the BLU-554/CStone Checkpoint Combination Pivotal Trial, then CStone will not have any obligation to conduct any Pivotal Trial for the BLU-554/CStone Checkpoint Combination as a Territory-Specific Clinical Trial.

5.4.3      Development Milestones for BLU-554 Scenario 1 or 2.  If the JSC approves the further Development of either the BLU-554/CStone Checkpoint Combination or the BLU-554/Other Checkpoint Combination pursuant to BLU-554 Scenario 1 or BLU-554 Scenario 2, respectively, then CStone will pay to Blueprint the applicable Development Milestone Payments set forth in Table 10.2.1(b) upon achievement of the corresponding Development Milestone Event for the BLU-554/CStone Checkpoint Combination or the BLU-554/Other Checkpoint Combination, as applicable.

5.4.4      Scenario 1 Election.  If the JSC approves the further Development of the BLU-554/CStone Checkpoint Combination pursuant to BLU-554 Scenario 1, then:

(a)         the Parties will [***] for a period of [***] after the JSC so approves such conduct of further Development of the BLU-554/CStone Checkpoint Combination pursuant to BLU-554 Scenario 1 (or such other period of time as the JSC may otherwise agree), to enter into a separate written agreement setting forth a commercial arrangement relating to Blueprint’s Commercialization of the BLU-554/CStone Checkpoint Combination as a first line therapy for the HCC Indication outside of the Territory, including the rights to be granted to Blueprint with respect to such BLU-554/CStone Checkpoint Combination in the event of termination of this Agreement;

(b)         the Parties will [***] to reach agreement on such commercial arrangement prior to commencement of the BLU-554/CStone Checkpoint Combination Pivotal Trial or any further Development of the BLU-554/CStone Checkpoint Combination after completion of the BLU-554/CStone Checkpoint Combination POC Trial; and

(c)         unless the Parties reach agreement on such commercial arrangement and enter into a written agreement reflecting the same within [***] after the JSC so approves the conduct further Development of the BLU-554/CStone Checkpoint Combination pursuant to BLU-554 Scenario 1 (or such other period of time as the JSC may otherwise agree), neither Party will conduct further Development or other Exploitation of the BLU-554/CStone Checkpoint Combination inside or outside of the Territory under BLU-554 Scenario 1 and any further Development of the BLU-554/CStone Checkpoint Combination as a first line therapy for the HCC Indication must be pursued under BLU-554 Scenario 3.

5.4.5      Scenario 2 Election.  If the JSC approves the further Development of a BLU-554/Other Checkpoint Combination pursuant to BLU-554 Scenario 2, then Blueprint will conduct the BLU-554/Other Checkpoint Combination Pivotal Trial as a Global Clinical Trial in accordance with the Global Development Plan for the BLU-554/Other Checkpoint Combination (and CStone will conduct those Development activities in connection with such BLU-554/Other Checkpoint Combination Pivotal Trial that are allocated to CStone in such Global Development Plan).

5.4.6      Scenario 3 Election.  If the JSC approves the further Development of the BLU-554/Other Checkpoint Combination as a Global Clinical Trial pursuant to BLU-554 Scenario 3, then:

(a)         Patient Recruitment Assistance.  CStone will provide reasonable assistance to Blueprint to recruit and enroll patients from the Territory in the BLU-554/Other Checkpoint Combination Pivotal Trial (to be conducted as a Global Clinical Trial).  Blueprint will be responsible for all [***] costs, in each case reasonably incurred by CStone in connection with CStone’s assistance to recruit patients for the BLU-554/Other Checkpoint Combination Pivotal Trial pursuant to this Section 5.4.6(a) (Patient Recruitment Assistance).  CStone will invoice Blueprint quarterly for the foregoing costs incurred by or on behalf of CStone in such Calendar Quarter, and Blueprint will pay the undisputed amounts invoiced within [***] after the date of any such invoice.

(b)         Agreement to Share Development Costs.  As between the Parties, Blueprint will conduct the BLU-554/Other Checkpoint Combination as a Global Clinical Trial at its cost and expense, subject to the following:

(i)          if CStone elects in accordance with its final decision-making authority pursuant to Section 3.7.2(b) (CStone Decisions) not to conduct the BLU-554/CStone Checkpoint Combination Pivotal Trial as a Territory-Specific Clinical Trial and if Blueprint conducts the BLU-554/Other Checkpoint Combination Pivotal Trial as a Global Clinical Trial, then (A) prior to the commencement of the BLU-554/Other Checkpoint Combination Pivotal Trial, CStone may agree in writing to bear [***] of the costs and expenses incurred by or on behalf of Blueprint in the conduct of the BLU-554/Other Checkpoint Combination Pivotal Trial, in accordance with the terms of Section 5.10 (Responsibility for Development Costs) on an ongoing basis, or (B) if CStone does not so agree to bear [***] of the costs and expenses of such Pivotal Trial, then upon the receipt of the first Regulatory Approval in any of the following: [***] for the BLU-554/Other Checkpoint Combination as a first line therapy for the HCC Indication, CStone will reimburse Blueprint for [***] of such costs and expenses incurred by or on behalf of Blueprint in the conduct of the BLU-554/Other Checkpoint Combination Pivotal Trial, [***], and CStone will (1) file the MAA throughout the Territory and (2) use Commercially Reasonable Efforts to obtain Regulatory Approval of the BLU-554/Other Checkpoint Combination as a first line therapy for the HCC Indication in the Territory. In addition, the JPT will update the Territory-Specific Development Plan for the BLU-554/Other Checkpoint Combination to include those activities required to accomplish the tasks set forth in the foregoing clauses (1) and (2);

(ii)         if CStone conducts the BLU-554/CStone Checkpoint Combination Pivotal Trial as a Territory-Specific Clinical Trial but fails to obtain Regulatory Approval in the PRC for the BLU-554/CStone Checkpoint Combination as a first line therapy for the HCC Indication, and if Blueprint conducts the BLU-554/Other Checkpoint Combination Pivotal Trial as a Global Clinical Trial and receives Regulatory Approval in any of the following: [***] for the BLU-554/Other Checkpoint Combination as a first line therapy for the HCC Indication, then CStone will (1) file the MAA throughout the Territory, and (2) use Commercially Reasonable Efforts to obtain Regulatory Approval of the BLU-554/Other Checkpoint Combination as a first line therapy for the HCC Indication in the Territory. In addition, the JPT will update the Territory-Specific Development Plan for the BLU-554/Other Checkpoint Combination to include those activities required to accomplish the tasks set forth in the foregoing clauses (1) and (2). Thereafter, upon the receipt of Regulatory Approval of the BLU-554/Other Checkpoint Combination as a first line therapy for the HCC Indication in the PRC, CStone will reimburse Blueprint for:

(A)        [***] of such costs and expenses incurred by or on behalf of Blueprint in the conduct of the BLU-554/Other Checkpoint Combination Pivotal Trial, [***];  plus

(B)        [***], less

(C)        all costs and expenses incurred by CStone in the conduct of the BLU-554/CStone Checkpoint Combination Pivotal Trial as a Territory-Specific Clinical Trial.

(iii)       Blueprint will invoice CStone for the costs and expenses set forth in the foregoing clauses (i) and (ii), and Blueprint will pay the undisputed invoiced amounts within [***] after the date of such invoice.

5.4.7      Restrictions on Exploitation of the BLU-554/Other Checkpoint Combination.  CStone will not Exploit any BLU-554/Other Checkpoint Combination outside of the Territory (except to conduct any Development activities allocated to CStone in the Global Development Plan for the BLU-554/Other Checkpoint Combination).

5.5         Additional Blueprint/CStone Combinations.

5.5.1      Proposed Additional Blueprint/CStone Combinations.  If the JPT wishes to include any pharmaceutical or biologic product with respect to which CStone or any of its Affiliates exclusively Control any Know-How or Patent Rights in a Combination Regimen that includes (a) BLU-285 or BLU-667, or (b) BLU-554 (other than a product that contains a CStone Checkpoint Antibody) (i.e., other than the BLU-554/CStone Checkpoint Combination), in each case ((a) or (b)), to be Developed as a Blueprint/CStone Combination under the terms of this Agreement (each, a “Proposed Additional Blueprint/CStone Combination”), then the JPT will develop a Territory-Specific Development Plan (and, if the JPT proposes to Develop such Proposed Additional Blueprint/CStone Combination for purposes of seeking Regulatory Approval outside of the Territory, a Global Development Plan) for such Proposed Additional Blueprint/CStone Combination, which plans will include the conduct of a POC Trial for such Proposed Additional Blueprint/CStone Combination and a regulatory strategy for the receipt of approval from the CNDA to conduct those Clinical Trials contemplated in such Territory-Specific Development Plan.  Thereafter, the JPT will submit such plans to the JSC for its review, discussion, and approval.  If the JSC approves the Development of such Proposed Additional Blueprint/CStone Combination and such Territory-Specific Development Plan and, if applicable, Global Development Plan, then the JSC will submit the same to the Executive Officers to review, discuss, and confirm their approval in writing pursuant to Section 5.5.2 (Executive Officer Decision Regarding Proposed Additional Blueprint/CStone Combination).

5.5.2      Executive Officer Decision Regarding Proposed Additional Blueprint/CStone Combination.  Within [***] after submission by the JSC of the Territory-Specific Development Plan and, if applicable, Global Development Plan for each Proposed Additional Blueprint/CStone Combination approved by the JSC pursuant to Section 5.5.1 (Proposed Additional Blueprint/CStone Combinations), the Executive Officers will review, discuss, and confirm in writing (i) whether or not to Develop under this Agreement such Proposed Additional Blueprint/CStone Combination pursuant to such Territory-Specific Development Plan and, if applicable, Global Development Plan, and (ii) if the Parties will [***] all costs and expenses of each POC Trial to be conducted for such Proposed Additional Blueprint/CStone Combination [***].

(a)         Executive Officer Approval.  If the Executive Officers confirm the JSC’s recommendation to Develop under this Agreement the applicable Proposed Additional Blueprint/CStone Combination, then (i) the Parties will enter into an amendment to this Agreement or a separate written agreement, in either case, governing the Parties’ rights and obligations with respect to the Development of such approved Blueprint/CStone Combination, (ii) such Proposed Additional Blueprint/CStone Combination will be a Blueprint/CStone Combination and the pharmaceutical or biologic product with respect to which CStone or any of its Affiliates Controls any Know-How or Patent Rights included in such Proposed Additional Blueprint/CStone Combination will be a CStone Product, in each case, for all purposes of this Agreement, (iii) CStone or Blueprint (as set forth in the Territory-Specific Development Plan or Global Development Plan for such Proposed Additional Blueprint/CStone Combination) will conduct the POC Trial for such Blueprint/CStone Combination in accordance with the terms of this Agreement, including the Territory-Specific Development Plan or Global Development Plan (as applicable) in the form(s) approved by the JSC, and (iv) the Parties will [***] all costs and expenses of each POC Trial for such Blueprint/CStone Combination unless the Executive Officers determine as part of their confirmation of the approval of the Development of such Proposed Additional Blueprint/CStone Combination under this Agreement pursuant to this Section 5.5.2(a) (Executive Officer Approval) that the Party that is not conducting a POC Trial for such Blueprint/CStone Combination (the “Non-Funding Party”) will not be responsible for [***] of the costs and expenses of such POC Trial.  In such event, the Non-Funding Party will not have any rights with respect to any data or results generated from such a POC Trial for such Blueprint/CStone Combination, including pursuant to Section 5.14 (Data Exchange and Use) or pursuant to Section 6.4 (Right of Reference), unless and until the Non-Funding Party reimburses the other Party for [***] of the costs and expenses incurred by the other Party in connection with any such POC Trial for such Blueprint/CStone Combination [***] share of the costs and expenses incurred by the other Party in connection with any such POC Trial for such Blueprint/CStone Combination, except as necessary for such Non-Funding Party to comply with Applicable Law or safety reporting requirements of the applicable Regulatory Authorities (A) if the Non-Funding Party is CStone, in the Territory after [***], or (B) if the Non-Funding Party is Blueprint, inside the Territory prior to [***] and at all times outside of the Territory.

(b)         No Executive Officer Approval.  If the Executive Officers do not agree to confirm the JSC’s recommendation to Develop under this Agreement a Proposed Additional Blueprint/CStone Combination, then such Proposed Additional Blueprint/CStone Combination will not be a Blueprint/CStone Combination for purposes of this Agreement and the Parties may not Exploit such Proposed Additional Blueprint/CStone Combination under this Agreement unless and until the Executive Officers agree to so confirm the Development thereof hereunder.

5.5.3      Further Exploitation of Proposed Additional Blueprint/CStone Combinations.  If the JSC determines to approve the conduct of a Pivotal Trial as a Global Clinical Trial for any Blueprint/CStone Combination that was a Proposed Additional Blueprint/CStone Combination approved by the Executive Officers pursuant to Section 5.5.2 (Executive Officer Decision Regarding Proposed Additional Blueprint/CStone Combination), then:

(a)         the JSC will determine which Party will conduct such Pivotal Trial as a Global Clinical Trial;

(b)         following completion of the POC Trial for such Blueprint/CStone Combination (or at such earlier time as may be determined by the JSC), the Parties will [***] to enter into a separate written agreement setting forth a commercial arrangement relating to Commercialization of such Blueprint/CStone Combination outside of the Territory, including the rights to be granted to Blueprint with respect to such Blueprint/CStone Combination in the event of termination of this Agreement;

(c)         the Parties will [***] to reach agreement on such commercial arrangement prior to commencement of such Pivotal Trial or any further Development of such Blueprint/CStone Combination after completion of the POC Trial for such Blueprint/CStone Combination; and

(d)         neither Party will conduct further Development or other Exploitation of the applicable Blueprint/CStone Combination outside of the Territory unless and until the Parties enter into a written agreement setting forth such terms.

5.6         New Development by CStone.  Notwithstanding CStone’s final decision-making authority with respect to Development activities for a Collaboration Product that are Territory-specific as set forth in Section 3.7.2(b) (CStone Decisions), if CStone proposes to Develop a Collaboration Product for a new Indication, different patient population, or different line of therapy (i.e., on a Collaboration Product-by-Collaboration Product basis, any Indication other than (a) any of the Indications contemplated in Section 10.2 (Milestone Payments) for such Collaboration Product, or (b) any other Indication for which CStone or the Parties are Developing such Collaboration Product hereunder at such time) (“New Indication”) for the Territory, then CStone will present to the JSC to review, discuss, and determine whether to approve, a proposal to add such Development activities for such New Indication to the Territory-Specific Development Plan for the applicable Collaboration Product, including the regions in the Territory in which such activities would be conducted (a “New

Development Proposal”).  Each New Development Proposal will describe in reasonable detail the applicable non-clinical and preclinical studies and Clinical Trials that CStone desires to conduct with respect to such New Indication, including a synopsis of the trial or activities, the proposed enrollment criteria, the number of patients to be included, the endpoints to be measured, and the statistical design and powering (the “New Development Activities”), as well as a proposed timeline and budget and an analysis of the business opportunity and revenue potential anticipated to result from such New Development Activities.

5.6.1      JSC Decision Regarding New Development Activities.  The JSC will review, discuss, and determine whether to approve a New Development Proposal within [***] after receipt thereof from CStone.

(a)         JSC Approval.  If the JSC approves a New Development Proposal, then upon such an approval, (i) the New Development Activities set forth in such New Development Proposal will be “New Territory-Specific Development Activities” for purposes of this Agreement, and (ii) the JPT will update the Territory-Specific Development Plan for such Collaboration Product to include such New Territory-Specific Development Activities for those regions in the Territory agreed by the JSC, including the proposed timelines and budget, in each case, for such New Development Activities set forth in such New Development Proposal (as may be amended by the JSC upon such approval).  Any New Territory-Specific Development Activities included in a Territory-Specific Development Plan pursuant to this Section 5.6.1(a) (JSC Approval) will be Development activities for all purposes under Section 5.1.1 (Development Diligence Obligations).

(b)         No JSC Approval.  If the JSC fails to approve a New Development Proposal, then upon such a failure, the New Development Activities proposed in the New Development Proposal will not be included in any Territory-Specific Development Plan and CStone will not perform any such New Development Activities.

5.7         Standard of Conduct.  CStone will perform, and will cause its Affiliates, Sublicensees, and Subcontractors to perform, all Development activities for the Collaboration Products (including New Territory-Specific Development Activities) in good scientific manner, in accordance with GLP, cGMP, and GCP, as applicable, and in compliance with Applicable Law. In addition, each Party will conduct its obligations with respect to any Global Clinical Trial under a Global Development Plan or (with respect to CStone) Territory-Specific Clinical Trial under a Territory-Specific Development Plan (as applicable) in strict adherence with the study design set forth in the applicable protocol therefor including the BLU-554 Monotherapy POC Trial, the BLU-554 Monotherapy Pivotal Trial, and each BLU-554 Combination POC Trial and as set forth in such Global Development Plan or such Territory-Specific Development Plan, each as may be amended from time to time, and will comply with each statistical analysis plan implemented by the other Party (as applicable) in connection therewith.

5.8         New Development by Blueprint.  If CStone (either itself or through its Affiliate) does not agree to serve as the Territory Sponsor or regulatory agent in the Territory for the Global Clinical Trials for a Collaboration Product for a New Indication, then:

5.8.1      Right to Develop. CStone will not be obligated to implement such Global Clinical Trials in the Territory and, notwithstanding anything to the contrary set forth in this Agreement (including the terms of Section 2.1 (License Grant to CStone)), Blueprint will have the right to implement such Global Clinical Trials for such Collaboration Product for such New Indication globally (including in the Territory) at Blueprint’s cost and expense;

5.8.2      CStone Assistance. CStone will provide reasonable assistance to Blueprint to recruit and enroll patients from the Territory for such Global Clinical Trials and Blueprint will be responsible for [***] costs, in each case, reasonably incurred by or on behalf of CStone in connection with CStone’s assistance to recruit patients for such Global Clinical Trials in the Territory (and CStone will invoice Blueprint quarterly for the foregoing costs incurred by or on behalf of CStone in such Calendar Quarter, and Blueprint will pay the undisputed invoiced amounts within [***] after the date of any such invoice);

5.8.3      CStone New Indication Share. [***], the JSC will review, discuss, and determine whether to approve the share of the total costs and expenses of the Global Clinical Trials for a Collaboration Product for a New Indication incurred by or on behalf of Blueprint in the conduct of the applicable Global Clinical Trials for which CStone will be responsible (for each such New Indication, the “CStone New Indication Share”); and

5.8.4      CStone Sharing of Development Costs. If CStone wishes to be granted rights with respect to any data or results generated in such Global Clinical Trials for such Collaboration Product for such New Indication, including pursuant to Section 5.14 (Data Exchange and Use) or Section 6.4 (Right of Reference), then either (a) [***] CStone will agree in writing to bear the applicable CStone New Indication Share of the costs and expenses incurred by or on behalf of Blueprint in the conduct of such Global Clinical Trials (and all subsequent Development of such Collaboration Product for such New Indication) in accordance with the terms of Section 5.10 (Responsibility for Development Costs) on an ongoing basis, (b) if CStone does not so agree to bear such CStone New Indication Share of the costs and expenses of such Global Clinical Trials for such Collaboration Product for such New Indication on an ongoing-basis [***], then [***] for such Collaboration Product in such New Indication, CStone will agree in writing to bear the applicable CStone New Indication Share of the costs and expenses incurred by or on behalf of Blueprint in the conduct of such Pivotal Trial in accordance with the terms of Section 5.10 (Responsibility for Development Costs) on an ongoing basis, and will reimburse Blueprint for the CStone New Indication Share of all costs and expenses incurred as of such date by or on behalf of Blueprint in the conduct of the Global Clinical Trials for such Collaboration Product for such New Indication in accordance with the terms of Section 5.10 (Responsibility for Development Costs) [***], or (c) if CStone does not so agree to bear the applicable CStone New Indication Share for such Collaboration Product for such New Indication as set forth in the foregoing clauses (a) or (b), then upon the receipt of the first Regulatory Approval for such Collaboration Product for such New Indication in the any of the following: [***], CStone will reimburse Blueprint for the CStone New Indication Share of such costs and expenses incurred by or on behalf of Blueprint in the conduct of all Global Clinical Trials for such Collaboration Product for such New Indication in accordance with the terms of Section 5.10 (Responsibility for Development Costs) [***]. If CStone elects to bear the applicable CStone New Indication Share of the costs and expenses incurred by or on behalf of Blueprint in the conduct of the Global Clinical Trials for a Collaboration Product for a New Indication pursuant to the foregoing clause (a), then following completion of a Global Clinical Trial for such Collaboration Product for such New Indication, [***] CStone may elect to opt-out of its agreement to bear the applicable CStone New Indication Share of the costs and expenses of such Global Clinical Trials on an on-going basis upon [***] prior written notice prior to Blueprint, but if CStone elects to so opt-out, then if CStone wishes to be granted rights with respect to any data or results generated in such Global Clinical Trials for such Collaboration Product for such New Indication, including pursuant to Section 5.14 (Data Exchange and Use) or Section 6.4 (Right of Reference), CStone will be required to reimburse Blueprint for the applicable CStone New Indication Share of all costs and expenses incurred by or on behalf of Blueprint after the date of such opt-out in the conduct of all Global Clinical Trials for such Collaboration Product for such New Indication in accordance with the terms of Section 5.10 (Responsibility for Development Costs) [***]. If CStone does not bear the applicable CStone New Indication Share of the costs and expenses of such Global Clinical Trials for such Collaboration Product for such New Indication as set forth in the foregoing sentence or as set forth in clauses (a), (b), or (c), then CStone will not have any rights with respect to any data or results generated in such Global Clinical Trials for such New Indication, including pursuant to Section 5.14 (Data Exchange and Use) or Section 6.4 (Right of Reference) except as necessary for CStone to comply with Applicable Law or safety reporting requirements to applicable Regulatory Authorities in the Territory after [***].

5.9         Development of Co-Formulated Products.  Unless otherwise agreed by the Parties, in the course of performing their obligations and exercising their rights under this Agreement, neither Party will (independently or for or with any Third Party) Develop any co-formulated pharmaceutical or biologic product that includes a Blueprint Product together with any CStone Product.

5.10       Responsibility for Development Costs.

5.10.1    Development Costs for Combination Regimens Including BLU-554.  Blueprint will reimburse CStone for [***] of all [***]expenses incurred by or on behalf of CStone in connection with the BLU-554/CStone Checkpoint Combination POC Trial, to the extent incurred in accordance with the BLU-554/CStone Checkpoint Combination POC Budget.  Unless otherwise agreed by the Parties in writing, Blueprint will not be responsible for any costs and expenses incurred by or on behalf of CStone in connection with the BLU-554/CStone Checkpoint Combination POC Trial that exceed [***]. CStone will reimburse Blueprint for [***] of all [***] expenses incurred by or on behalf of Blueprint in connection with the BLU-554/Other Checkpoint Combination POC Trial (if conducted) (including the costs of supply of any antibody that binds to, targets, or otherwise recognizes [***] PD-L1 included in a BLU-554/Other Checkpoint Combination)[***].  Blueprint will be responsible for all costs and expenses incurred [***].  Each Party will invoice the other Party quarterly for the foregoing costs incurred by or on behalf of such Party in such Calendar Quarter, and the other Party will pay the undisputed invoiced amounts within [***] after the date of any such invoice.

5.10.2    Other Territory-Specific Development Costs.  Except as otherwise set forth in this Agreement, and otherwise subject to Section 5.3 (Global Development Plans) and Section 5.4.6 (Scenario 3 Election) (with respect to Blueprint’s responsibility to reimburse CStone’s costs), CStone will be solely responsible for all costs and expenses incurred by or on behalf of CStone in connection with the Development of each Collaboration Product in the Territory, including the performance of Development activities for the Collaboration Products under each Territory-Specific Development Plan.

5.10.3    Other Global Development Costs.  Except as otherwise set forth in this Agreement, and otherwise subject to Section 5.3 (Global Development Plans) and Section 5.4.6 (Scenario 3 Election) (with respect to Blueprint’s responsibility to bear costs and expenses), CStone will be responsible for and will pay (a) all Third Party out-of-pocket costs [***], (b) all other costs and expenses [***], and (c) the internal costs (at the FTE Rate) of Blueprint personnel incurred [***].  Blueprint will invoice CStone quarterly for the foregoing costs incurred by or on behalf of Blueprint in such Calendar Quarter, and CStone will pay the undisputed invoiced amounts within [***] after the date of any such invoice.

5.11       Clinical Trial Audit Rights.

5.11.1    Conduct of Audits.  Upon reasonable notification by Blueprint [***] and based on an audit scope agreed upon by the Parties, Blueprint or its representatives may conduct an audit of CStone, its Affiliates, or any Sublicensees, Subcontractors, and all Clinical Trial sites engaged by CStone or its Affiliates or Sublicensees to perform CStone’s obligations under any Global Development Plan or Territory-Specific Development Plan, in each case, to ensure that the applicable Global Clinical Trials and Territory-Specific Clinical Trials are conducted in compliance with the applicable Global Development Plan or Territory-Specific Development Plan, GCP, and Applicable Law and meet Blueprint’s global Clinical Trial standards provided by Blueprint from time to time during the Term.  [***], Blueprint will provide CStone with a written summary of Blueprint’s findings of any deficiencies or other areas of remediation that Blueprint identifies during any such audit.  CStone will use Commercially Reasonable Efforts to remediate any such deficiencies within [***] following CStone’s receipt of such report[***].  Without limiting the foregoing, CStone will have the right to be present at any such audit conducted by Blueprint pursuant to this Section 5.11.1 (Conduct of Audits) of any Sublicensees, Subcontractors, or Clinical Trial sites.

5.11.2    Deficient Sites and Replacement.  With respect to any Global Clinical Trial or Territory-Specific Clinical Trial, if either Party reasonably determines that any deficiencies with respect to a Clinical Trial site identified pursuant to Section 5.11.1 (Conduct of Audits) (each, a “Deficient Site”) may cause a Regulatory Authority to reject or otherwise deem deficient the Clinical Trial data from the conduct of any such Global Clinical Trial or Territory-Specific Clinical Trial (as applicable) at such Deficient Site, then such Party will notify the other Party of such Deficient Site and the Parties will discuss and attempt to agree upon a remediation plan for such Deficient Site. If the Parties cannot agree to such a remediation plan for a Deficient Site that is participating in a Global Clinical Trial, then CStone will promptly remove such Deficient Site from the applicable Global Clinical Trial or Territory-Specific Clinical Trial and replace such Deficient Site with a new Clinical Trial site (a “Replacement Site”) within the Territory, and the Parties will [***] costs of such replacement (unless not permitted by Applicable Law or for ethical reasons).  Any such Replacement Site will be compliant in all respects with Applicable Law and Blueprint’s global Clinical Trial standards.  CStone will invoice Blueprint quarterly for [***] of the foregoing costs incurred by or on behalf of Blueprint in such Calendar Quarter and provide Blueprint with reasonable documentation of such costs, and Blueprint will pay any undisputed invoiced amounts within [***] after the date of any such invoice.

5.11.3    CStone Audits.  CStone will provide Blueprint with copies of all quality oversight or audit reports prepared in connection with any audit that CStone or its Affiliates or Sublicensees conduct of any Sublicensee, Subcontractor, or Clinical Trial site that CStone or its Affiliates or Sublicensees have engaged or are evaluating to potentially engage to fulfill CStone’s obligations under a Global Development Plan or a Territory-Specific Development Plan no later than [***] after receiving or preparing any such report (as applicable).  If Blueprint believes in good faith that any such quality oversight or audit report may be necessary in connection with obtaining, supporting, or maintaining one or more Regulatory Approvals for a Collaboration Product or for other communications with Regulatory Authorities outside of the Territory, then upon Blueprint’s request, CStone will provide a certified translation thereof [***].

5.12       Development Records.  CStone will, and will cause its Affiliates, Sublicensees, and Subcontractors to, maintain reasonably complete, current, and accurate records of all Development activities conducted by or on behalf of CStone, and its Affiliates, Sublicensees, and Subcontractors, respectively, pursuant to this Agreement and all data and other information resulting from such activities consistent with its usual practices, in validated computer systems that are compliant with 21 C.F.R. §11 and in accordance with Applicable Law of both the United States and the Territory.  CStone will maintain all such records relating to the Development of Collaboration Products for a period of [***].  Such records will fully and properly reflect all work done and results achieved in the performance of the Development activities for the Collaboration Products in good scientific manner appropriate for regulatory and patent purposes.  CStone will document all non-clinical and preclinical studies and Clinical Trials in formal written study reports in accordance with GLP, cGMP, and GCP, as applicable, and in compliance with Applicable Law.  Upon Blueprint’s reasonable request, not more frequently than [***] during which CStone or its Affiliates, Sublicensees, or Subcontractors are performing or having performed Development activities for any Collaboration Product, CStone will, and will cause its Affiliates, Sublicensees, and Subcontractors to, allow Blueprint to access, review, and copy such records (including access to relevant databases).  Subject to Section 5.4.4 (Scenario 1 Election), Section 5.4.5 (Scenario 2 Election), and Section 5.4.7 (Restrictions on Exploitation of the BLU-554/Other Checkpoint Combination), Blueprint will have the right to use the data and results generated by or on behalf of CStone and its Affiliates, Sublicensees, and Subcontractors hereunder to Exploit the Blueprint Compounds, Blueprint Products, and Blueprint Combination Products outside of the Territory and to perform Development activities under a Global Development Plan that are allocated to Blueprint thereunder.  Each Party will ensure that all records or other documents that it transmits to the other Party electronically under this Agreement are transmitted over secure systems that include adequate encryption safeguards to prevent unauthorized access and maintain data security.

5.13       Development Reports.  No later than [***] during which CStone is performing, or having performed, Development activities for any Collaboration Product, CStone will provide Blueprint[***] with reasonably detailed written reports summarizing the Development activities performed during the period since the preceding report, the Development activities in process, and the future activities that CStone or its Sublicensees or Subcontractors expect to initiate, including a summary of the data, timelines, and results of such Development activities.  Such reports will be in English.  CStone will also establish a secure link that includes adequate encryption safeguards to provide Blueprint with electronic access to such information.  Without limiting the foregoing, such reports will contain sufficient detail to enable Blueprint to assess CStone’s compliance with its Development diligence obligations set forth in Section 5.1 (Development Diligence and Responsibilities).  CStone will promptly respond to Blueprint’s reasonable requests from time to time for additional information regarding significant Development activities for any Collaboration Product performed by or on behalf of CStone or its Affiliates, Sublicensees, or Subcontractors.  The Parties will discuss the status, progress, and results of all Development activities at each JSC meeting.  Such reports will be the Confidential Information of CStone and subject to the terms of Article 11 (Confidentiality; Publication).

5.14       Data Exchange and Use.  In addition to its adverse event and safety data reporting obligations set forth in Section 6.5 (Adverse Events Reporting), each Party will [***] provide the other Party with copies of all data and results and all supporting documentation (e.g., protocols, Investigator’s

Brochures, case report forms, analysis plans) Controlled by such Party that are generated by or on behalf of such Party or its Affiliates, Sublicensees, or Subcontractors, if applicable, in the Development of each Collaboration Product.  Subject to Section 5.4.4 (Scenario 1 Election), Section 5.4.5 (Scenario 2 Election), and Section 5.4.7 (Restrictions on Exploitation of the BLU-554/Other Checkpoint Combination), CStone will have the right to use and reference such data and results provided by Blueprint for the purpose of obtaining, supporting, and maintaining Local Manufacturing Approvals, Regulatory Approvals, and any Reimbursement Approval, as applicable, of the Collaboration Products in the Territory, without additional consideration.  Subject to Section 5.4.4 (Scenario 1 Election), Section 5.4.5 (Scenario 2 Election), and Section 5.4.7 (Restrictions on Exploitation of the BLU-554/Other Checkpoint Combination), Blueprint and its designees will have the right to use and reference such data and results provided by CStone for the purpose of obtaining, supporting, or maintaining Regulatory Approval or any Reimbursement Approval, as applicable, of any Blueprint Product or Blueprint Combination Product outside of the Territory, without additional consideration.

5.15       Development of Companion Diagnostics.  In connection with the Commercialization of any Collaboration Product for which the JSC has approved a Territory-Specific Development Plan (as applicable) contemplating the Development of one or more companion diagnostic products to be used in connection with such Collaboration Product (each a “Companion Diagnostic”), CStone may elect to Develop one or more Companion Diagnostics solely in the Territory.  Unless otherwise allocated to CStone under a Global Development Plan for a Collaboration Product, Blueprint will be responsible for Developing Companion Diagnostics for Collaboration Products if such Companion Diagnostics are to be used with one or more Collaboration Products inside and outside of the Territory.  If JSC determines that CStone will Develop a Companion Diagnostic for use with the Commercialization of any Collaboration Product in the Territory, then CStone will be responsible for [***].  Without limiting CStone’s reimbursement obligations under Section 5.10 (Responsibility for Development Costs) (which obligations pertain to the Development of each Collaboration Product, including the cost to purchase Companion Diagnostics [***] to screen patients in connection with the Development of such Collaboration Products), Blueprint will be responsible for [***].  Notwithstanding Blueprint’s responsibility for [***], if CStone wishes to use any Companion Diagnostic Developed by Blueprint in connection with CStone’s Commercialization of any Collaboration Product in the Territory, then CStone will reimburse Blueprint for: (a) [***] that are related to the Development of Companion Diagnostics for use with a Collaboration Product solely in the Territory [***]; and (b) with respect to [***] that are related to the Development of Companion Diagnostics for use both inside and outside of the Territory [***] (i) [***], and (ii) [***].

Article 6

REGULATORY

6.1         Regulatory Strategy; Combination Regimens Including BLU-554.  The JPT will discuss and develop a regulatory strategy for each Collaboration Product and will submit the same to the JSC to review, discuss, and determine whether to approve.  Without limiting the generality of the foregoing, the JPT will discuss and develop, and submit the same to the JSC to review, discuss, and determine whether to approve, a regulatory strategy for receipt of approval from the CNDA with respect to the conduct of (a) the BLU-554/CStone Checkpoint Combination POC Trial [***], and (b) if the JSC approves the conduct thereof, the BLU-554/Other Checkpoint Combination POC Trial, [***].  In addition, if the JSC approves the further Development of the BLU-554/CStone Checkpoint Combination or the BLU-554/Other Checkpoint Combination beyond the applicable BLU-554 Combination POC Trials (including any BLU-554 Combination Pivotal Trial), then the JPT will discuss any changes to the applicable JSC-approved regulatory strategy required for such further Development and submit the same to the JSC to review, discuss, and determine whether to approve.  From time to time the JPT may update the regulatory strategy for any Collaboration Product and submit the same to the JSC to review, discuss, and determine whether to approve.  Once approved by the JSC, each update to a regulatory strategy for such a Collaboration Product will become effective and supersede the then-current regulatory strategy for such Collaboration Product.

6.2         CStone’s Responsibilities.

6.2.1      Obtaining and Maintaining Regulatory Approvals.  Each Party will keep the other Party informed of regulatory developments related to the Collaboration Products in each region in the Territory and will promptly notify the other Party in writing of any decision by any Regulatory Authority in the Territory regarding any Collaboration Product.

(a)         In the PRC. Prior to [***] CStone or one of its Affiliates will be responsible for undertaking all regulatory activities and interactions with Regulatory Authorities in the PRC for such Blueprint Product (and any Combination Regimen of which such Blueprint Product is a part) in Blueprint’s name as the express and authorized regulatory agent of record for Blueprint in the Territory and will take such actions on behalf of and for the benefit of Blueprint in the PRC in accordance with the applicable regulatory strategy approved by the JSC (including performing any and all regulatory activities assigned to CStone in this Agreement or by the JSC during the Term in connection with the Development or Commercialization of a Collaboration Product in the Territory). Following (i) [***] and (ii) [***], CStone or one of its Affiliates will be responsible for all regulatory activities and interactions with Regulatory Authorities in the PRC leading up to and including obtaining (to the extent not already obtained) and thereafter maintaining, Local Manufacturing Approvals, Regulatory Approvals, and any Reimbursement Approvals, as applicable, for such locally-Manufactured Blueprint Product (and any Combination Regimen of which such locally-Manufactured Blueprint Product is a part) in the PRC in CStone’s or its Affiliate’s own name in accordance with the applicable regulatory strategy approved by the JSC.  Prior to undertaking any such activities and interactions relating to obtaining and maintaining Local Manufacturing Approvals, Regulatory Approvals, or Reimbursement Approvals for any Collaboration Product in the PRC, whether prior to or after [***] for the applicable Blueprint Product, CStone will submit a reasonably detailed plan for undertaking the same to the JSC for review and discussion.  Following [***] for a Blueprint Product, CStone or one of its Affiliates will continue to be responsible for all regulatory activities and interactions with Regulatory Authorities in the PRC with respect to any imported version of such Blueprint Product (and any Combination Regimen of which such imported Blueprint Product is a part) as the express and authorized regulatory agent of record for Blueprint in the PRC and will continue to take such actions with respect to the imported Blueprint Product on behalf of and for the benefit of Blueprint in the PRC in accordance with the applicable regulatory strategy approved by the JSC. For clarity, if [***] does not occur for a Blueprint Product because the applicable Manufacturing Technology Transfer Plan approved by the JSC for such Blueprint Product does not contemplate the transfer of Manufacturing activities to CStone sufficient for CStone to obtain all applicable Regulatory Approvals required to market and sell a locally-Manufactured version of such Blueprint Product in the PRC in the name of CStone or its Affiliate, then CStone or one of its Affiliates will continue to act as Blueprint’s regulatory agent of record in the Territory with respect to such Blueprint Product (and any Combination Regimen of which such Blueprint Product is a part), in each case, as set forth in this Section 6.2.1 (Obtaining and Maintaining Regulatory Approvals), and neither CStone nor any of its Affiliates will be obligated to obtain Regulatory Approval for such Blueprint Product in the PRC in the name of CStone or any of its Affiliates.

(b)         Obtaining and Maintaining Regulatory Approvals outside the PRC. CStone will be responsible for all regulatory activities leading up to and including obtaining, and thereafter maintaining, Regulatory Approvals and any Reimbursement Approvals in all regions of the Territory other than the PRC in its own name or in the name of its Affiliate, Sublicensee, or Third Party Distributor.

6.2.2      Consultation with CNDA. Following receipt of the IND for each Collaboration Product, if the Parties determine to pursue any Development of the applicable Collaboration Product that is not included in the scope of the protocols submitted with the initial IND (e.g., to add the performance of Clinical Trials for any Combination Regimen), then at Blueprint’s reasonable request CStone will request a consultation meeting with the CNDA to discuss such additional Development in advance of implementing such additional or revised Clinical Trial protocols.

6.2.3      Review of Regulatory Submissions.  CStone will provide to Blueprint for review and comment drafts of all Regulatory Submissions in the Territory for the Collaboration Products, other than the pre-IND meeting request referred to in Section 5.1.4(a) (BLU-554 Monotherapy Clinical Trials).  CStone will incorporate any comments received from Blueprint on such Regulatory Submissions where required under Applicable Law and will consider [***] and incorporate [***] any other comments received from Blueprint on such Regulatory Submissions.  In addition, each Party will notify the other Party of any Regulatory Submissions for the Collaboration Products and any comments or other correspondences related thereto submitted to or received from any Regulatory Authority in the Territory and will provide the other Party with copies thereof as soon as reasonably practicable, but in all events within [***] after submission or receipt thereof (or such longer time period as may be necessary to obtain translations thereof).  If any such Regulatory Submission, comment, or correspondence is not in English, then CStone will also provide Blueprint with a certified English translation as soon as practicable after receipt of such Regulatory Submission, comment, or correspondence[***].  Blueprint will have the right to review and comment on all such Regulatory Submissions, and CStone will [***] and incorporate such comments [***].

6.2.4      Notice of Meetings.  Each Party will provide the other Party with notice of any meeting or discussion with any Regulatory Authority in the Territory related to any Collaboration Product no later than [***] after receiving notice thereof [***].  CStone will lead any such meeting or discussion and Blueprint or its designee will have the right, but not the obligation, to attend and participate in any such meeting or discussion unless prohibited or restricted by Applicable Law or Regulatory Authority, provided that to the extent such meeting or discussion relates solely to any locally-Manufactured version of Blueprint Products after [***] for such Blueprint Product, Blueprint or its designee will have the right to [***] such meeting or discussion.  At CStone’s request, Blueprint will reasonably cooperate with CStone in preparing for any such meeting or discussion.  If Blueprint elects not to attend such meeting or discussion, then CStone will provide to Blueprint a written summary thereof in English promptly following such meeting or discussion.  For clarity, the terms of this Section 6.2.4 (Notice of Meetings) do not apply to any meeting or discussion relating solely to any CStone Product.

6.2.5      CStone Responsibility for Costs and Expenses.  CStone will be responsible for all costs and expenses incurred in connection with the performance of all regulatory activities leading up to and including obtaining and thereafter maintaining, Local Manufacturing Approvals, Regulatory Approvals, and any Reimbursement Approvals, as applicable, for each Collaboration Product from Regulatory Authorities in the Territory.

6.3         Blueprint’s Responsibilities. Other than with respect to a locally-Manufactured version of a Blueprint Product following [***] therefor (if applicable), Blueprint will own and hold all Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals, as applicable, for all Collaboration Products in the PRC, and upon CStone’s reasonable request Blueprint will provide CStone with access to and copies of the applicable Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals for such Collaboration Products in the PRC.  Following [***] with respect a locally-Manufactured version of a Blueprint Product (if applicable), CStone will own and hold the Local Manufacturing Approvals, Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals, as applicable, for such locally-Manufactured version of such Blueprint Product (and any Combination Regimen of which such Blueprint Product is a part) in the PRC, and upon Blueprint’s reasonable request CStone will provide Blueprint with access to and copies of the applicable Local Manufacturing Approvals, Regulatory Submissions, Regulatory Approvals, and Reimbursement Approvals for such locally-Manufactured version of such Blueprint Product (and each Combination Regimen of which it is a part) in the PRC.  For clarity, following [***], Blueprint will continue to own and hold the IDL and other Regulatory Submissions, Regulatory Approvals, and other approvals and authorizations in the PRC, as applicable, with respect to imported Blueprint Products. Blueprint will reasonably cooperate with CStone in obtaining any Regulatory Approvals and any Reimbursement Approvals, as applicable, for each Collaboration Product in the Territory by providing access to Regulatory Approvals, Regulatory Submissions, clinical data, and other data, information, and documentation for the Collaboration Products, both inside and outside of the Territory, in each case, to the extent Controlled by Blueprint.  CStone [***] in connection with providing any such access or further assistance to CStone.

6.4         Right of Reference.  Each Party will grant, and hereby does grant, to the other Party a right of reference to all Regulatory Submissions pertaining to the Collaboration Products in the Field submitted by or on behalf of such Party or its Affiliates, including any CStone Product as necessary in relation to any Blueprint/CStone Combination.  Subject to Section 5.4.4 (Scenario 1 Election), Section 5.4.5 (Scenario 2 Election), Section 5.4.7 (Restrictions on Exploitation of the BLU-554/Other Checkpoint Combination), Section 5.5.2 (Executive Officer Decision Regarding Proposed Additional Blueprint/CStone Combination), Section 5.5.3 (Further Exploitation of Proposed Additional Blueprint/CStone Combinations that are Blueprint/CStone Combinations), and Section 5.8 (New Development by Blueprint), CStone may use such right of reference to Blueprint’s Regulatory Submissions solely for the purpose of seeking, obtaining, supporting, and maintaining Local Manufacturing Approvals, Regulatory Approvals, and any Reimbursement Approvals, as applicable, for the applicable Collaboration Product in the Field in the Territory, as Blueprint’s authorized regulatory agent of record, or on its own behalf for a locally-Manufactured version of a Blueprint Product following [***] for such Blueprint Product.  Subject to Section 5.4.4 (Scenario 1 Election), Section 5.4.5 (Scenario 2 Election), Section 5.4.7 (Restrictions on Exploitation of the BLU-554/Other Checkpoint Combination), Section 5.5.2 (Executive Officer Decision Regarding Proposed Additional Blueprint/CStone Combination), Section 5.5.3 (Further Exploitation of Proposed Additional Blueprint/CStone Combinations that are Blueprint/CStone Combinations), and Section 5.8 (New Development by Blueprint), Blueprint may use such right of reference to CStone’s Regulatory Submissions, if any, solely for the purpose of seeking, obtaining, supporting, and maintaining Regulatory Approval and any Reimbursement Approvals of the Blueprint Products and Blueprint Combination Products outside of the Territory.  Each Party will bear its own costs and expenses associated with providing the other Party with the right of reference pursuant to this Section 6.4 (Right of Reference).  Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this Section 6.4 (Right of Reference) and to give the other Party the benefit of the granting Party’s Regulatory Submissions in the other Party’s territory as provided herein.  Such actions may include (a) providing to the other Party copies of correspondence and communications received from the applicable Regulatory Authorities related to such Party’s application for Regulatory Approval of the Collaboration Products in the Territory (if CStone is the Party seeking Regulatory Approval) and of the Blueprint Products and Blueprint Combination Products outside of the Territory (if Blueprint is the Party seeking Regulatory Approval), or (b) providing the other Party with any underlying raw data or information submitted by the granting Party to the Regulatory Authority with respect to any Regulatory Submissions Controlled by such granting Party or its Affiliates that relates to any Collaboration Product (with respect to the grant to CStone) or any Blueprint Product or Blueprint Combination Product (with respect to the grant to Blueprint).

6.5         Adverse Events Reporting.

6.5.1      Safety Agreements.  [***] the Parties will enter into one or more written agreements setting forth worldwide safety and pharmacovigilance procedures for the Parties with respect to each Collaboration Product (a “Safety Agreement”). Each Safety Agreement will describe the obligations of both Parties with respect to the coordination of collection, investigation, reporting, and exchange of information between the Parties concerning any adverse event experienced by a subject or, in the case of non-clinical studies, an animal in a toxicology study, and the seriousness thereof, whether or not determined to be attributable to any Blueprint Compound or Collaboration Product, including any such information received by either Party from a Third Party (subject to receipt of any required consents from such Third Party) and will be sufficient to permit each Party and its Affiliates, licensees, or Sublicensees (as applicable) to comply with its legal obligations with respect thereto, including each Party’s obligations as the owner or holder of Regulatory Approvals and Regulatory Submissions for such Collaboration Product in the Territory, as applicable. Each Safety Agreement will also detail each Party’s responsibilities with respect to recalls and withdrawals of the applicable Collaboration Product inside and outside of the Territory. If required by changes in Applicable Law, then the Parties will make appropriate updates to the applicable Safety Agreements.  Each Party will comply with its respective obligations under each Safety Agreement and cause its Affiliates, licensees, and Sublicensees to comply with such obligations.  Each Party will notify the other Party of any new planned Clinical Trials for any Collaboration Product and the Parties will update the Safety Agreement to the extent necessary to comply with any applicable requirements set forth under Applicable Law or of any Regulatory Authorities related to adverse event reporting, drug safety, patient safety, pharmacovigilance, and risk management. Notwithstanding anything to the contrary in this Agreement or the Safety Agreement, each Party and its Affiliates, licensees, and Sublicensees will have the right to disclose information related to the safety of one or more Blueprint Compounds or Collaboration Products to the extent that such disclosure is required for such Party to comply with its obligations under Applicable Law or the safety requirements of the applicable Regulatory Authorities. To the extent that there is a conflict between the terms of this Agreement and the terms of any Safety Agreement, the terms of the applicable Safety Agreement will govern with respect to the subject matter set forth therein.

6.5.2      Safety Databases.  CStone will maintain a safety database in English for Clinical Trials for the Collaboration Products conducted in the Territory under a Territory-Specific Development Plan, at its sole cost and expense.  During such time that Blueprint is the holder of Regulatory Approvals and Regulatory Submissions for a Collaboration Product in the Territory, CStone will be responsible for, on Blueprint’s behalf: (a) reporting to the applicable Regulatory Authorities in the Territory all quality complaints, adverse events, and safety data related to such Collaboration Product for all Territory-Specific Clinical Trials or Global Clinical Trials conducted in the Territory; and (b) responding to safety issues and to all requests of Regulatory Authorities related to such Collaboration Product in the Territory.  CStone will provide Blueprint (i) real-time access to CStone’s safety database for the Collaboration Products in the Territory, and (ii) upon Blueprint’s request, query results from CStone’s worldwide safety database for each CStone Product solely for the purpose of Developing Blueprint/CStone Combinations.  Blueprint will maintain a global safety database for Global Clinical Trials for the Collaboration Products conducted under each Global Development Plan at Blueprint’s cost and expense[***].

6.6         Regulatory Audits.  In addition to its rights to conduct audits pursuant to Section 5.11 (Clinical Trial Audit Rights), upon reasonable notification, Blueprint or its representatives will be entitled to conduct audits of safety and regulatory systems, procedures, or practices of CStone or its Affiliates or Sublicensees (including Clinical Trial sites) relating to any Collaboration Product.  With respect to any inspection of CStone or its Affiliates or Sublicensees (including Clinical Trial sites) by any Governmental Authority relating to any Collaboration Product, CStone will notify Blueprint of such inspection (a) no later than [***] after CStone receives notice of such inspection [***] or (b) within [***] after the completion of any such inspection of which CStone did not receive prior notice. CStone will promptly provide Blueprint with all information related to any such inspection.  CStone will also permit Governmental Authorities outside of the Territory to conduct inspections of CStone or its Affiliates or Sublicensees (including Clinical Trial sites) relating to any Collaboration Product, and will ensure that all such Affiliates or Sublicensees permit such inspections. Blueprint will have the right, but not the obligation (unless required by Applicable Law or any Governmental Authority), to be present at any such inspection.  Following any such regulatory inspection related to one or more Collaboration Products, CStone will provide Blueprint with (i) an unredacted copy of any findings, notice, or report provided by any Governmental Authority related to such inspection (to the extent related to a Collaboration Product) within [***] of CStone receiving the same, and (ii) a written summary in English of any findings, notice, or report of a Governmental Authority related to such inspection (to the extent related to a Collaboration Product) within [***] after receiving the same.

6.7         No Harmful Actions.  If either Party believes that the other Party is taking or intends to take any action with respect to a Collaboration Product in such other Party’s territory that could [***] of any Collaboration Product in such Party’s territory, then such Party will have the right to bring the matter to the attention of the JSC and the JSC will [***].  Without limiting the foregoing, unless the Parties otherwise agree (or unless otherwise set forth in this Agreement or in the applicable Global Development Plan), neither Party will communicate with any Regulatory Authority having jurisdiction outside of its respective territory with respect to any Collaboration Product, unless for the purpose of seeking Regulatory Approval or so ordered by such Regulatory Authority, in which case, such Party will immediately notify the other Party of such order.

6.8         Notice of Regulatory Action.  If any Regulatory Authority takes or gives notice of its intent to take any regulatory action with respect to any activity of CStone relating to any Collaboration Product, then CStone will notify Blueprint of such contact, inspection, or notice or action within [***] after receipt of such notice (or, if action is taken without notice, within [***] of CStone becoming aware of such action).  Blueprint will have the final decision-making authority with respect to the content of any responses to Regulatory Authorities that solely relate to a Collaboration Product approved under an IDL in the Territory (excluding any CStone Product that is part of any Blueprint/CStone Combination) and will consider CStone’s reasonable comments to such responses.  Blueprint will have the right to review and comment on any other responses to Regulatory Authorities that pertain to a Collaboration Product in the Territory.  CStone will have the final decision-making authority with respect to such responses to the extent relating solely to a locally-Manufactured Collaboration Product if CStone is the holder of Regulatory Approvals and Regulatory Submissions for such locally-Manufactured Collaboration Product in the Territory (and relating to any CStone Product that is part of any Blueprint/CStone Combination at any time) and will incorporate Blueprint’s reasonable comments to any such responses (except with respect to any CStone Product).  The costs and expenses of any regulatory action in the Territory will be borne by the Party that has the final decision-making authority with respect to the same.

6.9         Notice of Other Actions.  In addition, each Party will promptly notify the other of any information that it receives regarding any threatened or pending action, inspection, or communication by or from a Third Party that would reasonably be expected to materially affect the Development of the Collaboration Products.

Article 7

MANUFACTURING

7.1         Supply by Blueprint.

7.1.1      Development Supply.  [***] the Parties will enter into a clinical supply agreement for the supply to CStone of each Blueprint Product and Blueprint Combination Product (together with the corresponding quality agreement, the “Clinical Supply Agreement”) pursuant to which CStone will purchase from Blueprint its requirements of each Blueprint Product and (if applicable) Blueprint Combination Product (as vialed drug product, labeled or unlabeled) as necessary for CStone to fulfill its obligations under this Agreement related to the Development of Collaboration Products; provided that CStone may purchase from a Third Party some or all of its requirements for any Third Party pharmaceutical or biologic product (other than the Blueprint Product) included in a Blueprint Combination Product.  [***]  Pursuant to each Clinical Supply Agreement:

(a)        Sole Supply.  Blueprint will, either by itself or through a CMO, Manufacture and supply to CStone all Blueprint Compounds, Blueprint Products, and (if applicable) Blueprint Combination Products required by CStone for Development use in the Territory as set forth in a Territory-Specific Development Plan and to perform CStone’s Development responsibilities under a Global Development Plan.  [***]

(b)        Supply Price.  Blueprint will supply the Blueprint Compounds, Blueprint Products, and Blueprint Combination Products to CStone pursuant to this Section 7.1.1 (Development Supply) at a transfer price equal to [***].  Blueprint will invoice CStone for the Blueprint Compounds, Blueprint Products, and Blueprint Combination Products upon shipment thereof in accordance with Section 7.1.3 (Shipment and Delivery) and subject to the terms of the Clinical Supply

Agreement, CStone will pay the undisputed invoiced amounts within [***] after the date of the invoice.

7.1.2     Commercial Supply.  [***] the Parties will enter into a commercial supply agreement (together with the corresponding quality agreement, the “Commercial Supply Agreement”), for the supply to CStone of (i) the Active Ingredient of each Blueprint Product (or such other form of such Blueprint Product as the JSC may agree), and (ii) until [***] for a Blueprint Product or such later date as the JSC may otherwise agree for a Blueprint Product, [***] Blueprint Product, pursuant to which CStone will purchase from Blueprint its requirements of the same as necessary for CStone to fulfill its obligations under this Agreement related to the Manufacture and Commercialization of each Blueprint Product in the Territory.  The Parties may also elect to amend the terms of a Commercial Supply Agreement into which the Parties have entered to contemplate the commercial supply to CStone of one or more additional Blueprint Products in lieu of entering into a separate Commercial Supply Agreement for such Blueprint Product. [***]  Pursuant to all Commercial Supply Agreements for all Blueprint Products in the Territory:

(a)        Sole Supply.  Blueprint will, either by itself or through a CMO, Manufacture and supply to CStone all such Blueprint Products (in the applicable form described in the Manufacturing Technology Transfer Plan, e.g., as Active Ingredient) as required by CStone for Commercialization in the Territory in accordance with this Agreement.  The Commercial Supply Agreement will [***].

(b)        Supply Price.  Blueprint will supply to CStone pursuant to this Section 7.1.2 (Commercial Supply) (i) Active Ingredient for each Blueprint Product at a transfer price equal to [***] for such Blueprint Product, and (ii) drug product of any applicable Blueprint Product at a transfer price equal to [***].  Blueprint will invoice CStone for such Blueprint Products upon shipment thereof in accordance with Section 7.1.3 (Shipment and Delivery) and, subject to the terms of the Commercial Supply Agreement, CStone will pay the undisputed invoiced amounts within [***] after the date of the invoice.

7.1.3     Shipment and Delivery.  Delivery of all Blueprint Compounds and Blueprint Products supplied by Blueprint under any Clinical Supply Agreement or Commercial Supply Agreement will take place [***].  CStone will be responsible for obtaining all licenses or other authorizations for the importation of all Blueprint Compounds and Collaboration Products, and Blueprint will contract for shipment and insurance from Blueprint’s or its CMO’s facility to the named terminal in the Territory.

7.2        Supply by CStone.

7.2.1     Restriction on Manufacturing by CStone.  Notwithstanding the license to Manufacture the Collaboration Products granted to CStone in Section 2.1 (License Grants to CStone), CStone will not Manufacture or have Manufactured any Blueprint Product until the completion of the Manufacturing Technology Transfer for the applicable Blueprint Product in accordance with Section 4.2 (Manufacturing Technology Transfer).  Notwithstanding anything to the contrary in this Agreement, unless otherwise subsequently agreed by Blueprint in a Clinical Supply Agreement or Commercial Supply Agreement, or otherwise in writing, in no event will CStone Manufacture Active Ingredient for any Blueprint Product [***].

7.2.2     Commercial Supply.  Following [***] for a Blueprint Product pursuant to Section 4.2 (Manufacturing Technology Transfer), CStone will Manufacture locally-Manufactured Blueprint Product in the Territory for commercial use in the Territory at CStone’s sole cost and expense.  CStone agrees that CStone’s Manufacturing process with respect to each locally-Manufactured Blueprint Product will at all times be in accordance with the CStone Specifications for such Blueprint Product approved by Blueprint pursuant to Section 7.2.3 (Specifications) and cGMP and ICH Guidelines, and in compliance with Applicable Law.  In addition, Blueprint will have the right at any time during the Term to request that CStone serve as a back-up supplier of one or more Blueprint Products for use by Blueprint inside or outside of the Territory.  Following any such request by Blueprint, the Parties will discuss the terms on which CStone would, if CStone agrees, supply such Blueprint Products to Blueprint, and if and upon agreement by the Parties with respect to such terms, reflect the same in a Clinical Supply Agreement or Commercial Supply Agreement (as applicable), or other separate written agreement into which the Parties agree to enter.  For clarity, CStone will have no obligation to serve as a back-up supplier of any Blueprint Products and CStone’s agreement to serve as a back-up supplier will be contingent on pricing and other terms acceptable to CStone.

7.2.3     Specifications.  Unless the JSC determines that CStone will be granted rights only to package and label, but not otherwise Manufacture, a particular Blueprint Product for Commercial purposes in the Territory, as part of the Manufacturing Technology Transfer for each Blueprint Product, Blueprint will provide CStone with Blueprint’s written process and quality specifications for the Manufacturing drug product of such Blueprint Product (the “Blueprint Specifications”). CStone will prepare written process and quality specifications for the Manufacture of drug product of such Blueprint Products applicable to CStone’s Manufacturing facilities, systems, processes, and capabilities, including how the foregoing relate to drug substance, drug product, in-process intermediates, raw materials, and reference material (the “CStone Specifications”), which CStone Specifications will be consistent in all respects with the Blueprint Specifications for such Blueprint Product, unless the requirements of any Regulatory Authority or Applicable Law in the Territory necessitate any deviations from such Blueprint Specifications.  CStone will provide to Blueprint all such CStone Specifications (and any subsequent changes thereto) for Blueprint’s review and comment. In addition, CStone will promptly provide to Blueprint for its review and approval any changes to the CStone Specifications for any Blueprint Product at any time following Blueprint’s approval of the CStone Specifications for such Blueprint Product, and will provide such proposed amendment to Blueprint for Blueprint’s review, comment and approval in accordance with the procedure described above.  [***] Blueprint will either (a) approve the CStone Specifications for such Blueprint Product (or any changes thereto), or (b) provide CStone with a written response to the CStone Specifications for such Blueprint Product (or such changes thereto) that includes a description of any deficiencies or limitations that Blueprint has identified with respect thereto, and the Parties will cooperate to develop a plan for remediation with respect to any such deficiencies or limitations within a reasonable period of time thereafter.  Following CStone’s remediation of all deficiencies, CStone will provide Blueprint with a revised draft of the CStone Specifications for the applicable Blueprint Product (or any subsequent changes to any CStone Specifications) for Blueprint’s review and approval. Thereafter, and on a continuing basis for so long as CStone Manufactures a particular Blueprint Product, CStone will (i) Manufacture and require its Affiliates and CMOs to Manufacture such Blueprint Product is at all times in accordance with the Blueprint-approved CStone Specifications for such Collaboration Product and cGMP and ICH Guidelines, and (ii) complete any additional studies or testing required to maintain any qualifications and Regulatory Approvals (including manufacturing licenses) from any Regulatory Authorities or other Governmental Authorities necessary to continue to Manufacture such Blueprint Product in the Territory and provide to Blueprint copies of reports from any such additional studies or testing in English, at CStone’s sole cost and expense.

7.3        Product Tracking in the Territory.  CStone will, and will ensure that its Affiliates and Sublicensees, maintain adequate records to permit the Parties to trace the distribution, sale, and use of all Collaboration Products in the Territory.

Article 8

MEDICAL AFFAIRS

8.1        Medical Affairs Plans.  [***] CStone will develop and provide an initial draft of the Medical Affairs Plan for such Collaboration Product to the JPT for its review and discussion.  The Medical Affairs Plan for a Collaboration Product will contain a [***] of the major Medical Affairs activities to be undertaken for such Collaboration Product in the Territory and the estimated timelines for performing such activities.  The JPT will have the right to comment on each such Medical Affairs Plan and each update thereto, and CStone will consider such comments [***] and incorporate such comments [***] prior to finalizing each such Medical Affairs Plan (or any update thereto).  Thereafter, from time to time[***] CStone will propose updates to the Medical Affairs Plan for each Collaboration Product in consultation with the JPT to reflect changes in such plans, including to account for relevant factors that may influence such plan and the Medical Affairs activities set forth therein.

8.2        Medical Affairs Reports.  For each Calendar Year following the first Regulatory Approval for a Collaboration Product in the Territory, [***] CStone will provide to Blueprint a report (by means of a slide presentation or otherwise) summarizing the Medical Affairs activities performed by or on behalf of CStone and its Affiliates and Sublicensees in the Territory for each Collaboration Product in each region in the Territory since the prior report provided by CStone.  Such reports will be Confidential Information of CStone and subject to the terms of Article 11 (Confidentiality; Publication).  CStone will provide updates to any such report at each meeting of the JSC, JPT, and any Working Group established by the JSC to oversee Medical Affairs activities under this Agreement.

8.3        Coordination of Medical Affairs Activities.  The Parties recognize that each Party may benefit from the coordination of certain Medical Affairs activities for the Collaboration Products inside and outside of the Territory. Accordingly, the Parties will coordinate such activities through the JPT where appropriate. Blueprint will support CStone’s Medical Affairs of the Collaboration Products in the Territory as reasonably requested by CStone and as agreed by the JPT.

Article 9

COMMERCIALIZATION

9.1        Commercialization Diligence Obligations.  CStone will be responsible for and will use Commercially Reasonable Efforts to Commercialize throughout the Territory each Collaboration Product for which the CNDA grants Regulatory Approval in the Territory.  CStone will conduct all Commercialization of each Collaboration Product in the Territory in accordance with the Commercialization Plan for such Collaboration Product, at its sole cost and expense, and subject to the terms of this Agreement and any other written agreement between the Parties with respect to the subject matter set forth herein, will have full control and discretion over all aspects of

Commercialization of the Collaboration Products in the Territory.  Without limiting the foregoing, [***].

9.2        Commercialization Plans.  [***] CStone will develop and provide an initial draft of the Commercialization Plan for such Collaboration Product to the JPT for its review and discussion.  The Commercialization Plan for a Collaboration Product will contain a [***] the major Commercialization activities to be undertaken (including revenue targets) for such Collaboration Product in the Territory and the estimated timelines for achieving such activities.  The JPT will have the right to comment on each such Commercialization Plan and CStone will consider such comments [***] and incorporate such comments [***] prior to finalizing each such Commercialization Plan.  Thereafter, from time to time[***] CStone will propose updates to the Commercialization Plan for each Collaboration Product in consultation with the JPT to reflect changes in such plans, including those in response to changes in the marketplace, relative commercial success of the applicable Collaboration Product, and other relevant factors that may influence such plan and the Commercialization activities set forth therein.  CStone will submit each proposed updated Commercialization Plan for a Collaboration Product to the JPT for review and discussion and will consider [***] and incorporate [***] any comments thereon provided by the JPT before adopting any such update.  Each Commercialization Plan for a Collaboration Product (including each update thereto) must be consistent with Blueprint’s global brand strategy and global key messaging for such Collaboration Product (each, a “Global Brand Strategy”), if and as provided to CStone by Blueprint from time to time during the Term; provided, however, that if the JSC agrees upon brand strategy for a Collaboration Product that is specific to the Territory (or any region therein) and that is inconsistent with the Global Brand Strategy for such Collaboration Product (including any product positioning or messaging for the Territory or any region therein), then CStone will have the right to implement such Territory-specific brand strategy within the Territory and to incorporate such inconsistent strategies in the Commercialization Plan for such Collaboration Product.

9.3        Commercialization Reports.  For each Calendar Year following the first Regulatory Approval for a Collaboration Product in the Territory, [***] CStone will provide to Blueprint a report (by means of a slide presentation or otherwise) summarizing the Commercialization activities performed by or on behalf of CStone and its Affiliates and Sublicensees in the Territory for each Collaboration Product in each region in the Territory since the prior report provided by CStone.  Each such report will contain sufficient detail to enable Blueprint to assess CStone’s compliance with its Commercialization diligence obligations set forth in Section 9.1 (Commercialization Diligence Obligations).  Such reports will be Confidential Information of CStone and subject to the terms of Article 11 (Confidentiality; Publication).  CStone will provide updates to any such report at each meeting of the JSC, JPT, and any Working Group established by the JSC to oversee Commercialization activities under this Agreement.

9.4        Coordination of Commercialization Activities; Blueprint Support.  The Parties recognize that each Party may benefit from the coordination of certain Commercialization activities for the Collaboration Products inside and outside of the Territory (other than pricing for the Collaboration Products inside and outside of the Territory, the responsibilities for which are set forth in Section 9.5 (Pricing; Reimbursement Approvals)). Accordingly, the Parties will coordinate such activities through the JPT where appropriate, which coordination may include communications regarding product positioning.  Blueprint will support CStone’s Commercialization of the Collaboration Products in the Territory as reasonably requested by CStone and as agreed by the JPT, including by providing CStone with copies of promotional and other materials used by Blueprint to Commercialize Collaboration Products outside of the Territory and by providing Blueprint with access and introductions to key opinion leaders outside of the Territory.

9.5        Pricing; Reimbursement Approvals.  Each Party will have the right to determine the price of the Collaboration Products sold in its territory (excluding any Blueprint/CStone Combination outside of the Territory) and neither Party will have the right to direct, control, or approve the pricing of the Collaboration Products in the other Party’s territory.  CStone will keep Blueprint timely informed on (a) any changes to the high-level pricing strategies with respect to any Collaboration Product in the Territory, and (b) the status of any application for Reimbursement Approval for a Collaboration Product in the Territory, including any discussion with any Regulatory Authority with respect thereto.

9.6        Diversion.  Each Party agrees that it will not, and will ensure that its Affiliates and Sublicensees and Subcontractors will not, either directly or indirectly, promote, market, distribute, import, sell, or have sold any Collaboration Products to any Third Party or to any address or Internet Protocol address or the like in the other Party’s territory, including via the Internet or mail order.  Notwithstanding anything to the contrary set forth in this Agreement, each Party will have the right to attend conferences and meetings of congresses in the other Party’s territory and to promote and market the Collaboration Products to Third Party attendees at such conferences and meetings, subject to this Section 9.6 (Diversion), and in coordination with Blueprint through the JPT, CStone will have the right to engage key opinion leaders from outside the Territory to participate in education, advisory, and other activities relating to Collaboration Products in the Territory.  Neither Party will engage, nor permit its Affiliates or Sublicensees to engage, in any advertising or promotional activities relating to any Collaboration Products for use directed primarily to customers or other buyers or users of the Collaboration Products located in any country or jurisdiction in the other Party’s territory, or solicit orders from any prospective purchaser located in any country or jurisdiction in the other Party’s territory.  If a Party or its Affiliates or Sublicensees receive any order for any Collaboration Products from a prospective purchaser located in a country or jurisdiction in the other Party’s territory, then such Party will immediately refer that order to such other Party and will not accept any such orders.  Neither Party will, nor permit its Affiliates or Sublicensees to, deliver or tender (or cause to be delivered or tendered) any Collaboration Products to Third Parties for use in the other Party’s territory except in accordance with a Global Development Plan or Territory-Specific Development Plan, or except in connection with a Manufacturing Technology Transfer pursuant to Article 7 (Manufacturing).

Article 10

PAYMENTS

10.1      Upfront Payment.  Within [***] after the Effective Date, CStone will pay to Blueprint by wire transfer of immediately available funds an upfront payment of $40,000,000 in U.S. Dollars (the “Upfront Payment”).

10.2      Milestone Payments.

10.2.1   Development Milestone Events and Payments.  No later than [***] after the earliest achievement of each development milestone event set forth below for a particular Collaboration Product, CStone will pay to Blueprint the corresponding development milestone payment set forth below (the development milestone events set forth in Table 10.2.1(a), Table 10.2.1(b), and Table 10.2.1(c) the “Development Milestone Events” and the development milestone payments set forth in Table 10.2.1(a), Table 10.2.1(b), and Table 10.2.1(c) the “Development Milestone Payments”).

Table 10.2.1(a) – BLU-285 PRODUCT DEVELOPMENT MILESTONES
	Development Milestone Events	Development Milestone Event Payment (in U.S. Dollars)
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]
6.	[***]	[***]

Table 10.2.1(b) – BLU-554 PRODUCT DEVELOPMENT MILESTONES
	Development Milestone Event	Development Milestone Payment (in U.S. Dollars)
BLU-554 Product as a Monotherapy
1.	[***]
	[***]	[***]
	[***]	[***]
	[***]	[***]
2.	[***]	[***]
BLU-554 as Part of a Combination Regimen
3.	[***]	[***]
BLU-554 as Part of a Combination Regimen – BLU-554 Scenario 1 or BLU-554 Scenario 2
4.	[***]
	[***]	[***]
	[***]	[***]

	[***]	[***]
5.	[***]	[***]
BLU-554 as Part of a Combination Regimen – BLU-554 Scenario 3
6.	[***]	[***]
7.	[***]	[***]

Table 10.2.1(c) – BLU-667 PRODUCT DEVELOPMENT MILESTONES
	Development Milestone Events	Development Milestone Payment (in U.S. Dollars)
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]
6.	[***]	[***]
7.	[***]	[***]
8.	[***]	[***]

10.2.2   Sales Milestone Events and Payments.  No later than [***] after the earliest achievement of each sales milestone event set forth below for a particular Collaboration Product, CStone will pay to Blueprint the corresponding sales milestone payment set forth below (the sales milestone events set forth in Table 10.2.2(a), Table 10.2.2(b), and Table 10.2.2(c) the “Sales Milestone Events” and the sales milestone payments set forth in Table 10.2.2(a), Table 10.2.2(b), and Table 10.2.2(c), the “Sales Milestone Payments”).  If in a given Calendar Year during the Term more than one of the Sales Milestone Events set forth in Table 10.2.2(a), Table 10.2.2(b), and Table 10.2.2(c) (as applicable) below is achieved, then CStone will pay to Blueprint a separate Sales Milestone Payment with respect to each such Sales Milestone Payment that is achieved for the first time in such Calendar Year.

Table 10.2.2(a) – BLU-285 PRODUCT SALES MILESTONES
	Sales Milestone Event	Sales Milestone Payment (in U.S. Dollars)
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]

Table 10.2.2(b) – BLU-554 PRODUCT SALES MILESTONES
	Sales Milestone Event	Sales Milestone Payment (in U.S. Dollars)
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]

Table 10.2.2(b) – BLU-667 PRODUCT SALES MILESTONES
	Sales Milestone Event	Sales Milestone Payment (in U.S. Dollars)
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]

10.2.3  Milestone Conditions.

(a)        Notification of Milestone Events.  CStone will promptly notify Blueprint in writing, but in no event later than (i) [***] after the achievement of each Development Milestone Event and (ii) [***] after the end of the Calendar Quarter in which each Sales Milestone Event is achieved (together with the Development Milestone Events, the “Milestone Events”).  However, in no event will a failure by CStone to deliver such notice of achievement of a Milestone Event relieve CStone of its obligation to pay Blueprint the corresponding Development Milestone Payment or Sales Milestone Payment (collectively, the “Milestone Payments”).

(b)        One Payment per Collaboration Product; Maximum Payments.  Each Milestone Payment will be payable only once upon the first achievement of the applicable Milestone Event, even if such Milestone Event is achieved multiple times for a single Collaboration Product or for multiple Collaboration Products or for multiple Clinical Trials.  The following are the maximum aggregate Development Milestone Payments payable for each of the Collaboration Products under this Agreement:

(i)         BLU-285 Product [***]

(ii)        BLU-554 Product [***]

(iii)       BLU-667 Product [***]

(c)        Skipped Milestone Events.

(i)         If CStone achieves any of the Development Milestone Events for a particular Collaboration Product [***] but without the prior achievement of any corresponding earlier listed Milestone Events for such Collaboration Product [***], then CStone will pay to Blueprint the applicable Milestone Payment to be made with respect to such earlier Milestone Events for such Collaboration Product [***] at the same time as CStone pays the applicable Milestone Payment due upon achievement of such Development Milestone Event.  For example, if Development Milestone Event #2 in Table 10.2.1 (a) has not been achieved at the time Development Milestone Event #5 in Table 10.2.1 (a) is achieved, then CStone will pay to Blueprint the Development Milestone Payment to be made with respect to such Development Milestone Event #2 at the same time as CStone pays the Development Milestone Payment due upon achievement of such Development Milestone Event #5.

(ii)        Furthermore, if CStone achieves [***] CStone will pay to Blueprint the Development Milestone Payment set forth in Table 10.2.1(c) due upon achievement of [***], (B) [***], then, if not previously paid, CStone will pay to Blueprint the Development Milestone Payment set forth in Table 10.2.1(c) due upon achievement of [***] at the same time as CStone pays the Development Milestone Payment due upon achievement of [***], or (C) [***], then, if not previously paid, CStone will pay to Blueprint the Development Milestone Payment set forth in Table 10.2.1(c) due upon achievement of [***] at the same time as CStone pays the Development Milestone Payment due upon achievement of [***].

10.3      Royalty Payments to Blueprint.

10.3.1   Royalty Rates.  Subject to the remainder of this Section 10.3 (Royalty Payments to Blueprint), CStone will make royalty payments to Blueprint for (a) BLU-285 Products sold in the Territory, calculated by multiplying the applicable royalty rate set forth below in Table 10.3.1(a) by [***], (b) BLU-554 Products sold in the Territory, calculated by multiplying the applicable royalty rate set forth below in Table 10.3.1(b) by [***][***], and (c) BLU-667 Products sold in the Territory, calculated by multiplying the applicable royalty rate set forth below in Table 10.3.1(c) by the [***].  The royalty payments due with respect to Net Sales of each Collaboration Product pursuant to this Section 10.3 (Royalty Payments to Blueprint), collectively the “Royalty Payments.”

Table 10.3.1(a) – BLU-285 PRODUCT ROYALTY PAYMENTS
Portion of Aggregate Calendar Year Net Sales of BLU-285 Products in the Territory (in U.S. Dollars)	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

Table 10.3.1(b) – BLU-554 PRODUCT ROYALTY PAYMENTS
Portion of Aggregate Calendar Year Net Sales of BLU-554 Products in the Territory (in U.S. Dollars)	Royalty Rate

[***]	[***]
[***]	[***]
[***]	[***]

Table 10.3.1(c) – BLU-667 PRODUCT ROYALTY PAYMENTS
Portion of Aggregate Calendar Year Net Sales of BLU-667 Products in the Territory (in U.S. Dollars)	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

For example, if there is [***] in aggregate annual Net Sales of the BLU-667 Product in the Territory a given Calendar Year, after conversion to U.S. Dollars of the Net Sales in each region in the Territory, then CStone would owe a Royalty Payment of [***] + [***] + [***] = [***].

10.3.2   Royalty Term.  CStone will pay to Blueprint the Royalty Payments on a Collaboration Product-by-Collaboration Product and region-by-region basis until the later of: (a) [***]; and (b) [***] (“Royalty Term”).

10.3.3   Royalty Reductions.

(a)        [***] Reduction.  Subject to Section 10.3.3(c) (Cumulative Reductions Floor), on a Collaboration Product-by-Collaboration Product and region-by-region basis, if during any Calendar Quarter, there is [***] for such Collaboration Product in such region, then the royalty rate applicable to Net Sales of such Collaboration Product in such region in such [***] will be reduced by [***] of the applicable royalty rate that would otherwise be owed on such Net Sales of such Collaboration Product in such region under Section 10.3.1 (Royalty Payments to Blueprint)[***].  CStone will promptly notify Blueprint of the occurrence of [***].

(b)        Expiration of Valid Claims.  Subject to Section 10.3.3(c) (Cumulative Reductions Floor), on a Collaboration Product-by-Collaboration Product and region-by-region basis, if there is no Valid Claim of a Royalty Patent Right that Covers [***] of such Collaboration Product in such region, then, commencing the [***] after the date on which this Section 10.3.3(b) (Expiration of Valid Claims) applies and for all [***] thereafter during which this Section 10.3.3(b) (Expiration of Valid Claims) applies, the applicable royalty rate that would otherwise be owed on such Net Sales of such Collaboration Product in such region under Section 10.3.1 (Royalty Payments to Blueprint) will be [***]; provided that if [***] of such Collaboration Product subsequently becomes Covered by a Valid Claim within the Royalty Patent Rights in such region prior to the [***], then the applicable royalty rate that would otherwise be owed on such Net Sales of such Collaboration Product in such region will no longer be subject to the aforementioned reduction beginning at the commencement of the [***] after the date on which the relevant patent issues.

(c)        Cumulative Reductions Floor.  In no event will the aggregate amount of Royalty Payments due to Blueprint for a Collaboration Product in a region in the Territory in any given [***] during the Royalty Term for such Collaboration Product in such region be reduced to less than [***] of the amount that otherwise would have been due and payable to Blueprint in such [***] for such Collaboration Product in such region but for the reductions set forth in Section 10.3.3(a) ([***] Reduction) and Section 10.3.3(b) (Expiration of Valid Claims).

10.3.4   Royalty Reports and Payments.  Commencing with the [***] during which the First Commercial Sale of a Collaboration Product is made anywhere in the Territory, [***], CStone will provide Blueprint with a detailed report that contains the following information for the applicable Calendar Quarter, on a Collaboration Product-by-Collaboration Product and region-by-region basis (each, a “Royalty Report”): (a) the amount of gross sales and Net Sales of each Collaboration Product sold by CStone and its Affiliates and Sublicensees in each region and all deductions used to determine such Net Sales of each such Collaboration Products for such [***], (b) a calculation of the Royalty Payment due on such Net Sales of each Collaboration Product in each region, including any royalty reduction made in accordance with Section 10.3.3(a) ([***] Reduction) and Section 10.3.3(b) (Expiration of Valid Claims), (c) the exchange rate used for converting any Net Sales recorded in a currency other than Dollars, (d) any withholding taxes required to be made from such Royalty Payments, and (e) the quantity and description of each Collaboration Product sold by CStone or its Affiliate or Sublicensee in each region in the Territory during such [***] comprising such Net Sales, including detailed sales reports for each Collaboration Product for [***] in each region in the Territory.  Concurrent with the delivery of the applicable Royalty Report, [***] CStone will pay such the amount of the Royalty Payments set forth in the applicable Royalty Report to Blueprint in Dollars.  If requested by Blueprint, the Parties will seek to resolve any questions or issues related to a Royalty Report within [***] following receipt by Blueprint of each Royalty Report.

10.4      Payments to Third Parties.  Subject to Section 2.5 (Third Party In-Licenses), each Party will be solely responsible for any payments due to Third Parties under any agreement entered into by such Party prior to or after the Effective Date.

10.5      Other Amounts Payable.  With respect to any amounts owed under this Agreement by one Party to the other for which no other invoicing and payment procedure is specified hereunder, within [***] after the end of each [***], each Party will provide an invoice, together with reasonable supporting documentation, to the other Party for such amounts owed in respect of such [***].  The owing Party will pay any undisputed amounts within [***] of receipt after the invoice, and any disputed amounts owed by a Party will be paid within [***] after resolution of the dispute.

10.6      No Refunds.  Except as expressly provided herein, all payments under this Agreement will be irrevocable, non-refundable, and non-creditable.

10.7      Accounting Standards.  If a Party changes its general accounting principles from the then-current standard (e.g., from GAAP to IFRS) at any time during the Term, then at least [***] prior to adopting such change in principles, such Party will provide written notice to the other Party of such change.

10.8      Currency; Exchange Rate.  All payments to be made by CStone to Blueprint or Blueprint to CStone under this Agreement will be made in Dollars by electronic funds transfer in immediately available funds to a bank account designated in writing by Blueprint or CStone, as applicable.  Conversion of Net Sales recorded in local currencies will be converted to Dollars at the exchange rate set forth in The Wall Street Journal or any successor thereto for [***].

10.9      Blocked Payments.  If by reason of Applicable Law in any country or region, it becomes impossible or illegal for a Party to transfer, or have transferred on its behalf, payments owed the other Party hereunder, then such Party will promptly notify the other Party of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country or region to the credit of the other Party in a recognized banking institution designated by the other Party or, if none is designated by the other Party within a period of [***], in a recognized banking institution selected by the transferring Party, as the case may be, and identified in a written notice given to the other Party.

10.10    Late Payments.  Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement will bear interest at a rate equal to the lesser of: (a) [***] as published by The Wall Street Journal or any successor thereto on the [***] in which such payments are overdue; or (b) the maximum rate permitted by Applicable Law; in each case, calculated on the number of days such payment is delinquent, compounded monthly.

10.11    Financial Records and Audits.  Each Party will maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the amount of royalty payments and other amounts payable under this Agreement.  Upon reasonable prior notice, such records will be open during regular business hours for a period of [***] from the creation of individual records for examination by an independent certified public accountant selected by the examining Party and reasonably acceptable to the other Party for the sole purpose of verifying for the examining Party the accuracy of the financial reports furnished by the other Party (the “Examined Party”) pursuant to this Agreement or of any payments made, or required to be made, by such Examined Party pursuant to this Agreement; provided that such independent accounting firm is subject to written obligations of confidentiality and non-use applicable to each Party’s Confidential Information that are at least as stringent as those set forth in Article 11 (Confidentiality; Publication).  Such audit will not be (a) performed more frequently than [***] during the Term or [***] after the expiration or termination of this Agreement, (b) conducted for any Calendar Year [***] after the end of such year, or (c) repeated for any Calendar Year or with respect to the same set of records (unless a material discrepancy with respect to such records is discovered during a prior audit).  Such auditor will not disclose the Examined Party’s Confidential Information to the examining Party or to any Third Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the Examined Party or the amount of payments by the Examined Party under this Agreement.  The Examined Party will pay any amounts shown to be owed to the examining Party but unpaid within [***] after the accountant’s report, plus interest (as set forth in Section 10.10 (Late Payments)) from the original due date.  The examining Party will bear the full cost of such audit unless such audit reveals an underpayment by the Examined Party of [***], in which case the Examined Party will reimburse the examining Party for the reasonable audit fees for such examination.

10.12    Taxes.

10.12.1 Taxes on Income.  Except as set forth in this Section 10.12 (Taxes) or Section 10.13 (VAT Credits), each Party will be solely responsible for the payment of any and all Taxes levied on account of all payments it receives under this Agreement.

10.12.2 Tax Cooperation.  The Parties agree to cooperate with one another in accordance with Applicable Law and use reasonable efforts to minimize Tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by each Party to the other Party under this Agreement.  To the extent either Party (the “Paying Party”) is required to deduct and withhold Taxes on any payment to the other Party (the “Recipient”), the Paying Party will (a) pay the amount of such Taxes to the proper Governmental Authority in a timely manner, and (b) promptly transmit to the Recipient an official tax certificate or other evidence of such payment sufficient to enable the Recipient to claim such payment of Taxes on the Recipient’s applicable tax returns.  The Paying Party will provide the Recipient with advance notice prior to withholding any Taxes from payments payable to the Recipient and will provide the Recipient with a commercially reasonable period of time to claim an exemption or reduction in otherwise applicable Taxes.  The Recipient will provide the Paying Party any tax forms that may be reasonably necessary in order for the Paying Party to not withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income tax treaty, to the extent the Paying Party is legally able to do so.  The Recipient will use reasonable efforts to provide any such tax forms to the Paying Party in advance of the due date.  Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding Taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Paying Party if the Paying Party is the Party bearing such withholding Tax under this Section 10.12 (Taxes).  In addition, the Parties will cooperate in accordance with Applicable Law to minimize indirect Taxes (such as VAT, sales tax, consumption tax, and other similar Taxes) in connection with this Agreement.  In the event of any inconsistency between this Section 10.12 (Taxes) and Section 10.13 (VAT Credits), Section 10.13 (VAT Credits) will take precedence.

10.12.3 Changes in Domicile.  Notwithstanding anything to the contrary in this Agreement, if the Paying Party assigns, transfers or otherwise disposes of some or all of its rights and obligations to any Person and if, as a result of such action, the withholding or deduction of Tax required by Applicable Law with respect to payments under this Agreement is increased, then any amount payable to the Recipient under this Agreement will be increased to take into account such withheld Taxes as may be necessary so that, after making all required withholdings (including withholdings on the withheld amounts), the Recipient receives an amount equal to the sum it would have received had no such withholding been made.

10.12.4 Returns.  All transfer, documentary, sales, use, stamp, registration, and other such Taxes, and any conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated hereby, if any, will be borne and paid by the Paying Party.  The Paying Party will prepare and timely file all tax returns required to be filed in respect of any such Taxes.  The Parties will reasonably cooperate in accordance with Applicable Law to minimize transfer Taxes in connection with this Agreement.

10.13    VAT Credits.  All payments due to Blueprint from CStone pursuant to this Agreement will be paid without any deduction for any VAT that CStone may be required to pay to any tax authorities in the Territory.  Blueprint will use Commercially Reasonable Efforts to assist CStone to minimize and obtain all available exemptions from such VAT or other taxes, but if applicable, CStone will pay any such VAT to the proper taxing authorities upon receipt of a valid VAT invoice (where such invoice is required under local VAT laws).  If CStone is required to pay or Blueprint is required to report, any such VAT, then [***].  CStone will promptly provide to Blueprint applicable receipts evidencing payment of such VAT and other documentation reasonably requested by CStone.

Article 11

CONFIDENTIALITY; PUBLICATION

11.1    Duty of Confidence.  Subject to the other provisions of this Article 11 (Confidentiality; Publication):

11.1.1   except to the extent expressly authorized by this Agreement, all Confidential Information of a Party (the “Disclosing Party”) will be maintained in confidence and otherwise safeguarded, and not published or otherwise disclosed, by the other Party (the “Receiving Party”) and its Affiliates for the Term and for 10 years thereafter;

11.1.2   the Receiving Party will treat all Confidential Information provided by the Disclosing Party with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care;

11.1.3   the Receiving Party may only use any Confidential Information of the Disclosing Party for the purposes of performing its obligations or exercising its rights under this Agreement;

11.1.4   a Receiving Party may disclose Confidential Information of the Disclosing Party to: (a) such Receiving Party’s Affiliates, licensees and Sublicensees; and (b) employees, directors, officers, agents, contractors, consultants, attorneys, accountants, banks, investors, and advisors of the Receiving Party and its Affiliates, licensees, and Sublicensees, in each case ((a) and (b)), to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound by legally enforceable obligations of confidentiality and non-use with respect to the Disclosing Party’s Confidential Information no less stringent than the confidentiality and non-use obligations set forth in this Agreement.  Each Party will remain responsible for any failure by its Affiliates, licensees, and Sublicensees, and its and its Affiliates’, licensees’, and Sublicensees’ respective employees, directors, officers, agents, consultants, attorneys, accountants, banks, investors, advisors, and contractors, in each case, to treat such Confidential Information as required under this Section 11.1 (Duty of Confidence) (as if such Affiliates, licensees, Sublicensees, employees, directors, officers agents, consultants, advisors, attorneys, accountants, banks, investors, and contractors were Parties directly bound to the requirements of this Section 11.1 (Duty of Confidence)); and

11.1.5   each Party will promptly notify the other Party of any misuse or unauthorized disclosure of the other Party’s Confidential Information.

11.2      Confidential Information.  The Blueprint Know-How will be the Confidential Information of Blueprint notwithstanding the fact that such information may be developed or invented and disclosed to Blueprint by CStone.  The Joint Collaboration Know-How and the terms of this Agreement will be the Confidential Information of both Parties.  The CStone Know-How will be the Confidential Information of CStone.  Except as provided in Section 11.4 (Authorized Disclosures) and Section 11.9 (Publicity; Use of Names), neither Party nor its Affiliates may disclose the existence or the terms of this Agreement.

11.3      Exemptions.  Information of a Disclosing Party will not be Confidential Information of such Disclosing Party to the extent that the Receiving Party can demonstrate through competent evidence that such information:

11.3.1   is known by the Receiving Party or any of its Affiliates without an obligation of confidentiality at the time of its receipt from the Disclosing Party, and not through a prior disclosure by or on behalf of the Disclosing Party, as documented by the Receiving Party’s business records;

11.3.2   is generally available to the public before its receipt from the Disclosing Party;

11.3.3   became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Affiliates or disclosees in breach of this Agreement;

11.3.4   is subsequently disclosed to the Receiving Party or any of its Affiliates without obligation of confidentiality by a Third Party who may rightfully do so and is not under a conflicting obligation of confidentiality to the Disclosing Party; or

11.3.5   is developed by the Receiving Party or any of its Affiliates independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

No combination of features or disclosures will be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

11.4      Authorized Disclosures.

11.4.1   Permitted Circumstances.  Notwithstanding the obligations set forth in Section 11.1 (Duty of Confidence) and Section 11.8 (Publication and Listing of Clinical Trials), a Party may disclose the other Party’s Confidential Information (including this Agreement and the terms herein) to the extent such disclosure is reasonably necessary in the following situations:

(a)        (i) the Patent Prosecution of Blueprint Patent Rights, Joint Collaboration Patent Rights, or CStone General Collaboration Patent Rights, in each case, as contemplated by this Agreement; or (ii) regulatory filings and other filings with Governmental Authorities (including Regulatory Authorities), as necessary for the Exploitation of a Collaboration Product;

(b)        disclosure of this Agreement, its terms, and the status and results of Exploitation of one or more Collaboration Products to actual or bona fide potential investors, acquirors, (sub)licensees, lenders, and other financial or commercial partners (including in connection with any royalty factoring transaction), and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, (sub)license, debt transaction, or collaboration; provided that, in each such case, on the condition that such Persons are bound by obligations of confidentiality and non-use at least as stringent as those set forth Article 11 (Confidentiality; Publication) or otherwise customary for such type and scope of disclosure any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed;

(c)        such disclosure is required to comply with Applicable Law (whether generally or in pursuit of an application for listing of securities) including the United States Securities and Exchange Commission, the Stock Exchange of Hong Kong Limited, or equivalent foreign agency or regulatory body, or otherwise required by judicial or administrative process, provided that in each such event, as promptly as reasonably practicable and to the extent not prohibited by Applicable Law or judicial or administrative process, such Party will notify the other Party of such required disclosure and provide a draft of the disclosure to the other Party reasonably in advance of such filing or disclosure for the other Party’s review and comment.  The non-disclosing Party will provide any comments as soon as practicable, and the disclosing Party will consider [***] comments provided by the non-disclosing Party; provided that [***]. Confidential Information that is disclosed in order to comply with Applicable Law or by judicial or administrative process pursuant to this Section 11.4.1(c), in each case, will remain otherwise subject to the confidentiality and non-use provisions of this Article 11 (Confidentiality; Publication) with respect to the Party disclosing such Confidential Information, and such Party will take all steps reasonably necessary, including seeking of confidential treatment or a protective order for a period of at least 10 years (to the extent permitted by Applicable Law or Governmental

Authority), to ensure the continued confidential treatment of such Confidential Information, and each Party will be responsible for its own legal and other external costs in connection with any such filing or disclosure pursuant to this Section 11.4.1(c) (Permitted Circumstances); or

(d)        disclosure pursuant to Section 11.8 (Publication and Listing of Clinical Trials) and Section 11.9 (Publicity; Use of Name).

11.4.2   Confidential Treatment.  Notwithstanding anything to the contrary set forth in this Agreement, if a Party is required or permitted to make a disclosure of the other Party’s Confidential Information pursuant to Section 11.4.1 (Permitted Circumstances), then it will, to the extent not prohibited by Applicable Law or judicial or administrative process, except where impracticable, give reasonable advance notice to the other Party of such proposed disclosure and use reasonable efforts to secure confidential treatment of such information and will only disclose that portion of Confidential Information that is legally required to be disclosed as advised by its legal counsel.  In any event, each Party agrees to take all reasonable action to avoid disclosure of Confidential Information of the other Party hereunder.

11.5      [***]

11.5.1   [***]

11.5.2   [***]

11.6      Tax Treatment.  Nothing in Section 11.1 (Duty of Confidence) or 11.4 (Authorized Disclosures) will limit either Party in any way from disclosing to any Third Party such Party’s U.S. or foreign income Tax treatment and the U.S. or foreign income Tax structure of the transactions relating to such Party that are based on or derived from this Agreement, or materials of any kind (including opinions or other Tax analyses) relating to such Tax treatment or Tax structure, except to the extent that nondisclosure of such matters is reasonably necessary in order to comply with applicable securities laws.

11.7      Publications.  CStone will not publicly present or publish any Clinical Trial data, non-clinical or preclinical data, or any associated results or conclusions generated by or on behalf of CStone pursuant to this Agreement (each such proposed presentation or publication, a “Publication”), except in accordance with Blueprint’s global publication strategy with respect to the applicable Collaboration Product as provided to CStone from time to time during the Term upon CStone’s request therefor, and subject to the additional limitations set forth in this Section 11.7 (Publications) and Section 11.8 (Publication and Listing of Clinical Trials).  CStone will have the right to present or publish any Publication in the Territory containing data, results, or conclusions arising from Clinical Trials for one or more Collaboration Products conducted solely in the Territory, including such data, results, or conclusions relating to patients or subjects located in the Territory.  If CStone desires to publicly present or publish a Publication in accordance with the foregoing sentence, then CStone will provide Blueprint (including the Alliance Manager and all Blueprint members of the JSC) with a copy of such proposed Publication at least [***] prior to the earlier of its presentation or intended submission for publication (such applicable period, the “Review Period”).  CStone agrees that it will not submit or present any Publication until (a) Blueprint has provided written comments during such Review Period on the material in such Publication, or (b) the applicable Review Period has elapsed without written comments from Blueprint, in which case CStone may proceed and the Publication will be considered approved in its entirety.  If CStone receives written comments from Blueprint on any Publication during the applicable Review Period, then it will consider Blueprint’s comments [***] and incorporate such comments [***], but will retain the sole authority to submit the manuscript for Publication.  Notwithstanding anything to contrary set forth in this Agreement, CStone will (i) delete any Confidential Information of Blueprint that Blueprint identifies for deletion in Blueprint’s written comments, (ii) delete any Clinical Trial data, results, conclusions, or other related information for a Collaboration Product, the publication of which Blueprint determines, in its sole discretion, would conflict with Blueprint’s global publication strategy with respect to the applicable Collaboration Product, and (iii) delay such Publication for a period of up to an additional [***] after the end of the applicable Review Period to enable Blueprint to draft and file one or more patent applications with respect to any subject matter to be made public in such Publication.  CStone will provide Blueprint a copy of the Publication at the time of the submission or presentation thereof.  CStone agrees to acknowledge the contributions of Blueprint and the employees of Blueprint, in each case, in all Publications as scientifically appropriate.  In addition, Blueprint agrees to acknowledge the contributions of CStone and the employees of CStone, in each case, in all presentations and publications as scientifically appropriate to the extent related to any Global Clinical Trials in which CStone assists in the enrollment of patients from the PRC.  CStone will require its Affiliates and Sublicensees to comply with the obligations of this Section 11.7 (Publications) as if they were CStone, and CStone will be liable for any non-compliance of such Persons.

11.8      Publication and Listing of Clinical Trials.  With respect to the listing of Clinical Trials or the publication of Clinical Trial results for the Collaboration Products and to the extent applicable to a Party’s activities conducted under this Agreement, each Party will comply with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results, and (b) any Applicable Law or applicable court order, stipulations, consent agreements, and settlements entered into by such Party.  The Parties agree that any such listings or publications made pursuant to this Section 11.8 (Publication and Listing of Clinical Trials) will be considered a Publication for purposes of this Agreement and will be subject to Section 11.7 (Publications).

11.9      Publicity; Use of Names.

11.9.1   Press Release.  The Parties have agreed on a joint press release announcing this Agreement, set forth on Schedule 11.9.1 (Press Release), to be issued by the Parties on such date and time as may be agreed by the Parties.  Other than the press release set forth on Schedule 11.9.1 (Press Release) and the public disclosures permitted by this Section 11.9 (Publicity; Use of Names), and Section 11.4 (Authorized Disclosures), the Parties agree that the portions of any other news release or other public announcement relating to this Agreement or the performance hereunder that would disclose information other than that already in the public domain will first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld, conditioned, or delayed). However, the Parties agree that after (a) a disclosure pursuant to Section 11.9 (Publicity; Use of Names) or Section 11.4 (Authorized Disclosures) or (b) the issuance of a press release (including the initial press release) or other public announcement pursuant to this Section 11.9.1 (Press Release) that has been reviewed and approved by the other Party, the disclosing Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval so long as the information in such press release or other public announcement remains true, correct, and the most current information with respect to the subject matters set forth therein.  Similarly, after a Publication has been made available to the public, each Party may post such Publication or a link to it on its corporate web site (or any website managed by such Party in connection with a Clinical Trial for a

Collaboration Product, as appropriate) without the prior written consent of the other Party, so long as the information in such Publication remains true, correct, and the most current information with respect to the subject matters set forth therein.

11.9.2   Disclosures by Blueprint.  Notwithstanding anything to the contrary set forth in this Agreement, Blueprint has the right to publicly disclose (in written, oral, or other form): (a) the achievement of Milestone Events under this Agreement (including the amount, payment, and timing of any such Milestone Event); (b) the commencement, completion, material data, or key results of any Territory-Specific Clinical Trials for the Collaboration Products; (provided that; subject to Section 11.4.1(c) (Authorized Disclosures; Permitted Circumstances), Blueprint will obtain CStone’s prior written approval (not to be unreasonably withheld, conditioned, or delayed) with respect to any such disclosure to the extent it relates to a Blueprint/CStone Combination); (c) any information relating to any Global Clinical Trial, including the commencement, completion, material data, or key results of any such Global Clinical Trial; and (d) the achievement of Regulatory Approval for any Collaboration Product; provided that, subject to Section 11.4.1(c) (Authorized Disclosures; Permitted Circumstances), Blueprint will obtain CStone’s prior written approval (not to be unreasonably withheld, conditioned, or delayed) with respect to any such disclosure to the extent it is solely related to the receipt of Regulatory Approval for a Collaboration Product in the Territory.

11.9.3   Use of Names.  Each Party will have the right to use the other Party’s name and logo in presentations, its website, collateral materials, and corporate overviews to describe the collaboration relationship, as well as in taglines of press releases issued pursuant to this Section 11.9 (Publicity; Use of Names); provided that neither Party will use the other Party’s corporate name in such manner that the distinctiveness, reputation, and validity of any trademarks and corporate or trade names of such other Party will not be impaired, and consistent with best practices used by such other Party for its other collaborators.  Except as permitted under this Section 11.9 (Publicity; Use of Names) or with the prior express written permission of the other Party, neither Party will use the name, trademark, trade name, or logo of the other Party or its Affiliates or their respective employees in any publicity, promotion, news release, or disclosure relating to this Agreement or its subject matter except as may be required by Applicable Law.  Each Party will use the other Party’s corporate name in all publicity relating to this Agreement, including the initial press release and all subsequent press releases.  CStone will include explanatory text such as (a) “Discovered by Blueprint Medicines Corporation” in all publicity, promotion, news releases, or disclosures relating to the Collaboration Products that are not Blueprint/CStone Combinations, and (b) “Discovered in Collaboration by Blueprint Medicines Corporation and CStone Pharmaceuticals” in all publicity, promotion, news releases, or disclosures relating to any Blueprint/CStone Combinations, in each case ((a) and (b)), or such other similar text provided by Blueprint and reasonably acceptable to CStone.

11.10    Attorney-Client Privilege.  Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges or the like as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, such privileges and protections. The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date both the Receiving Party and the Disclosing Party will have the right to assert such protections and privileges.  Notwithstanding the foregoing, nothing in this Section 11.10 (Attorney-Client Privilege) will apply with respect to a Dispute between the Parties (including their respective Affiliates).

Article 12

REPRESENTATIONS, WARRANTIES, AND COVENANTS

12.1      Representations and Warranties of Each Party.  Each Party represents and warrants to the other Party as of the Effective Date as follows:

12.1.1   It is a corporation or limited company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

12.1.2   It has not been Debarred/Excluded and no proceeding that could result it in being Debarred/Excluded is pending, and neither it nor any of its Affiliates has used, in any capacity in the performance of obligations relating to the Collaboration Products, any employee, Subcontractor, consultant, agent, representative, or other Person who has been Debarred/Excluded.

12.1.3   All consents, approvals and authorizations from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained.

12.1.4   This Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Applicable Law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it.

12.2      Representations and Warranties of Blueprint. Blueprint represents and warrants to CStone as of the Effective Date as follows:

12.2.1   It has the right under the Blueprint Technology to grant to CStone the licenses set forth in this Agreement, and it has not granted any license or other right under the Blueprint Technology that is inconsistent with the licenses granted to CStone hereunder.

12.2.2   There is no pending or, to Blueprint’s Knowledge, threatened (in writing) litigation, nor has Blueprint received any written notice from any Third Party, asserting or alleging that the Exploitation of the Blueprint Compounds or the Collaboration Products prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party or that the Exploitation of the Blueprint Compounds or the Collaboration Products as contemplated under this Agreement will infringe or misappropriate the intellectual property rights of such Third Party.

12.2.3   There are no pending or, to Blueprint’s Knowledge, no threatened (in writing), adverse actions, suits, or proceedings against Blueprint involving the Blueprint Technology or any of the Collaboration Products as contemplated to be used as a monotherapy or otherwise under this Agreement.

12.2.4   The Blueprint Technology includes all Know-How owned by or licensed to Blueprint or its Affiliates that is necessary or useful to Exploit each Collaboration Product in the Field in the Territory as such Exploitation is currently being conducted by Blueprint or contemplated to be conducted by the Parties hereunder, and all Patent Rights in the Territory that are owned by or licensed to Blueprint or its Affiliates that Cover a Collaboration Product for use as a monotherapy (including composition of matter and methods of using, making, or detecting such Collaboration Product).

12.2.5   [***]

12.2.6   There are no legal claims, judgments, or settlements against or owed by Blueprint or any of its Affiliates, or pending or, to Blueprint’s Knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, or Anti-Corruption Law violations.

12.2.7   To its Knowledge, neither Blueprint nor any of its Affiliates, or its or their directors, officers, employees, distributors, agents, representatives, sales intermediaries, or other Third Parties acting on behalf of Blueprint or any of its Affiliates:

(a)        has taken any action in violation of any applicable Anti-Corruption Laws;

(b)        has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for the purposes of:

(i)         influencing any act or decision of any Public Official in his or her official capacity;

(ii)        inducing such Public Official to do or omit to do any act in violation of his or her lawful duty;

(iii)       securing any improper advantage; or

(c)        inducing such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary, laboratory or medical facilities) in obtaining or retaining any business whatsoever.

12.2.8   None of the officers, directors, or employees of Blueprint or of any of its Affiliates or agents acting on behalf of Blueprint or any of its Affiliates, in each case, that are employed or reside outside the United States, is a Public Official.

12.3      Representations and Warranties of CStone.  CStone represents and warrants to Blueprint as follows (a) [***], and (b) [***]:

12.3.1   It has the right under the CStone Technology to grant to Blueprint the licenses set forth in this Agreement, and it has not granted any license or other right under the CStone Technology that is inconsistent with the licenses granted to Blueprint hereunder. The

Notification of Passing Examination of Formalities between WuXi Biologics (Shanghai) Co. Ltd. and CStone relating to patent number CN 201610638134.5 has been recorded with the State Intellectual Property Office of the PRC.

12.3.2   Schedule 12.3.2 sets forth a complete and accurate list of all written agreements pursuant to which CStone Controls any Patent Rights that Cover CS1001 or product that includes CS1001.  CStone has fully and accurately disclosed to Blueprint the terms of each agreement set forth on Schedule 12.3.2 that are relevant to CS1001.

12.3.3   There is no pending or, to CStone’s Knowledge, threatened (in writing) litigation, nor has CStone received any written notice from any Third Party, asserting or alleging that the Exploitation of any CStone Product as part of any Blueprint/CStone Combination in the Territory as contemplated under this Agreement will infringe or misappropriate the intellectual property rights of such Third Party.

12.3.4   There are no pending or, to CStone’s Knowledge, no threatened (in writing), adverse actions, suits, or proceedings against CStone involving the CStone Technology or any CStone Product as part of any Blueprint/CStone Combination in the Territory as contemplated under this Agreement.

12.3.5   The CStone Technology includes all Know-How owned by or licensed to CStone or its Affiliates that is necessary or useful to Exploit the any CStone Product as part of any Blueprint/CStone Combination in the Territory as contemplated under this Agreement, and all Patent Rights in the Territory that are owned by or licensed to CStone or its Affiliates that Cover a CStone Product (including composition of matter and methods of using, making, or detecting such CStone Product).

12.3.6   There are no legal claims, judgments, or settlements against or owed by CStone or any of its Affiliates, or pending or, to CStone’s Knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, or Anti-Corruption Law violations.

12.3.7   CStone has sufficient financial wherewithal to (a) perform all of its obligations set forth under this Agreement, and (b) meet all of its obligations that come due in the ordinary course of business.

12.3.8   CStone has, or can readily obtain, sufficient technical, clinical, and regulatory expertise to perform all of its obligations pursuant to this Agreement, including its obligations relating to Development, Manufacturing, Medical Affairs, Commercialization, and obtaining Regulatory Approvals, in each case, of the Blueprint Compounds and Collaboration Products as contemplated under this Agreement.

12.3.9   To its Knowledge, neither CStone nor any of its Affiliates, or its or their directors, officers, employees, distributors, agents, representatives, sales intermediaries, or other Third Parties acting on behalf of CStone or any of its Affiliates:

(a)        has taken any action in violation of any applicable Anti-Corruption Laws; or

(b)        has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for the purposes of:

(i)          influencing any act or decision of any Public Official in his or her official capacity;

(ii)         inducing such Public Official to do or omit to do any act in violation of his or her lawful duty;

(iii)       securing any improper advantage; or

(iv)       inducing such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary, laboratory or medical facilities) in obtaining or retaining any business whatsoever.

12.3.10 None of the officers, directors, or employees of CStone or of any of its Affiliates or agents acting on behalf of CStone or any of its Affiliates, in each case, that are employed or reside outside the United States, is a Public Official.

12.3.11 CStone or its Affiliate that will serve as Blueprint’s regulatory agent (as applicable) in the PRC as contemplated by this Agreement has met all qualification requirements required under Applicable Law to be Blueprint’s regulatory agent in the PRC as contemplated by this Agreement.

12.4      Covenants of the Parties.  Each Party covenants to the other Party that:

12.4.1   In the course of performing its obligations or exercising its rights under this Agreement, it will comply with all Applicable Law, including, as applicable, cGMP, GCP, and GLP standards, and will not employ or engage, and if so employed and engaged, will thereafter terminate any Person who has been Debarred/Excluded, or is the subject of any proceedings that could result in such Person being Debarred/Excluded.

12.4.2   Notwithstanding anything to the contrary in this Agreement, each Party agrees as follows:

(a)         It will not, in the performance of this Agreement, perform any actions that are prohibited by local and other anti-corruption laws (including the provisions of the United States Foreign Corrupt Practices Act, collectively “Anti-Corruption Laws”) that may be applicable to one or both Parties.

(b)         It will not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws.

(c)         At the request of the other Party, not more than once each Calendar Year, it will verify in writing to the other Party that to its Knowledge, there have been no violations of Anti-Corruption Laws by it or its Affiliates or Sublicensees, or persons employed by or Subcontractors used by it or its Affiliates or Sublicensees in the performance of this Agreement, or will provide details of any exception to the foregoing.

(d)         It will maintain records (financial and otherwise) and supporting documentation related to the subject matter of this Section 12.4.2 (Covenants of the Parties) in order to document or verify compliance with the provisions of this Section 12.4 (Covenants of the Parties), and upon request of the other Party upon reasonable advance notice, will provide the other Party or its representative with access to such records for purposes of verifying compliance with the provisions of this Section 12.4 (Covenants of the Parties).

12.5      Covenant of CStone.

12.5.1   Throughout the Term, CStone or its Affiliate who will serve as Blueprint’s regulatory agent in the PRC will at all times meet all qualification requirements required under Applicable Law to be Blueprint’s regulatory agent in the PRC as contemplated by this Agreement.  CStone will promptly notify Blueprint of any significant change to these qualification requirements and upon receiving any notice from any Third Party indicating, or otherwise becoming aware, that CStone or its Affiliate may not meet these requirements.

12.5.2   CStone will (a) maintain Control of all Know-How that relate to and Patent Rights that Cover CS1001 (including by maintaining in full force and effect all CStone Checkpoint Product Agreements); (b) not breach or be in default under any CStone Checkpoint Product Agreement in a manner that would give rise to a right of termination under any such agreement; and (c) not terminate or amend any CStone Checkpoint Product Agreement in a manner that adversely affects Blueprint’s rights under this Agreement with respect to the BLU-554/CStone Checkpoint Combination without Blueprint’s prior written consent.  If CStone receives notice of any alleged material breach by CStone or its Affiliates under any such CStone Checkpoint Product Agreement, then CStone will promptly, but in no event less than [***] thereafter, provide written notice thereof to Blueprint and grant Blueprint the right (but not the obligation) to cure any such alleged breach.

12.6      NO OTHER WARRANTIES.  EXCEPT AS EXPRESSLY STATED IN THIS Article 12 (REPRESENTATIONS, WARRANTIES, AND COVENANTS), (A) NO REPRESENTATION, CONDITION, OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF BLUEPRINT OR CSTONE; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT.  ANY INFORMATION PROVIDED BY BLUEPRINT OR ITS AFFILIATES IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS, OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.

12.7      Time for Claims.  Except in the case of any fraud or intentional misrepresentation by a Party: (a) the representations and warranties of the Parties contained in Section 12.1 (Representations and Warranties of Each Party), Section 12.2 (Representations and Warranties of Blueprint), and Section 12.3 (Representations and Warranties of CStone) will survive until the date that is [***] with respect to representations and warranties made as of the Effective Date and until the date that is [***], and (b) after such [***] period, no Party may bring any claim against the other Party arising from or relating to such other Party’s breach of such representations and warranties.

Article 13

INDEMNIFICATION

13.1      By CStone.  CStone will indemnify and hold harmless Blueprint and its Affiliates, and their respective directors, officers, employees, successors, heirs and assigns, and agents (individually and collectively, the “Blueprint Indemnitee(s)”) from and against all Losses incurred in connection with any Third Party Claims to the extent arising from or relating to (a) the Exploitation of the Blueprint Compounds or the Collaboration Products by or on behalf of CStone or any of its Affiliates, Sublicensees, or Subcontractors, including product liability claims arising from such Exploitation, (b) CStone’s actions (or omissions) in the performance of its obligations with respect to Regulatory Submissions or interactions with Regulatory Authorities, in each case as the authorized regulatory agent of record for Blueprint in the PRC, (c) the negligence or willful misconduct of CStone or any of its Affiliates, Sublicensees, or Subcontractors, (d) CStone’s breach of any of its representations, warranties, covenants, or obligations set forth in or entered into pursuant to this Agreement, (e) the failure of CStone or any of its Affiliates, Sublicensees, or Subcontractors to abide by any Applicable Law, or (f) any claim or demand from any employee or contractor of CStone or its Affiliate who is an inventor of any Assigned Collaboration Technology or Joint Collaboration Technology with respect to the ownership thereof, in each case of clauses (a) through (f) above, except to the extent such Third Party Claims arise out of a Blueprint Indemnitee’s negligence or willful misconduct, breach of this Agreement, or failure to abide by any Applicable Law.

13.2     By Blueprint.  Blueprint will indemnify and hold harmless CStone, its Affiliates, and their directors, officers, employees, successors, heirs and assigns, and agents (individually and collectively, the “CStone Indemnitee(s)”) from and against all Losses incurred in connection with any Third Party Claims to the extent from or relating to (a) the Exploitation of the Blueprint Compounds or the Collaboration Products, by or on behalf of Blueprint or any of its Affiliates, licensees (not including CStone or its Affiliates, Sublicensees, or its Subcontractors), Sublicensees, or Subcontractors, including product liability claims arising from such Exploitation, and including such Exploitation after the effective date of termination of this Agreement (including when acting as an exclusive distributor pursuant to Section 15.3.2 (Appointment as Exclusive Distributor), if applicable), (b) the negligence or willful misconduct of Blueprint or any of its Affiliates, licensees (not including CStone or its Affiliates, Sublicensees, or its Subcontractors), Sublicensees, or Subcontractors, (c) Blueprint’s breach of any of its representations, warranties, covenants, or obligations set forth in or entered into pursuant to this Agreement, (d) the failure of Blueprint or any of its Affiliates, licensees (not including CStone or its Affiliates, Sublicensees, or Subcontractors), Sublicensees, or Subcontractors to abide by any Applicable Law, or (e) any claim or demand from any employee or contractor of Blueprint or its Affiliate who is an inventor of any Joint Collaboration Technology with respect to the ownership thereof, in each case of clauses (a) through (e) above, except to the extent such Third Party Claims arise out of any of a CStone Indemnitee’s negligence or willful misconduct, breach of this Agreement or failure to abide by any Applicable Law.

13.3      Indemnification Procedure.  If either Party is seeking indemnification under Section 13.1 (By CStone) or Section 13.2 (By Blueprint) (the “Indemnified Party”), it will inform the other Party (the “Indemnifying Party”) of the Third Party Claim giving rise to such indemnification obligations within [***] after receiving written notice of the Third Party Claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Third Party Claim will not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party will have been actually and materially prejudiced as a result of such failure or delay to give notice).  The Indemnifying Party will have the right to assume the defense of any such Third Party Claim for which it is obligated to indemnify the Indemnified Party.  The Indemnified Party will cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense.  The Indemnified Party will have the right to participate, at its own expense and with counsel of its choice, in the defense of any Third Party that has been assumed by the Indemnifying Party.  Neither Party will have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent will not be unreasonably withheld, conditioned, or delayed.  The Indemnifying Party will not admit liability of the Indemnified Party without the Indemnified Party’s prior written consent, which consent will not be unreasonably withheld, conditioned, or delayed.  If the Parties cannot agree as to the application of Section 13.1 (By CStone) or Section 13.2 (By Blueprint) as to any Third Party Claim, pending resolution of the Dispute pursuant to Article 16 (Dispute Resolution), the Parties may conduct separate defenses of such Third Party Claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 13.1 (By CStone) or Section 13.2 (By Blueprint), as applicable, upon resolution of the underlying Third Party Claim.

13.4     Insurance.  Each Party will procure and maintain during the Term of this Agreement and for three years after termination or expiration of this Agreement, commercial general liability insurance from a minimum of “A-” AM Bests rated insurance company or insurer reasonably acceptable to Blueprint, including contractual liability and product liability or clinical trials, if applicable, with coverage limits of not less than [***] per occurrence for Development and [***] per occurrence for Commercialization.  Such policies will name the other Party and its Affiliates as additional insureds and provide a waiver of subrogation in favor of the other Party and its Affiliates.  Such insurance policies will be primary and non-contributing with respect to any other similar insurance policies available to the other Party or its Affiliates.  Any deductibles for such insurance will be assumed by insured Party.  Each Party will provide the other Party with evidence of such insurance upon the other Party’s request and prior to expiration of any one coverage.  Each Party will provide the other Party with written notice at least [***] prior to the cancellation or non-renewal of, or material changes in, such insurance except for cancellation due to non-payment of premiums, in which case notice will be provided at least [***] prior to such cancellation.  Such insurance will not be construed to create a limit of the insured Party’s liability with respect to its indemnification obligations under this Article 13 (Indemnification).

Article 14

INTELLECTUAL PROPERTY

14.1      Inventions.

14.1.1   Ownership.  As between the Parties, (a) Blueprint will solely own all Blueprint Technology, including Assigned Collaboration Technology, but excluding Joint Collaboration Technology, (b) CStone will solely own all CStone Product Technology and CStone General Collaboration Technology, excluding Joint Collaboration Technology, and (c) the Parties will jointly own all Blueprint/CStone Combination Technology and other Joint Collaboration Technology.

14.1.2   Disclosure.  Each Party will promptly disclose to the other Party all Inventions within the Collaboration Know-How that it develops or invents, whether solely or jointly with others (in any event, prior to the filing of any patent application with respect to such Inventions), including all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating thereto.  Each

Party will also promptly respond to reasonable requests from the other Party for additional information relating thereto.

14.1.3   Assignment; Ownership of Joint Collaboration Technology.

(a)         Assigned Collaboration Technology.  CStone will and hereby does assign to Blueprint all of its rights, title, and interests in and to all Assigned Collaboration Technology, and Blueprint hereby accepts such assignment.  CStone will take (and cause its Affiliates and Sublicensees, and their respective employees, agents, and contractors to take) such further actions reasonably requested by Blueprint to evidence such assignment and to assist Blueprint in obtaining patent and other intellectual property rights protection for Inventions within the Assigned Collaboration Know-How including executing further assignments, consents, releases, and other commercially reasonable documentation and providing good faith testimony by affidavit, declaration, in-person, or other proper means in support of any effort by Blueprint to establish, perfect, defend, or enforce its rights in any Assigned Collaboration Technology through prosecution of governmental filings, regulatory proceedings, litigation, and other means, including through the filing, prosecution, maintenance, and enforcement of the Assigned Collaboration Technology.  CStone will obligate its Affiliates, Sublicensees, and Subcontractors to assign all Assigned Collaboration Technology to CStone (or directly to Blueprint) so that CStone can comply with its obligations under this Section 14.1 (Inventions), and CStone will promptly obtain such assignment.  Without limitation, CStone will cooperate with Blueprint if Blueprint applies for U.S. or foreign patent protection for such Assigned Collaboration Technology and will obtain the cooperation of the individual inventors of any such Assigned Collaboration Technology.  If CStone is unable to assign any Assigned Collaboration Technology, then CStone hereby grants and agrees to grant to Blueprint a royalty-free, fully paid-up, exclusive (even as to CStone, subject to the terms of this Agreement, including the licenses granted to CStone pursuant to Section 2.1 (License Grants to CStone)), perpetual, irrevocable license (with the right to grant sublicenses through multiple tiers) under such Assigned Collaboration Technology for any and all purposes.

(b)         Ownership of Joint Collaboration Technology.  The Parties will jointly own all Blueprint/CStone Combination Technology and all other Joint Collaboration Technology[***] (subject to the terms of this Agreement, including the licenses granted under Article 2 (Licenses)).  Each Party will and hereby does assign to the other Party a joint interest in and to all Blueprint/CStone Combination Technology, and the other Party hereby accepts such assignment.  Each Party will take (and cause its Affiliates and Sublicensees, and their respective employees, agents, and contractors to take) such further actions reasonably requested by the other Party to evidence such assignment and to assist the Parties in obtaining jointly-owned patent and other intellectual property rights protection for Inventions within the Blueprint/CStone Combination Know-How including executing further assignments, consents, releases, and other commercially reasonable documentation and providing good faith testimony by affidavit, declaration, in-person, or other proper means in support of any effort by the Parties to establish, perfect, defend, or enforce their rights in any Blueprint/CStone Combination Technology through prosecution of governmental filings, regulatory proceedings, litigation, and other means, including through the filing, prosecution, maintenance, and enforcement of the Blueprint/CStone Combination Technology.  Each Party will obligate its Affiliates, Sublicensees, and Third Party contractors (including all Subcontractors) to assign all Blueprint/CStone Combination Technology to such Party so that each Party can comply with its obligations under this Section 14.1 (Inventions), and each Party will promptly obtain such assignment.  Without limitation, each Party will cooperate with the other Party if the Parties determine to apply for U.S. or foreign patent protection for such Blueprint/CStone Combination Technology and will obtain the cooperation of the individual inventors of any such Blueprint/CStone Combination Technology.  If either Party is unable to assign a joint interest in any Blueprint/CStone Combination Technology, then such Party hereby grants and agrees to grant to the other Party a royalty-free, fully paid-up, non-exclusive (subject to the terms of this Agreement, including the licenses granted to CStone pursuant to Section 2.1 (License Grants to CStone)), perpetual, irrevocable license (with the right to grant sublicenses through multiple tiers) under such Blueprint/CStone Combination Technology for any and all purposes.

(c)         Practice Under and other Use of Joint Collaboration Technology.  Subject to the rights granted under and the restrictions set forth in this Agreement (including Section 2.6.1 (Exclusivity Covenant)), neither Party will have any obligation to account to the other Party for profits, or to obtain any approval of the other Party to license, assign, or otherwise exploit any Joint Collaboration Technology by reason of joint ownership thereof, and each Party hereby waives any right it may have under the Applicable Law of any jurisdiction to require any such approval or accounting.  To the extent any further consent is required to enable a Party to so license or exploit its interest in the Joint Collaboration Technology, the other Party will grant consent promptly upon request.

(d)         Employee Assignment.  CStone and its Affiliates performing activities under this Agreement will enter into with each of their respective employees legally binding and sufficient agreements or employment policies providing for the payment by CStone or its Affiliate of any reward or remuneration required under Applicable Law in a particular region in the Territory in consideration for the development of Inventions by such employees. Without limiting the generality of the foregoing, CStone and its Affiliates will, and will cause its Sublicensees to, enter into an agreement or employment policy with each of its employees performing activities under this Agreement that (a) compels prompt disclosure to CStone (or its Sublicensee, as applicable) of all Collaboration Technology developed, invented, or filed by such employee during any performance under this Agreement; (b) automatically assigns to CStone (or its Sublicensee, as applicable) all rights, title, and interests in and to all Collaboration Technology, and requires each employee to execute all documents and take such other actions as may be necessary to effectuate such assignment; (c) includes an invention and patent reward and remuneration policy providing for the payment by CStone of any reward or remuneration required under Applicable Law in such region in consideration for the development of Inventions by such employees that is legally sufficient under Applicable Law; and (d) includes a waiver of pre-emption rights under any Applicable Law in such region, including in the case of an employee in the PRC, Article 326 of the Contract Law of the PRC to the effect that the employee will confirm that he/she will not have any right or claim with respect to any Collaboration Technology derived from his/her work, except for the reward and remuneration he/she is entitled to under the invention and patent reward and remuneration policy. [***]

(e)         Payments in Consideration of Assignments of Intellectual Property.

(i)          Payment by Blueprint. In consideration of the assignment by CStone to Blueprint of all Assigned Collaboration Technology and a joint ownership interest in all Blueprint/CStone Combination Technology, Blueprint will pay to CStone a one-time payment of [***], which payment will be payment in-full for the assignment of all Assigned Collaboration Technology and Blueprint/CStone Combination Technology hereunder regardless of how many patent applications are filed or patents are issued Covering the Assigned Collaboration Know-How or Blueprint/CStone Combination Know-How.  Blueprint will notify CStone of Blueprint’s filing of the first patent application claiming any Assigned Collaboration Know-How or Blueprint/CStone Combination Know-How with respect to which an employee of CStone is an inventor. Promptly thereafter, CStone will invoice Blueprint for the foregoing amount, and Blueprint will pay the undisputed invoiced amounts within [***] after the date of such invoice. The Parties expressly acknowledge that the foregoing amount is [***] and is [***].

(ii)         Reward and Remuneration Payments to CStone Employees.  As between the Parties, CStone will be solely responsible for the payment of, and CStone will pay, any rewards and remuneration for inventions and technical achievements required by Applicable Law to be paid to its employees for the development or invention of any Collaboration Technology.

14.2       CREATE Act.  Notwithstanding anything to the contrary set forth in this Agreement, CStone may not invoke the Cooperative Research and Technology Enhancement Act, 35 U.S.C. § 102(c) (the “CREATE Act”) when exercising its rights under this Agreement without the prior written approval of Blueprint.  If CStone intends to invoke the CREATE Act, then it will notify Blueprint and if agreed by the Parties, then Blueprint will cooperate and coordinate its activities with CStone with respect to any filings or other activities in support thereof.  The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

14.3       Patent Prosecution.

14.3.1    Blueprint Patent Rights.

(a)         Right to Prosecute.  Subject to Section 14.3.3 (Joint Collaboration Technology), as between the Parties, Blueprint will have the right to control the Patent Prosecution of all Blueprint Patent Rights, including any Assigned Collaboration Patent Rights throughout the world.  CStone will obtain any necessary assignment documents for Blueprint with respect to the Patent Prosecution of such Patent Rights, to render all signatures that will be necessary for such patent filings, and to assist Blueprint in all other reasonably ways that are necessary for the issuance of such Patent Rights as well as for the Patent Prosecution of such Patent Rights.  CStone will be responsible for [***] of the reasonable out-of-pocket costs incurred by or on behalf of Blueprint with respect to the Patent Prosecution of such Patent

Rights in the Territory, and will reimburse Blueprint for such costs within [***] of receiving an invoice with reasonable supporting documentation for such costs.

(b)         Review and Consult.  Blueprint will consult with CStone and keep CStone reasonably informed of the Patent Prosecution of the Blueprint Patent Rights in the Territory and will provide CStone with all material correspondence received from any patent authority in the Territory in connection therewith.  In addition, Blueprint will provide CStone with drafts of all proposed material filings in the Territory and correspondence to any patent authority in the Territory in connection with the Patent Prosecution of the Blueprint Patent Rights in the Territory for CStone’s review and comment prior to the submission of such proposed filings and correspondence.  Further, Blueprint will notify CStone of any decision to cease Patent Prosecution of any Blueprint Patent Rights in the Territory.  Blueprint will consider CStone’s comments on Patent Prosecution [***] and will incorporate such comments [***].

(c)         Abandonment.  If Blueprint decides that it is no longer interested in the Patent Prosecution of a particular Blueprint Patent Right in the Territory during the Term, then it will promptly provide written notice to CStone of such decision.  CStone may, upon written notice to Blueprint, assume the Patent Prosecution of such Patent Right in Blueprint’s name [***].  In such event, (i) such patent or patent application will no longer be considered a Royalty Patent Right, (ii) CStone will be responsible for [***] of the costs and expenses of the Patent Prosecution of such Patent Right, and (iii) Blueprint will have the rights to review and consult set forth in Section 14.3.1(b) (Review and Consult) mutatis mutandis.

14.3.2    CStone General Collaboration Patent Rights.

(a)         Right to Prosecute.  As between the Parties, CStone will have the right to control the Patent Prosecution of all CStone General Collaboration Patent Rights throughout the world.  CStone will be responsible for [***] of the costs and expenses incurred with respect to the Patent Prosecution of such Patent Rights throughout the world.

(b)         Review and Consult.  CStone will consult with Blueprint and keep Blueprint reasonably informed of the Patent Prosecution of the CStone General Collaboration Patent Rights and will provide Blueprint with all material correspondence received from any patent authority in connection therewith.  In addition, CStone will provide Blueprint with drafts of all proposed material filings and correspondence to any patent authority in connection with the Patent Prosecution of the CStone General Collaboration Patent Rights for Blueprint’s review and comment prior to the submission of such proposed filings and correspondence.  Further, CStone will notify Blueprint of any decision to cease Patent Prosecution of any CStone General Collaboration Patent Rights.  CStone will consider Blueprint’s comments on Patent Prosecution [***] and will incorporate such comments [***].

(c)         Abandonment.  If CStone decides that it is no longer interested in continuing the Patent Prosecution of a particular CStone General Collaboration Patent Right during the Term, then it will promptly provide written notice to Blueprint of such decision.  Blueprint may, upon written notice to CStone, assume such Patent

Prosecution of such CStone General Collaboration Patent Right [***].  In such event, (i) Blueprint will be responsible for [***] of the costs and expenses of the Patent Prosecution of such Patent Right, and (ii) CStone will have the rights to review and consult set forth in Section 14.3.2(b) (Review and Consult) mutatis mutandis.

14.3.3    Joint Collaboration Technology.

(a)         Blueprint/CStone Combination Technology.  Blueprint will control the Patent Prosecution of any Joint Collaboration Patent Rights outside of the Territory, and CStone will control the Patent Prosecution of any Joint Collaboration Patent Right inside of the Territory.  The Parties will use [***] to agree on a mutually acceptable strategy for the Patent Prosecution of the Joint Collaboration Patent Rights and will ensure that the external counsels engaged by each Party for the Patent Prosecution of such Joint Collaboration Patent Rights coordinate with each other with respect to such Patent Prosecution of the Joint Collaboration Patent Rights inside and outside of the Territory (including with respect to the timing of the filing of patent applications inside and outside of the Territory).  The Party with the right to control the Patent Prosecution of any Joint Collaboration Patent Right pursuant to this Section 14.3.3(a) (Blueprint/CStone Combination Technology) (the “Prosecuting Party”) will be responsible for [***] of the reasonable out-of-pocket costs incurred with respect to the Patent Prosecution of such Patent Rights in their respective territory, and the other Party will be responsible for [***] of such out-of-packet costs (i.e., CStone will be responsible for [***] of the out-of-pocket costs incurred by or on behalf of Blueprint in connection with the Patent Prosecution of the Joint Collaboration Patent Rights outside of the Territory and Blueprint will be responsible for [***] of the out-of-pocket costs incurred by or on behalf of CStone in connection with the Patent Prosecution of the Joint Collaboration Patent Rights inside of the Territory).  The other Party will reimburse the Prosecuting Party for such out-of-pocket costs within [***] of receiving an invoice with reasonable supporting documentation for such costs.

(b)         Review and Consult.  The Prosecuting Party will consult with the other Party and keep the other Party reasonably informed of the Patent Prosecution of the Joint Collaboration Patent Rights in its respective territory and will provide the other Party with all material correspondence received from any patent authority in such territory in connection therewith.  In addition, the Prosecuting Party will provide the other Party with drafts of all proposed material filings and correspondence to any patent authority in its respective territory in connection with the Patent Prosecution of the Joint Collaboration Patent Rights for the other Party’s review and comment prior to the submission of such proposed filings and correspondence.  Further, the Prosecuting Party will notify the other Party of any decision to cease Patent Prosecution of any of the Joint Collaboration Patent Rights in its respective territory.  The Prosecuting Party will consider the other Party’s comments on Patent Prosecution but will have final decision-making authority under this Section 14.3.3(b) (Review and Consult).

(c)         Abandonment.  If the Prosecuting Party decides that it is no longer interested in the Patent Prosecution of a particular Joint Collaboration Patent Right in its respective territory during the Term, then it will promptly provide written notice to the other Party of such decision.  The other Party may, upon written notice to the Prosecuting Party, assume the Patent Prosecution of such Patent Right in the applicable territory.  In such event, (i) the other Party will become the Prosecuting Party with respect to such Joint Collaboration Patent Rights in the applicable territory, (ii) the other Party will be continue to be responsible for [***] of the out-of-pocket costs incurred by the Prosecuting Party as set forth under Section 14.3.3(a) (Blueprint/CStone Combination Technology), and (iii) the other Party (that is no longer the Prosecuting Party) will retain the rights to review and consult set forth in Section 14.3.3(b) (Review and Consult).

14.3.4    Cooperation.  Each Party will provide the other Party all reasonable assistance and cooperation in the Patent Prosecution efforts under this Section 14.3 (Patent Prosecution), including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

14.4       Patent Enforcement.

14.4.1    Notice.  Each Party will notify the other within [***] of becoming aware of any alleged or threatened infringement by a Third Party of any of the (a) Blueprint Patent Rights in the Territory, (b) CStone General Collaboration Patent Rights in the Territory, or (c) Blueprint/CStone Combination Patent Rights or other Joint Collaboration Patent Rights in the Territory, and, in each case, any related declaratory judgment or equivalent action alleging the invalidity, unenforceability, or non-infringement of such Patent Rights (collectively “Product Infringement”).  Each Party will also notify the other within [***] of becoming aware of any alleged or threatened infringement by a Third Party of any CStone General Collaboration Patent Right that adversely affects or is expected to adversely affect any Collaboration Product outside of the Territory, including any related declaratory judgment or equivalent action alleging the invalidity, unenforceability or non-infringement of any such Patent Rights (an “Ex-Territory Infringement”).  For clarity, Product Infringement and Ex-Territory Infringement each exclude any adversarial Patent Prosecution proceedings.

14.4.2    Enforcement Rights.

(a)         First Right; Step-In.

(i)          Blueprint First Right.  Blueprint will have the first right to bring and control any legal action to enforce Blueprint Patent Rights and Joint Collaboration Patent Rights other than the Blueprint/CStone Combination Patent Rights against any Product Infringement in the Territory as it reasonably determines appropriate, and Blueprint will consider [***] the interests of CStone in such enforcement of the Blueprint Patent Rights and such Joint Collaboration Patent Rights.

(ii)         CStone First Right.  CStone will have the first right to bring and control any legal action to enforce the Blueprint/CStone Combination Patent Rights against any Product Infringement in the Territory as it reasonably determines appropriate, and CStone will consider [***] the interests of Blueprint in such enforcement of the Blueprint/CStone Combination Patent Rights.  The Party with the first right to bring and control any legal action to enforce the Blueprint Patent Rights, Blueprint/CStone

Combination Patent Rights, or other Joint Collaboration Patent Rights, as applicable, will be referred to herein as the “Controlling Party.”

(iii)       Step-In Rights.  If the Controlling Party or its designee fails to abate such Product Infringement in the Territory or to file an action to abate such Product Infringement in the Territory within [***] after a written request from the other Party to do so, or if the Controlling Party discontinues the prosecution of any such action after filing without abating such infringement, then, in either case, the other Party will have the right to enforce the applicable Patent Rights against such Product Infringement in the Territory as it reasonably determines appropriate provided that (A) the Controlling Party does not provide reasonable rationale for not doing so or continuing to do so (including a substantive concern regarding counter-claims by the infringing Third Party), and (B) the other Party will not enter into any settlement admitting the invalidity of, or otherwise impairing, of any such Patent Rights without the prior written consent of the Controlling Party.

(iv)        CStone’s Patent Rights.  CStone will have the sole right to bring and control any legal action to enforce CStone General Collaboration Patent Rights and CStone Product Patent Rights against any Product Infringement in the Territory at its own expense as it reasonably determines appropriate.  CStone will not have the right to enforce any Blueprint Patent Rights, Blueprint/CStone Combination Patent Rights, or other Joint Collaboration Patent Rights outside of the Territory.  Notwithstanding the foregoing, CStone will have the sole right and authority to enforce Patent Rights Controlled by CStone or its Affiliates that Cover a CStone Product (other than a Blueprint/CStone Combination) inside and outside of the Territory.

(b)         Control of Ex-Territory Infringements.  CStone will have the first right to bring and control any legal action that it reasonably determines appropriate to enforce any CStone General Collaboration Patent Rights against any Ex-Territory Infringement outside of the Territory at its own expense, and CStone will consider [***] the interests of Blueprint in such enforcement of the CStone General Collaboration Patent Rights.  If CStone or its designee fails to abate such Ex-Territory Infringement outside of the Territory or to file an action to abate such Ex-Territory Infringement outside of the Territory within [***] after a written request from Blueprint to do so, or if CStone discontinues the prosecution of any such action after filing without abating such infringement, then, in either case, Blueprint will have the right to enforce such CStone General Collaboration Patent Rights against such Ex-Territory Infringement outside of the Territory as it reasonably determines appropriate provided that (i) CStone does not provide reasonable rationale for not doing so or continuing to do so (including a substantive concern regarding counter-claims by the infringing Third Party), and (ii) Blueprint will not enter into any settlement admitting the invalidity of, or otherwise impairing, any CStone General Collaboration Patent Rights without the prior written consent of CStone.

14.4.3    Cooperation.  At the request of the Party bringing an action related to a Product Infringement or Ex-Territory Infringement, the other Party will provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery, and joining as a party to the action if required by Applicable Law to pursue such action.

14.4.4    Recoveries.  Any recoveries resulting from an enforcement action relating to a claim of Product Infringement in the Territory or Ex-Territory Infringement outside of the Territory will be first applied against payment of each Party’s costs and expenses in connection therewith.  Any such recoveries in excess of such costs and expenses will be split as follows: (a) [***] will be paid to the Party initiating such suit, action or proceeding and (b) [***] will be paid to the non-initiating Party.

14.4.5    Continuing Infringement.  With respect to any continuing Product Infringement of the Blueprint Patent Rights or the Joint Collaboration Patent Rights (other than Blueprint/CStone Combination Patent Rights) in a region in the Territory, if (a) Blueprint or its designee fails to abate such infringement or file an action to abate such infringement within [***] after receiving CStone’s written request pursuant to Section 14.4.2(a) (First Right; Step-In), or if Blueprint discontinues the prosecution of any such action after filing without abating such infringement, and (b) CStone notifies Blueprint that it wishes to exercise its right to enforce the applicable Patent Rights against such Product Infringement pursuant to Section 14.4.2(a) (First Right; Step-In), and Blueprint provides notice to CStone that Blueprint has a reasonable rationale for denying such exercise in accordance with Section 14.4.2(a)(i) (Blueprint First Right) (which notice must be provided to CStone within [***] from the date of CStone’s notice to Blueprint pursuant to Section 14.4.2(a) (First Right; Step-In)), then, from the date of such notice from Blueprint pursuant to Section 14.4.2(a)(i) (Blueprint First Right) until such time as such Product Infringement is abated such Patent Right will cease to be a Royalty Patent Right for purposes of this Agreement.

14.5       Infringement of Third Party Rights.

14.5.1    Notice.  If any Collaboration Product used or sold by CStone or its Affiliates or Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent Right or other rights in the Territory that are owned or controlled by such Third Party, then CStone will promptly notify Blueprint within [***] after receipt of such claim or assertion and will include in such notice a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing.  Thereafter, the Parties will promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute.  The Parties will assert and not waive the joint defense privilege with respect to any communications between the Parties in connection with the defense of such claim or assertion.

14.5.2    Defense.  CStone will be solely responsible for the defense of any such infringement claims brought against CStone, at CStone’s cost and expense; provided that CStone will not agree to any settlement, consent to judgment, or other voluntary final disposition in connection with such defense action without Blueprint’s prior written consent if such settlement, consent to judgment, or other voluntary final disposition would (a) result in the admission of any liability or fault on behalf of Blueprint, (b) result in or impose any payment obligations upon Blueprint, or (c) subject Blueprint to an injunction or otherwise limit Blueprint’s ability to take any actions or refrain from taking any actions under this Agreement or with respect to any Blueprint Compound or Blueprint Product.  CStone will keep Blueprint informed on the status of such defense action, and Blueprint will have the right, but not the obligation, to participate and be separately represented in such defense action at its sole option and at its own expense.

14.6       Patents Licensed from Third Parties.  Each Party’s rights under this Article 14 (Intellectual Property) with respect to the Patent Prosecution and enforcement of any Blueprint Patent Right that is in-licensed by Blueprint from a Third Party will be subject to the rights of such Third party to prosecute, enforce, and defend such Patent Right.

14.7       Patent Listings.  With respect to patent listings in any patent listing system established by any applicable Regulatory Authority in a region in the Territory during the Term that is similar to the FDA Orange Book, for issued patents for any Collaboration Product, the Parties will agree which patents to list in such patent listing (a) prior to the submission of the first and any subsequent MAA for such Collaboration Product in such region to such applicable Regulatory Authority, and (b) within [***] after the receipt of the first and any subsequent Regulatory Approval in such region for such Collaboration Product from such Regulatory Authority.

14.8       Patent Term Extensions.  With respect to any system for extending the term of Patent Rights in the Territory established by any applicable Regulatory Authority in any region in the Territory during the Term that is similar to the patent term extension system in the U.S., CStone will be solely responsible for making all decisions regarding patent term extensions in the Territory, including supplementary protection certificates and any other extensions that are now or become available in the future, that are applicable to Blueprint Patent Rights or Joint Collaboration Patent Rights licensed hereunder and that become available directly as a result of the Regulatory Approval of a Collaboration Product in the Territory; provided that CStone will consult with Blueprint with respect to such decisions and implement the reasonable comments and concerns of Blueprint.

14.9       Product Trademarks.

14.9.1    Global Brand Elements.  CStone acknowledges that Blueprint may decide to develop and adopt certain distinctive colors, logos, images, symbols, and trademarks to be used in connection with the Commercialization of each Collaboration Product on a global basis (such branding elements, collectively, the “Global Brand Elements”).  Blueprint will and hereby does grant CStone the exclusive right to use such Global Brand Elements in connection with the Commercialization of each Collaboration Product in the Territory.

14.9.2    Product Marks in the Territory.  CStone will have the right to brand the Collaboration Products in the Territory using trademarks, logos, and trade names that it determines appropriate for such Collaboration Products, which may vary by region or within a region, and that are consistent with Blueprint’s Global Brand Elements (the “Product Marks”); provided,  however, a Product Mark may deviate from Blueprint’s Global Brand Elements if (a) the JSC determines such Product Mark is not appropriate for the Territory due to linguistic reasons or market research showing that such Product Mark is not appropriate, or (b) in CStone’s reasonable discretion if a Governmental Authority rejects or refuses such Product Mark for use in the Territory.  CStone will provide Blueprint with a reasonable opportunity to review and provide comments on each proposed Product Mark, and CStone will consider [***] and incorporate [***] Blueprint’s comments before selecting any Product Mark.  CStone will not use any trademarks of Blueprint (including Blueprint’s corporate name) or any trademark confusingly similar thereto without Blueprint’s prior written consent.

14.9.3    Ownership.  Blueprint will be the sole and exclusive owner of all Product Marks and Global Brand Elements, including all trademark registrations and applications therefor and all goodwill associated therewith. To the extent CStone acquires any rights, title, or interests in or to any Product Mark or Global Brand Element (including any trademark registration or application therefore or goodwill associated with any Product Mark), CStone will, and hereby does, assign the same to Blueprint.  Blueprint will and hereby does grant CStone the exclusive right to use such Product Marks in connection with the Commercialization of the applicable Collaboration Product in the Territory.  CStone will register and maintain the Product Marks in the Territory that it determines reasonably necessary in Blueprint’s name, at CStone’s cost and expense.

14.9.4    Use.  CStone agrees that it and its Affiliates and Sublicensees will Commercialize each of the Collaboration Products in the Territory in a manner consistent with the Global Brand Elements and will: (a) ensure that all Collaboration Products that are sold bearing the Product Marks and Global Brand Elements are of a high quality consistent with industry standards for global pharmaceutical and biologic therapeutic products; (b) ensure that each use of the Global Brand Elements and Product Marks by CStone and its Affiliates and Sublicensees is accompanied by an acknowledgement that such Global Brand Elements and Product Marks are owned by Blueprint; (c) not use such Global Brand Elements or Product Marks in a way that might materially prejudice their distinctiveness or validity or the goodwill of Blueprint therein and includes the trademark registration symbol ® or ™ as appropriate; (d) not use any trademarks or trade names so resembling any of such Global Brand Elements or Product Marks as to be likely to cause confusion or deception; and (e) place and display the Global Brand Elements and the Product Marks on and in connection with the Collaboration Products in a way that acknowledges Blueprint’s role in discovering the Collaboration Products and that such Collaboration Product is under license from Blueprint.  To the extent permitted by Applicable Law, CStone will include the words (a) “Discovered by Blueprint Medicines Corporation” on all packaging and labeling for any Collaboration Product that is not a Blueprint/CStone Combination and in relevant scientific, medical, and other Collaboration Product-related communications to the extent such communications address the Development or Commercialization of such a Collaboration Product (that is not a Blueprint/CStone Combination), and (b) “Discovered in Collaboration by Blueprint Medicines Corporation and CStone Pharmaceuticals” on all packaging and labeling for any Blueprint/CStone Combination (to the extent feasible, for example, if the CStone Product and the Blueprint Product are co-packaged) and in relevant scientific, medical, and other Blueprint/CStone Combination-related communications to the extent such communications address the Development or Commercialization of a Blueprint/CStone Combination, in each case ((a) and (b)), or such other similar text provided by Blueprint and reasonably acceptable to CStone.

14.10     Patent Marking.  CStone will mark all Collaboration Products in accordance with the applicable patent marking laws, and will require all of its Affiliates and Sublicensees to do the same.  To the extent permitted by Applicable Law, CStone will indicate on the product packaging, advertisement and promotional materials that such Collaboration Product is in-licensed from Blueprint.

Article 15

TERM AND TERMINATION

15.1       Term.  This Agreement will be effective as of the Effective Date, and will continue, on a Collaboration Product-by-Collaboration Product and region-by-region basis, in effect until the expiration of the Royalty Term applicable to such Collaboration Product and such region (the

“Term”).  On a Collaboration Product-by-Collaboration Product and region-by-region basis, upon the natural expiration of this Agreement as contemplated in this Section 15.1 (Term), (a) the license granted to CStone under Section 2.1.1 (In the Territory) will become fully paid-up, perpetual and irrevocable, (b) the license granted to CStone under Section 2.1.2(b) (Outside the Territory) will convert to a worldwide license and will survive as a fully paid-up, perpetual, and irrevocable license, in each case ((a) and (b)), so long as at such time CStone has paid to Blueprint all amounts due under this Agreement in accordance with the terms hereof and is not at such time in breach of any obligation under this Agreement; and (c) the license granted to Blueprint under Section 2.3.2 (Outside the Territory) will convert to a worldwide license and will survive as a fully paid-up, perpetual, and irrevocable license.

15.2       Termination.

15.2.1    Termination by CStone for Convenience.  CStone may terminate this Agreement in its entirety or with respect to one or more Blueprint Products and all Collaboration Products that are Combination Regimens that include such Blueprint Product, in each case, by providing a written notice of termination to Blueprint after the first anniversary of the Effective Date that includes an effective date of termination [***]; provided,  however, CStone may terminate this Agreement with respect to a particular Collaboration Product at any time after the Effective Date by providing a written notice of termination to Blueprint [***].

15.2.2    Termination for Material Breach.

(a)         Notice and Cure Period.  If either Party believes in good faith that the other is in material breach of its material obligations hereunder, then the non-breaching Party may deliver notice of such breach to the other Party stating the cause and proposed remedy (“Breach Notification”).  For any breach arising from a failure to make a payment set forth in this Agreement, the allegedly breaching Party will have [***] from the receipt of the applicable Breach Notice to dispute or cure such breach.  If the Party receiving notice of breach fails to cure, or fails to dispute, that breach within the applicable period set forth above, then the Party originally delivering the Breach Notification may terminate this Agreement effective on written notice of termination to the other Party.  For all breaches other than a failure to make a payment as set forth in this Agreement, the allegedly breaching Party will have [***] from the date of the Breach Notification to dispute or cure such breach, provided that if such breach is not reasonably capable of cure within such [***] period, but is capable of cure within [***] from the date of such Breach Notification, then the breaching Party may submit, within [***] of such Breach Notification, a reasonable cure plan to remedy such breach as soon as possible and in any event prior to the end of such [***] period that is reasonably acceptable to the non-breaching Party, and, upon such submission, the [***] cure period will be automatically extended for so long as the breaching Party continues to use reasonable efforts to cure such breach in accordance with the cure plan, but for no more than [***].  [***]

(b)         Disputed Breaches.  If the allegedly breaching Party disputes in good faith the existence, materiality, or cure of the applicable material breach and provides written notice of such dispute to the other Party within the applicable period set forth above, then the matter will be addressed under the dispute resolution provisions in Article 16 (Dispute Resolution), and the termination will not become effective unless and until it has been determined under Article 16 (Dispute Resolution) that the allegedly breaching Party is in material breach of any of its material obligations under this Agreement and has failed to cure the same.  During the pendency of such a dispute, all of the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.  The Parties stipulate and agree that a material breach of CStone’s diligence obligations set forth under Section 5.1 (Development Diligence and Responsibilities) or Section 9.1 (Commercialization Diligence Obligations), or of CStone’s payment obligations set forth under Article 10 (Payments), will be considered a material breach of a material obligation under this Agreement for purposes of this Section 15.2.2 (Termination for Material Breach).

15.2.3    Termination for Patent Challenge.  Except to the extent unenforceable under the Applicable Law, Blueprint may terminate this Agreement by providing written notice of termination to CStone if CStone or its Affiliates or Sublicensees (individually or in association with any Person) contests or assists a Third Party in contesting the scope, validity, or enforceability of any Blueprint Patent Right or Joint Collaboration Patent Right anywhere in the world in any court, tribunal, arbitration proceeding, or other proceeding, including the U.S. Patent and Trademark Office and the U.S. International Trade Commission (a “Patent Challenge”).  In the event of such a Patent Challenge, Blueprint will provide prompt written notice of such Patent Challenge to CStone, which notice must be provided [***] after the first filing of the petition to commence such proceeding, and Blueprint may terminate this Agreement by providing written notice of such termination to CStone within [***] after the conclusion of such Patent Challenge proceeding. If, based on the advice of counsel, Blueprint reasonably believes that termination of this Agreement pursuant to this Section 15.2.3 (Termination for Patent Challenge) is not an available remedy under Applicable Law, then [***].  Notwithstanding the foregoing, Blueprint will not have a right to terminate this Agreement [***] pursuant to this Section 15.2.3 (Termination for Patent Challenge) (a) with respect to any claim that Blueprint first asserts against CStone or any of its Affiliates or Sublicensees where the Patent Challenge is made by CStone or its Affiliates or Sublicensees in defense of such assertion by Blueprint, or (b) if such Patent Challenge was brought by a Sublicensee of CStone and CStone has terminated the sublicense agreement with such Sublicensee (or if CStone has provided such Sublicensee with written notice of such termination and is enforcing such termination) within [***] following Blueprint’s notice of such Patent Challenge.  To be effective, any notice of termination or notice of election to increase payments in lieu of termination pursuant to this Section 15.2.3 (Termination for Patent Challenge) must be provided to CStone in accordance with the time periods set forth under this Section 15.2.3 (Termination for Patent Challenge).  As used herein, a Patent Challenge includes: (i) filing an action under 28 U.S.C. §§ 2201-2202 seeking a declaration of invalidity or unenforceability of any such Patent Right; (ii) filing, or joining in, a petition under 35 U.S.C. § 311 to institute inter partes review of any such Patent Right; (iii) filing, or joining in, a petition under 35 U.S.C. § 321 to institute post-grant review of any such Patent Right or any portion thereof; (iv) filing or commencing any opposition, nullity, or similar proceedings challenging the validity of any such Patent Right in any country or region; or (v) any foreign equivalent of clauses (i), (ii), (iii), or (iv).

15.2.4    Cessation of Development and Commercialization.  If CStone and its Affiliates do not conduct any material Development or Commercialization activities with respect to one or more Collaboration Products [***]and such suspension of activity is not: (a) [***], (b)

[***] (c) [***], or (d) [***], then Blueprint may, at its election, terminate this Agreement with respect to the applicable Collaboration Product upon [***] prior written notice to CStone and such Collaboration Product (and the corresponding Blueprint Compound) will be a Terminated Product for purposes of this Agreement.  Notwithstanding the foregoing, if Blueprint gives a notice of termination to CStone pursuant to this Section 15.2.4 (Cessation of Development or Commercialization), and CStone provides notice during such [***] period that it disputes the basis for termination pursuant to this Section 15.2.4 (Cessation of Development or Commercialization), then this Agreement will not terminate unless and until an arbitrator issues a final award pursuant to Section 16.3 (Arbitration) upholding such basis for termination.

15.2.5    Termination for Insolvency.  Each Party will have the right to terminate this Agreement upon delivery of written notice to the other Party if (a) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (b) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [***] of its filing, or (c) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

15.2.6    Full Force and Effect During Notice Period.  This Agreement will remain in full force and effect until the expiration of the applicable termination notice period.  For clarity, if CStone or any of its Affiliates or Sublicensees achieve any Milestone Event during the termination notice period, then the corresponding Milestone Payment is accrued and CStone will remain responsible for the payment of such Milestone Payment even if the due date of such Milestone Payment occur after the effective date of the termination.

15.3       Effect of Termination.  Upon the termination of this Agreement:

15.3.1    Licenses.  As of the effective date of termination of this Agreement with respect to a Terminated Product, except for the license granted to CStone under Section 2.1.2(b) (and any sublicenses granted under such rights), all licenses and all other rights granted by Blueprint to CStone under the Blueprint Technology for such Terminated Product will terminate and all sublicenses granted by CStone pursuant to Section 2.2 (Sublicensing and Subcontractors) with respect to such Terminated Product will also terminate; provided,  however, that at the request of any Sublicensee who is in good standing under and not in breach of its applicable sublicense agreement, Blueprint will enter into good faith negotiations with any such Sublicensee with respect to potentially entering into a direct license agreement with such Sublicensee.  Each Party will retain its joint ownership interests in the Joint Collaboration Technology.  In addition, upon the termination of this Agreement with respect to one or more Terminated Products that are Blueprint Products or Blueprint Combination Products Blueprint will have, and CStone hereby grants to Blueprint, effective upon such termination, a worldwide, exclusive, fully-paid, royalty-free, perpetual, irrevocable, and sublicenseable (through multiple tiers) license under the CStone General Collaboration Technology, CStone Product Collaboration Technology, CStone’s interests in the Joint Collaboration Technology and any CStone Identified Rights Controlled by CStone as of the effective date of such termination, in each case, to Exploit such Terminated Products that are Blueprint Products or Blueprint Combination Products (as applicable).  In addition, CStone will assign to Blueprint any Third Party IP Agreement pursuant to which CStone then Controls any CStone Identified Rights, if permitted under such Third Party IP Agreement (and will use reasonable efforts to seek any consent required from the applicable Third Party in connection with such an assignment). If such Third Party IP Agreement cannot be assigned to Blueprint, then upon Blueprint’s reasonable request, CStone will maintain such Third Party IP Agreement and Blueprint will pay to CStone [***] of all payments due to the applicable Third Party under any such Third Party IP Agreement in consideration of the sublicense to Blueprint and Blueprint’s Exploitation of such CStone Identified Rights. If CStone is unable to sublicense any CStone Identified Rights to Blueprint pursuant to this Section 15.3.1 (Effect of Termination; Licenses) without the consent of the Third Party, then CStone undertakes, on request from Blueprint, to use reasonable efforts to procure such licenses with respect to the applicable Terminated Product that is a Blueprint Product or Blueprint Combination Product on behalf of Blueprint to the extent that it is able to do so, and Blueprint will pay such fees and agree to be bound by the terms agreed between CStone and the Third Party licensor.

15.3.2    Appointment as Exclusive Distributor.  If CStone is Commercializing any Terminated Product in any region in the Territory as of the effective date of termination of this Agreement with respect to such Terminated Product, then, at Blueprint’s election (in its sole discretion) on a region-by-region basis in the Territory, until such time as all Regulatory Approvals with respect to such Terminated Product in such region have been assigned and transferred to Blueprint, either (a) CStone will appoint Blueprint or its designee as its exclusive distributor of such Terminated Product in such region and grant Blueprint or its designee the right to appoint sub-distributors, to the extent not prohibited by any written agreement between CStone or any of its Affiliates and a Third Party; provided that Blueprint will purchase any and all salable inventory of the Terminated Product held by CStone or its Affiliates as of the effective date of termination with respect to such Terminated Product at a price equal to [***], or (b) CStone will have the continued right to sell the Terminated Product in such region from its inventory; provided, however, that CStone’s obligations under this Agreement with respect to all such Terminated Product that CStone sells, including the obligation to remit Royalty Payments to Blueprint hereunder, will continue in full force and effect during such period.

15.3.3    Regulatory Submissions and Regulatory Approvals.  To the extent requested by Blueprint following the date that a Party provides notice of termination of this Agreement with respect to a Terminated Product, CStone will and hereby does, and will cause its Affiliates and Sublicensees to, (a) [***], assign and transfer to Blueprint or its designee all of CStone’s rights, title, and interests in and to all Regulatory Submissions and Regulatory Approvals for such Terminated Product then owned or Controlled by CStone or any of its Affiliates or Sublicensees, and (b) to the extent assignment pursuant to clause (a) is delayed or is not permitted by the applicable Regulatory Authority, permit Blueprint to cross-reference and rely upon any Regulatory Submissions and Regulatory Approvals filed by CStone with respect to such Terminated Product.  CStone will take all steps necessary to transfer ownership of all such assigned Regulatory Submissions and Regulatory Approvals to Blueprint, including submitting to each applicable Regulatory Authority a letter or other necessary documentation (with a copy to Blueprint) notifying such Regulatory Authority of the transfer of such ownership of each Regulatory Submission and Regulatory Approval.  In addition, upon Blueprint’s written request, CStone will, at its cost and expense (unless this Agreement is terminated by CStone pursuant to Section 15.2.2 (Termination for Material Breach) or Section 15.2.5 (Termination for Insolvency), in which case Blueprint will bear all such costs and expenses), provide to Blueprint copies of all material related documentation, including material non-clinical, preclinical, and clinical data that are held by or reasonably available to CStone or its Affiliates or Sublicensees.  The Parties will discuss and establish appropriate arrangements with respect to safety data exchange, provided that Blueprint will assume all safety and safety database activities with respect to any Terminated Product no later than [***] after the effective date of termination of this Agreement with respect to such Terminated Product.

15.3.4    Assignment and Disclosure.  To the extent requested by Blueprint following the date that a Party provides notice of termination of this Agreement with respect to a Terminated Product, CStone will promptly upon request (and in any event within [***]):

(a)         assign and transfer to Blueprint or its designee all of CStone’s rights, title, and interests in and to all clinical trial agreements, manufacturing and supply agreements, and distribution agreements (to the extent assignable and not cancelled), confidentiality and other agreements, data and other Know-How  (including commercial information) in CStone’s Control, in each case, relating to such Terminated Product and that are necessary or useful for the Exploitation of such Terminated Product;

(b)         disclose to Blueprint or its designee all documents, records, and materials related to such Terminated Product that are controlled by CStone or that CStone is able to obtain using reasonable efforts, and that embody the foregoing; and

(c)         assign and transfer to Blueprint or its designee all of CStone’s rights, title, and interests in and to any promotional materials, training materials, medical education materials, packaging and labeling, and all other literature or other information related to such Terminated Product and copyrights and any registrations for the foregoing.

Unless this Agreement is terminated by CStone pursuant to Section 15.2.2 (Termination for Material Breach) or Section 15.2.5 (Termination for Insolvency), the costs and expenses associated with the assignments set forth in this Section 15.3.4 (Assignment and Disclosure) will be borne by CStone.  To the extent that any agreement or other asset described in this Section 15.3.4 (Assignment and Disclosure) is not assignable by CStone, then such agreement or other asset will not be assigned, and upon the request of Blueprint, CStone will take such steps as may be necessary to allow Blueprint to obtain and to enjoy the benefits of such agreement or other asset, without additional payment therefor, in the form of a license or other right to the extent CStone has the right and ability to do so.  For clarity, Blueprint will have the right to request that CStone take any or all of the foregoing actions in whole or in part, or with respect to all or any portion of the assets set forth in this Section 15.3.4 (Assignment and Disclosure).

15.3.5    Regulatory Transfer Support.  In furtherance of the assignment of Regulatory Submissions and Regulatory Approvals and other data pursuant to Section 15.3.3 (Regulatory Submissions and Regulatory Approvals) and Section 15.3.4 (Assignment and Disclosure), CStone will appoint Blueprint as CStone’s or its Affiliate’s agent for all Terminated Product-related matters involving Regulatory Authorities until all Regulatory Approvals, Regulatory Submissions, and other governmental or regulatory filings that are not then in Blueprint’s or its Affiliate’s name have been assigned to Blueprint or its designee.  In the event of failure to obtain such assignment, CStone hereby consents and grants to Blueprint the right to access and reference (without any further action required on the part of CStone, whose authorization to file this consent with any Regulatory Authority is hereby granted) any such item with respect to the applicable Terminated Products.

15.3.6    Know-How Transfer Support.  In furtherance of the assignment of Know-How pursuant to Section 15.3.4 (Assignment and Disclosure) and in addition to the requirements in Section 15.3.9 (Supply of a Terminated Product), CStone will for a period of [***] with respect to a Terminated Product, provide such consultation or other assistance as Blueprint may reasonably request to assist Blueprint in becoming familiar with such Know-How in order for Blueprint to undertake further Exploitation of such Terminated Product, [***].

15.3.7    Inventory.  At Blueprint’s election and request, CStone will transfer to Blueprint or its designee some or all inventory of each Terminated Product (including all final product, bulk drug substance, intermediates, works-in-process, formulation materials, reference standards, drug product clinical reserve samples, packaged retention samples, and the like) then in the possession or Control of CStone, its Affiliates or Sublicensees; provided that Blueprint will pay CStone a price equal to [***].

15.3.8    Wind Down and Transition.  CStone will be responsible, at its own cost and expense (unless this Agreement is terminated by CStone pursuant to Section 15.2.2 (Termination for Material Breach) or Section 15.2.5 (Termination for Insolvency), in which case Blueprint will bear all such costs and expenses), for the wind-down of CStone’s and its Affiliates’ and its Sublicensees’ Exploitation of each Terminated Product.  CStone will, and will cause its Affiliates and Sublicensees to, reasonably cooperate with Blueprint to facilitate orderly transition of the Exploitation of each Terminated Product to Blueprint or its designee, including (a) assigning or amending as appropriate, upon request of Blueprint, any agreements or arrangements with Third Party vendors (including distributors) to Exploit each Terminated Product or, to the extent any such Third Party agreement or arrangement is not assignable to Blueprint, reasonably cooperating with Blueprint to arrange to continue to provide such services for a reasonable time after termination of this Agreement with respect to such Terminated Product; and (b) to the extent that CStone or its Affiliate is performing any activities described in the foregoing clause (a), reasonably cooperating with Blueprint to transfer such activities to Blueprint or its designee and continuing to perform such activities on Blueprint’s behalf for a reasonable time after termination of this Agreement with respect to such Terminated Product until such transfer is completed.

15.3.9    Supply of Terminated Product that is a Blueprint Product.  If, as of the effective date of termination of this Agreement, Blueprint has completed the Manufacturing Technology Transfer for a Terminated Product that is a Blueprint Product and CStone is Manufacturing such Terminated Product, then at Blueprint’s written request, CStone will supply to Blueprint such quantities of such Terminated Product (in bulk drug substance, bulk drug product, or finished drug product form, as requested by Blueprint) as Blueprint indicates in written forecasts and orders therefor from time to time at price equal to [***] until the later of (a) [***] and (b) [***].  In addition, upon Blueprint’s request, CStone will (i) provide a [***] technology transfer to Blueprint or its designee of information and materials that are necessary or reasonably useful for Blueprint or its designee to Manufacture such Terminated Product in each formulation of such Terminated Product, including providing reasonable assistance to Blueprint or its designee in connection therewith upon request, and (ii) assign to Blueprint any agreement that [***] relates to the Manufacture or supply of such Terminated Product in the Territory, to the extent that such contract is assignable.  If any such agreement is not assignable, then CStone will cooperate with Blueprint in all reasonable respects to secure the consent of the applicable Third Party to such assignment or to cause such Third Party to enter into a separate agreement with Blueprint on terms substantially similar to those granted to CStone.  Blueprint will reimburse CStone for all undisputed out-of-pocket costs reasonably incurred by or on behalf of CStone in connection with such technology transfer, assignments, and cooperation within [***] after receiving CStone’s invoice therefor.  CStone will not be obligated to conduct any negotiation, provide any legal assistance, or make any payments, in connection with any assistance pursuant to this Section 15.3.9 (Supply of Terminated Product).

15.3.10 Ongoing Clinical Trials.

(a)         Transfer to Blueprint.  If, as of the effective date of termination of this Agreement with respect to a Terminated Product, CStone or its Affiliates are conducting any Clinical Trials for such Terminated Product, then, at Blueprint’s election on a Clinical Trial-by-Clinical Trial basis, CStone will fully cooperate, and will ensure that its Affiliates fully cooperate, with Blueprint to transfer the conduct of such Clinical Trial to Blueprint or its designees.  If Blueprint so elects, then CStone will continue to conduct such Clinical Trial, at Blueprint’s cost, to enable such transfer to be completed without interruption of any such Clinical Trial (including the assignment of all related Regulatory Submissions and investigator and other agreements related to such Clinical Trials).  Blueprint will assume any and all liability for the conduct of such transferred Clinical Trial for a Terminated Product after the effective date of such transfer (except to the extent arising prior to the transfer date or from any willful misconduct or negligent act or omission by CStone, its Affiliates or their respective employees, agents and contractors).  CStone will provide such knowledge transfer and other training to Blueprint or its designated Affiliate or Third Party as reasonably necessary for Blueprint or such designated Affiliate or Third Party to continue such Clinical Trial for the applicable Terminated Product.

(b)         Wind-Down.  If Blueprint does not elect to assume control of any such Clinical Trials for a Terminated Product, then CStone will, in accordance with accepted pharmaceutical industry norms and ethical practices, wind-down the conduct of any such Clinical Trial in an orderly manner.  CStone will be responsible for any costs and expenses associated with such wind-down.

15.3.11 Return of Confidential Information.  At the Disclosing Party’s election, the Receiving Party will return (at Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party relating to any Terminated Product that are in the Receiving Party’s or its Affiliates’ or Sublicensees’ possession or control and provide written certification of such destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the Receiving Party has the continuing right to use the Confidential Information under this Agreement); provided that the Receiving Party may retain one copy of such Confidential Information for its legal archives.  Notwithstanding anything to the contrary set forth in this Agreement, the Receiving Party will not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

15.3.12 Further Assistance.  CStone will provide any other assistance or take any other actions, in each case, reasonably requested by Blueprint as necessary to transfer to Blueprint the Exploitation of any Terminated Product, and will execute all documents as may be reasonably requested by Blueprint in order to give effect to this Section 15.3 (Effect of Termination).

15.3.13 Termination by CStone for Breach.  If CStone terminates this Agreement pursuant to Section 15.2.2 (Termination for Material Breach), then the licenses granted to Blueprint in Section 15.3.1 (Licenses) will, on a Terminated Product-by-Terminated Product basis[***].

15.4       Termination Press Releases.  In the event of termination of this Agreement for any reason and subject to the terms of Section 11.9.1 (Press Release), the Parties will cooperate in good faith to coordinate public disclosure of such termination and the reasons therefor, and will not, except to the extent required by Applicable Law, disclose such information without the prior approval of the other Party.  In any such disclosures, the Parties will observe the principles of accuracy, compliance with Applicable Law, and regulatory guidance documents, and reasonable sensitivity to potential negative investor reaction to such news.

15.5       Survival.  Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination.  Without limiting the foregoing, the following provisions of this Agreement will survive the expiration or termination of this Agreement: Article 1 (Definitions), Section 2.1.2(b) (Outside of Territory), Section 2.3.2 (Outside of Territory), Section 5.12 (Development Records), Section 10.3.4 (Royalty Reports and Payments) (with respect to payments becoming due during the Term), Section 10.5 (Other Amounts Payable) (with respect to amounts becoming due during the Term), Section 10.11 (Financial Records and Audits) (with respect to payments becoming due during the Term), Section 11.1 (Duty of Confidence), Section 11.2 (Confidential Information), Section 11.3 (Exemptions), Section 11.4 (Authorized Disclosures), Section 11.6 (Tax Treatment), Section 11.7 (Publications), Section 11.10 (Attorney-Client Privilege), Section 12.7 (Time for Claims), Article 13 (Indemnification), Section 14.1.1 (Ownership), Section 14.1.3 (Assignment; Ownership of Joint Collaboration Technology), Section 14.3.3 (Joint Collaboration Technology), Section 14.3.4 (Cooperation), Section 14.9.3 (Ownership), Section 15.1 (Term), Section 15.3 (Effect of Termination), Section 15.5 (Survival), Section 15.6 (Termination Not Sole Remedy), Article 16 (Dispute Resolution), and Article 17 (Miscellaneous).

15.6       Termination Not Sole Remedy.  Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything to the contrary set forth in this Agreement, all other remedies will remain available except as expressly set forth herein.

Article 16

DISPUTE RESOLUTION

16.1       General.  The Parties recognize that a dispute may arise relating to this Agreement (a “Dispute”).  Except as otherwise expressly set forth in this Agreement, any Dispute, including Disputes that may involve the Affiliates of any Party, will be resolved in accordance with this Article 16 (Dispute Resolution).

16.2       Negotiation; Escalation.  The Parties will negotiate [***] to settle any Dispute under this Agreement, other than matters subject to resolution under Article 3 (Governance).  Any Dispute as to the breach, enforcement, interpretation, or validity of this Agreement will be referred to the Executive Officers for attempted resolution.  If the Executive Officers are unable to resolve such Dispute within [***] after such Dispute is referred to them, then, upon the written request of either Party to the other Party, other than a Dispute relating to the scope, validity, enforceability, or infringement of any Patent Rights or trademark rights (which will be submitted for resolution to a court of competent jurisdiction in the country or region in which such Patent Rights or trademark rights were granted or arose), the Dispute will be subject to arbitration in accordance with Section 16.3 (Arbitration).

16.3       Arbitration.

16.3.1    Rules.  In the event of a Dispute that cannot be resolved between the Parties or the Executive Officers as set forth in Section 16.2 (Negotiation; Escalation), either Party will be free to institute binding arbitration with respect to such dispute in accordance with this Section 16.3 (Arbitration) upon written notice to the other Party (an “Arbitration Notice”) and seek remedies as may be available.  Any dispute unresolved under this Section 16.3 (Arbitration) will be settled by binding arbitration administered by the International Chamber of Commerce (“ICC”) (or any successor entity thereto) and in accordance with the ICC Rules of Arbitration then in effect, as modified in this Section 16.3 (Arbitration) (the “Rules”), except to the extent such rules are inconsistent with this Section 16.3 (Arbitration), in which case this Section 16.3 (Arbitration) will control.

16.3.2    Selection of Arbitrators.  Upon receipt of an Arbitration Notice by a Party, the applicable dispute will be resolved by final and binding arbitration before a panel of three arbitrators (the “Arbitrators”), with each arbitrator having [***] of experience in the biotechnology or pharmaceutical industry and subject matter expertise with respect to the matter subject to arbitration.  Any Arbitrator chosen hereunder will have educational training and industry experience sufficient to demonstrate a reasonable level of scientific, financial, medical, and industry knowledge relevant to the particular dispute.  Each Party will promptly select one Arbitrator, which selections will in no event be made later than [***] after receipt of the Arbitration Notice.  The third Arbitrator will be chosen promptly by agreement of the Arbitrators chosen by each Party, but in no event later than [***] after the date on which the last of such Arbitrators was appointed.

16.3.3    Decisions.  The Arbitrators’ decision and award will be made within [***] of the filing of the arbitration demand and the Arbitrators will agree to comply with this schedule before accepting appointment.  However, this time limit may be extended by agreement of the Parties or by the Arbitrators.  The Arbitrators will be authorized to award compensatory damages, but will not be authorized to reform, modify, or materially change this Agreement.  The Arbitrators will, within [***] after the conclusion of the hearing, issue a written award and statement of decision describing the material facts and the grounds for the conclusions on which the award is based, including the calculation of any damages awarded.  The proceedings and decisions of the arbitrator will be confidential, final, and binding on the Parties, and judgment upon the award of such arbitrator may be entered in any court having jurisdiction thereof.

16.3.4    Responsibility for Costs.  Each Party will bear its own costs and expenses (including legal fees and expenses) relating to the arbitration proceeding, except that the fees of the Arbitrators and other related costs of the arbitration will be shared equally by the Parties, unless the Arbitrators determine that a Party has incurred unreasonable expenses due to vexatious or bad faith positions taken by the other Party, in which event the Arbitrators may make an award of all or any portion of such expenses (including legal fees and expenses) so incurred.

16.3.5    Limitations.  The Arbitrators will be required to render the decision in writing and to comply with, and the award will be limited by, any express provisions of this Agreement relating to damages or the limitation thereof.  No Arbitrator will have the power to award punitive damages under this Agreement regardless of whether any such damages are contained in a proposal, and such award is expressly prohibited.

16.3.6    Effectiveness of Agreement.  Unless the Parties otherwise agree in writing, during the period of time during which any arbitration proceeding is pending under this Agreement, (a) the Parties will continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending arbitration proceeding; and (b) in the event that the subject of the Dispute relates to the exercise by a Party of a termination right hereunder, including in the case of a material breach of this Agreement, the effectiveness of such termination will be stayed until the conclusion of the proceedings under this Section 16.3 (Arbitration).

16.3.7    Confidential Proceedings.  All arbitration proceedings and decisions of the Arbitrators under this Section 16.3 (Arbitration) will be Confidential Information of both Parties and subject to the terms of Article 11 (Confidentiality; Publication).  The arbitration proceedings will take place in New York, New York, in the English language.

16.3.8    Equitable Relief.  Nothing in this Section 16.3 (Arbitration) will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction, or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

Article 17

MISCELLANEOUS

17.1       Assignment.  This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party.  Notwithstanding the foregoing, Blueprint may assign its rights to receive payments under this Agreement to one or more Persons without consent of CStone (including as part of a royalty factoring transaction), and either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder (a) in whole or in part to an Affiliate of such Party, or (b) in whole to its successor-in-interest in connection with the sale of all or substantially all of its assets to which this Agreement relates, whether in a merger, acquisition, or similar transaction or series of related transactions; provided that in the case of the foregoing clause (a) or (b), the assigning Party provides written notice of such assignment to the non-assigning Party within [***] after the effective date of such assignment.  Any attempted assignment of this Agreement not in accordance with this Section 17.1 (Assignment) will be null, void, and of no legal effect.  Any permitted assignee will assume all assigned obligations of its assignor under this Agreement.  The terms of this Agreement will be binding upon, and will inure to the benefit of, the Parties and their respected successors and permitted assigns.

17.2       Limitation of Liability.  NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, OR DAMAGES FOR LOSS OF PROFIT IN CONNECTION WITH THIS AGREEMENT, IN EACH CASE, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 17.2 (LIMITATION OF LIABILITY) IS INTENDED TO OR WILL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 13.1 (BY CSTONE ) OR SECTION 13.2 (BY BLUEPRINT), OR DAMAGES AVAILABLE TO A PARTY FOR THE OTHER PARTY’S BREACH OF ITS OBLIGATIONS HEREUNDER RELATING TO ARTICLE 10 (CONFIDENTIALITY; PUBLICATION), MISAPPROPRIATION OR INFRINGEMENT OF INTELLECTUAL PROPERTY OWNED OR CONTROLLED BY SUCH PARTY, OR THE OTHER PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 2.6 (EXCLUSIVITY) OR SECTION 12.4 (COVENANTS OF THE PARTIES).

17.3       Severability.  If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, then unless the absence of the invalidated provisions adversely affects the substantive rights of the Parties.  The Parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provisions with valid, legal, and enforceable provisions that, insofar as practical, implement the purposes of this Agreement.

17.4       Notices.  All notices that are required or permitted hereunder will be in writing and sufficient if delivered by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, and in each case, addressed as follows (with a courtesy copy sent by email, which will not constitute notice):

If to Blueprint:

Blueprint Medicines Corporation

45 Sidney Street

Cambridge MA 02139 USA

Attention: Chief Executive Officer

with a copy to:

Blueprint Medicines Corporation

45 Sidney Street

Cambridge MA 02139 USA

Attention: Chief Legal Officer

Email: [***]

If to CStone:

CStone Pharmaceuticals (Shanghai) Co., Ltd.

1000 Zhangheng Road, Building 25

Pudong New District, Shanghai

China 201203

Attention: Chief Executive Officer

with a copy to:

CStone Pharmaceuticals (Shanghai) Co., Ltd.

1000 Zhangheng Road, Building 25

Pudong New District, Shanghai

China 201203

Attention: Head of Corporate Development

Email: [***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice will be deemed to have been given: (a) on the Business Day after dispatch if sent by internationally-recognized overnight courier; or (b) on the fifth Business Day after dispatch if sent by registered or certified mail, postage prepaid, return receipt requested.

17.5       Governing Law.  This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the breach thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by, and enforced in accordance with, the internal laws of the State of New York, including its statutes of limitations without giving effect to the conflicts of law provisions thereunder.

17.6       Force Majeure.  Both Parties will be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse will continue only so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  When the force majeure no longer exists, the affected Party must promptly resume performance.  For purposes of this Agreement, force majeure will include conditions beyond the reasonable control of the non-performing Party, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, failure of plant or machinery and act (or failure to act) of a government of any country or of any Governmental Authority (other than as a result of the non-performing Party’s failure to comply with Applicable Law).  Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder because of a force majeure affecting such Party.

17.7       Entire Agreement; Amendments.  This Agreement, together with the Schedules hereto, contains the entire understanding of the Parties with respect to the collaboration and the licenses granted hereunder.  Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the collaboration and the licenses granted hereunder are superseded by the terms of this Agreement, including [***].  The Schedules to this Agreement are incorporated herein by reference and will be deemed a part of this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of each Party.  The foregoing will not be interpreted as a waiver of any remedies available to either Party or its Affiliates as a result of any breach, prior to the Effective Date, by the other Party or its Affiliates of such Party’s or its Affiliate’s obligations pursuant to the Confidentiality Agreement.

17.8       Headings.  The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections of this Agreement.

17.9       Independent Contractors.  It is expressly agreed that Blueprint and CStone will be independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture or agency.  Neither Blueprint nor CStone will have the authority to make any statements, representations, or commitments of any kind, or to take any action that is binding on the other Party without the prior written consent of the other Party.

17.10     Performance by Affiliates.  Notwithstanding anything to the contrary set forth in this Agreement, ether Party will have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any Affiliate.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

17.11     Waiver.  Any waiver of any provision of this Agreement will be effective only if in writing and signed by Blueprint and CStone.  No express or implied waiver by a Party of any default under this Agreement will be a waiver of a future or subsequent default.  The failure or delay of any Party in exercising any rights under this Agreement will not constitute a waiver of any such right, and any single or partial exercise of any particular right by any Party will not exhaust the same or constitute a waiver of any other right provided in this Agreement.

17.12     Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

17.13     Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

17.14     Business Day Requirements.  If any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day, then such notice or other action or omission will be deemed to be required to be taken on the next occurring Business Day.

17.15     Further Actions.  Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.16     Non-Solicitation of Employees.  [***], each Party agrees that neither it nor any of its Affiliates will recruit, solicit, or induce any employee of the other Party that such Party knew was directly and substantially involved in the Exploitation of Blueprint Compounds and Collaboration Products under this Agreement to terminate his or her employment with such other Party and become employed by or consult for such Party, whether or not such employee is a full-time employee of such other Party, and whether or not such employment is pursuant to a written agreement or is at-will.  For purposes of the foregoing, “recruit,” “solicit,” or “induce” will not be deemed to mean (a) circumstances where an employee of a Party (i) initiates contact with the other Party or any of its Affiliates with regard to possible employment; or (ii) responds to general solicitations of employment not specifically targeted at employees of a Party or any of its Affiliates, including responses to general advertisements or postings, and (b) discussions, interviews, negotiations, offers, or acceptances of employment or similar activities that arise as a result of circumstances described in the foregoing clause (a).

17.17     Construction.  Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes,” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person will be construed to include the person’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder” and words of similar import, will each be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Schedules, or Exhibits will be construed to refer to Articles, Sections, Schedules, or Exhibits of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” “approve,” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

17.18     Language; Translations.  This Agreement is in the English language only, which language will be controlling in all respects, and all versions hereof in any other language will be for accommodation only and will not be binding upon the Parties.  All communications and notices to be made or given by one Party to the other pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, will be in the English language.  If there is a discrepancy between any translation of this Agreement and any non-English translation of this Agreement, this Agreement will prevail.  Upon Blueprint’s request, CStone will provide to Blueprint any documentation in English already in CStone’s possession.  For other data, information, documents or other materials, CStone will provide to Blueprint [***] in English upon Blueprint’s reasonable request.  In addition, at Blueprint’s request, CStone will provide a full English translation of such data, information, or other materials [***].  CStone will be responsible [***] for the translation to Chinese of any documentation provided by Blueprint, including those provided prior to the Effective Date or with respect to which translation was commenced prior to the Effective Date. [***]

17.19     Counterparts.  This Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument.  Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

{Signature Page Follows}

IN WITNESS WHEREOF, the Parties intending to be bound have caused this License and Collaboration Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

Blueprint Medicines Corporation

By:	/s/ Jeffrey W. Albers

Name:	Jeffrey W. Albers

Title:	President and Chief Executive Officer

CStone Pharmaceuticals

By:	/s/ Frank Jiang

Name:	Frank Jiang

Title:	Chief Executive Officer

Corporate Seal of CStone Pharmaceuticals

[Signature Page to License and Collaboration Agreement]

Schedule 1.52

Blueprint Patent Rights

Country	Title	Application No.	Publication No.
[***]	[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]

Schedule 11.9.1

Press Release

Blueprint Medicines and CStone Pharmaceuticals Announce Exclusive Collaboration and License Agreement to Develop and Commercialize Avapritinib, BLU-554 and BLU-667 in Greater China

-- Combines Blueprint Medicines’ Lead Clinical Programs with CStone Pharmaceutical’s Regional Expertise --

-- Expands BLU-554 Development Program in Hepatocellular Carcinoma with Plans to Bring Ongoing

Monotherapy Trial to China and Initiate Proof-of-Concept Combination Trial with CS1001 in China --

-- Blueprint Medicines to Receive $40 Million Upfront Payment and is Eligible to Receive Up to $346 Million in Potential Development, Regulatory and Sales-Based Milestones --

CAMBRIDGE, Mass. and SUZHOU, China, June 4, 2018 – Blueprint Medicines Corporation (NASDAQ:BPMC), a leader in discovering and developing targeted kinase medicines for patients with genomically defined diseases, and CStone Pharmaceuticals, a privately-held biopharmaceutical company devoted to developing a new generation of innovative drugs, today announced an exclusive collaboration and license agreement for the development and commercialization of avapritinib, BLU-554 and BLU-667 in China, Hong Kong, Macau and Taiwan, either as monotherapies or combination therapies. Discovered and developed by Blueprint Medicines, avapritinib, BLU-554 and BLU-667 are potent and highly selective investigational kinase medicines that have each demonstrated clinical proof-of-concept in genomically defined subsets of patients with cancer. Blueprint Medicines will retain all rights to the licensed products in the rest of the world.

The collaboration strengthens CStone Pharmaceuticals’ portfolio with exclusive rights in the territory to three clinical-stage targeted therapies and expands Blueprint Medicines’ global efforts to address patient populations with high unmet needs. CStone Pharmaceuticals will lead clinical development of the licensed products in the territory by leveraging its regulatory expertise and broad local network, with the goal of commercializing the licensed products in the territory either as monotherapies or combination therapies. In addition, the companies plan to initiate a proof-of-concept clinical trial in China evaluating BLU-554 in combination with CS1001, a clinical-stage anti-programmed death ligand-1 (PD-L1) immunotherapy being developed by CStone Pharmaceuticals, as a first-line therapy for patients with hepatocellular carcinoma (HCC).

“Founded by seasoned executives with deep global and regional development experience and with a growing portfolio of potentially complementary cancer therapies, CStone Pharmaceuticals is an ideal partner in China,” said Jeff Albers, Chief Executive Officer of Blueprint Medicines. “With recent regulatory reforms in China and the emergence of innovative companies like CStone Pharmaceuticals, we believe this forward-looking collaboration has the potential to expand our ability to address significant patient needs in Greater China while supporting global development of avapritinib, BLU-554 and BLU-667. In particular, we are excited to announce the expansion of the BLU-554 clinical development program in China, where more than half of all new cases of hepatocellular carcinoma worldwide occur each year.”

“We are thrilled to enter into this collaboration with Blueprint Medicines, a leader in the discovery and development of highly selective kinase medicines, as the first step in a potentially long-term strategic partnership,” said Frank Jiang, Chief Executive Officer of CStone Pharmaceuticals. “Based on the compelling clinical data reported to date, we believe Blueprint Medicines’ targeted therapies – avapritinib, BLU-554 and BLU-667 – hold promise for dramatically altering the treatment landscape for patients in China with gastrointestinal stromal tumors, hepatocellular carcinoma, non-small cell lung cancer and other cancers. In addition, our rich pipeline of investigational cancer medicines enables exploration of combination treatment approaches with the potential to further improve patient outcomes worldwide.”

Subject to the terms of the agreement, Blueprint Medicines will receive an upfront cash payment of $40.0 million and will be eligible to receive up to approximately $346.0 million in potential milestone payments, including $118.5 million related to development and regulatory milestones and $227.5 million related to sales-based milestones. In addition, CStone Pharmaceuticals will be obligated to pay Blueprint Medicines tiered percentage royalties on a licensed product-by-licensed product basis ranging from the mid-teens to low twenties on annual net sales of each licensed product in the territory, subject to adjustment in specified circumstances.

Pursuant to the terms of the agreement, CStone Pharmaceuticals will be responsible for conducting all development and commercialization activities in the territory related to the licensed products. In addition, CStone Pharmaceuticals will be responsible for costs related to the development of the licensed products in the territory, other than specified costs related to the development of BLU-554 as a combination therapy in the territory that will be shared by the companies.

About Avapritinib

Avapritinib is an orally available, potent and highly selective inhibitor of KIT and PDGFRα. Preclinical data have shown that avapritinib is active across a broad spectrum of KIT and PDGFRα mutations, including KIT D816V, PDGFRα D842V and KIT exon 17 mutations, for which there are limited or no effective treatment options. Blueprint Medicines is initially developing avapritinib, an investigational medicine, for the treatment of patients with advanced gastrointestinal stromal tumors (GIST) and advanced systemic mastocytosis.

In June 2017, avapritinib received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA) for the treatment of patients with unresectable or metastatic GIST harboring the PDGFRα D842V mutation. Previously, the FDA granted orphan drug designation and fast track designation to avapritinib. In addition, the European Commission has granted orphan drug designation to avapritinib. In May 2018, Blueprint Medicines announced plans to submit a New Drug Application to the FDA for avapritinib for the treatment of PDGFRα D842V-driven GIST in the first half of 2019.

About BLU-554

BLU-554 is an orally available, potent, irreversible inhibitor of FGFR4. BLU-554 was specifically designed by Blueprint Medicines to inhibit FGFR4 with exquisite selectivity, thereby sparing the paralogs FGFR1, FGFR2 and FGFR3. Blueprint Medicines is developing BLU-554, an investigational medicine, for the treatment of patients with FGFR4-activated HCC. Blueprint Medicines estimates that approximately 30 percent of patients with HCC have tumors with aberrantly activated FGFR4 signaling. The FDA has granted orphan drug designation to BLU-554.

About BLU-667

BLU-667 is an orally available, potent and highly selective inhibitor designed to target RET fusions, mutations and predicted resistance mutations. Blueprint Medicines is developing BLU-667, an investigational medicine, for the treatment of patients with RET-altered non-small cell lung cancer (NSCLC), medullary thyroid cancer and other solid tumors. BLU-667 was discovered by Blueprint Medicine’s research team leveraging its proprietary compound library. The FDA has granted orphan drug designation to BLU-667.

About CS1001

CS1001 is an investigational monoclonal antibody directed against PD-L1 being developed by CStone Pharmaceuticals. Authorized by the U.S.-based Ligand Corporation, CS1001 is a monoclonal antibody developed by the OMT transgenic animal platform, which can generate fully human antibodies in one step. As a fully human, full-length anti-PD-L1 monoclonal antibody, CS1001 mirrors natural G-type immune globulin 4 (IgG4) human antibody, which could reduce the risk of immunogenicity and potential toxicities in patients, a unique advantage over similar drugs.

A first-in-human Phase I study (CS1001-101) has been conducted by CStone Pharmaceuticals since October 2017 to evaluate the safety, tolerability, pharmacokinetics and anti-tumor activity of CS1001 in patients with advanced tumors in China. The Phase Ia (dose escalation) portion was completed in May 2018, and the Phase Ib (dose expansion) portion has recently started patient recruitment. In parallel, several pivotal studies are underway, including tumor types with high incidence and prevalence rates in China.

About Blueprint Medicines

Blueprint Medicines is developing a new generation of targeted and potent kinase medicines to improve the lives of patients with genomically defined diseases. Its approach is rooted in a deep understanding of the genetic blueprint of cancer and other disease driven by the abnormal activation of kinases. Blueprint Medicines is advancing multiple programs in clinical development for subsets of patients with gastrointestinal stromal tumors, hepatocellular carcinoma, systemic mastocytosis, non-small cell lung cancer, medullary thyroid cancer and other advanced solid tumors, as well as multiple programs in research and preclinical development. For more information, please visit www.blueprintmedicines.com.

About CStone Pharmaceuticals

[***]CStone Pharmaceuticals is a clinical stage biopharmaceutical company devoted to the development of innovative drugs. With a broad pipeline, the company engages in the development of cancer therapeutics with a special focus on immuno-oncology based combination therapies. All members of the management team are seasoned executives from top multinational pharmaceutical companies. CStone has successfully built up its core competency in clinical development and translational medicine. The company is backed by prestigious VC/PE funds via two financing rounds to date, raising $150 million in a Series A round in July 2016, followed by $260 million in a Series B round in May 2018. With an experienced team, a rich pipeline, a robust R&D model, and substantial funding, CStone is well positioned as the partner of choice for multinational pharmaceutical / biotech companies to develop drugs in China and the Asia-Pacific region. For more information about CStone Pharmaceuticals, please visit: www.cstonepharma.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the collaboration and license agreement between Blueprint Medicines and CStone Pharmaceuticals, including anticipated milestone and other payments under the collaboration; expectations regarding Blueprint Medicines’ ability to expand its programs for avapritinib, BLU-554 and BLU-667 globally and in the territory; the potential benefits of Blueprint Medicines’ or CStone Pharmaceuticals’ current and future drug candidates, whether as a monotherapy or combination therapy, in treating patients, including patients in the territory; expectations regarding the impact of current or future regulatory reforms in the territory; plans and expectations regarding combination treatment approaches with CStone Pharmaceuticals’ current or future drug candidates; plans and timelines for expanding Blueprint Medicines’ ongoing Phase 1 clinical trial for BLU-554 to the territory; plans and timelines for initiating a proof-of-concept clinical trial in China evaluating BLU-554 in combination with CS1001 as a first-line therapy for patients with HCC; expectations regarding Blueprint Medicines’ global efforts to address patient populations with high unmet needs; and Blueprint Medicines’ strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to the delay of any current or planned clinical trials or the development of Blueprint Medicines’ drug candidates, including avapritinib, BLU-554, BLU-667 and BLU-782; Blueprint Medicines’ advancement of multiple early-stage efforts; Blueprint Medicines’ ability to successfully demonstrate the safety and efficacy of its drug candidates; the preclinical and clinical results for Blueprint Medicines’ drug candidates, which may not support further development of such drug candidates; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; Blueprint Medicines’ ability to develop and commercialize companion diagnostic tests for its current and future drug candidates, including companion diagnostic tests for BLU-554 for FGFR4-driven HCC, avapritinib for PDGFRα D842V-driven GIST and BLU-667 for RET-driven NSCLC; the success of Blueprint Medicines’ current and future collaborations, including its cancer immunotherapy collaboration with F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. and its collaboration with CStone Pharmaceuticals. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Blueprint Medicines’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, as filed with the Securities and Exchange Commission (SEC) on May 2, 2018, and any other filings that Blueprint Medicines has made or may make with the SEC in the future. Any forward-looking statements contained in this press release represent Blueprint Medicines’ views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Blueprint Medicines explicitly disclaims any obligation to update any forward-looking statements.

Blueprint Medicines Investor and Media Relations Contacts

Kristin Hodous

617-714-6674

KHodous@blueprintmedicines.com

Jim Baker

617-844-8236

JBaker@blueprintmedicines.com

CStone Pharmaceuticals Media and Investor Relations Contacts

[***]Bing Yuan

+86-21-61047718

yuanb@cstonepharma.com

Schedule 12.3.2

CStone In-Licenses

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